UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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IRONWOOD PHARMACEUTICALS, INC.

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2023 Proxy Statement

Notice of Annual Meeting of Stockholders to be held Tuesday, June 20, 2023

Ironwood®

100 Summer Street, Suite 2300
Boston, Massachusetts 02110
NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS OF
IRONWOOD PHARMACEUTICALS, INC.
Date:	Tuesday, June 20, 2023
Time:	9:00 a.m. Eastern Time
Location:
Our 2023 annual meeting of stockholders will be a “virtual meeting.” You will be able to attend the annual meeting, vote and submit questions via live webcast by visiting www.virtualshareholdermeeting.com/IRWD2023.

Purpose:	We are holding the annual meeting for stockholders to consider five company sponsored proposals:

1.
To elect our nine director nominees, Mark Currie, Ph.D., Alexander Denner, Ph.D., Andrew Dreyfus, Jon Duane, Marla Kessler, Thomas McCourt, Julie McHugh, Catherine Moukheibir and Jay Shepard, each to serve for a one-year term extending until our 2024 annual meeting of stockholders and their successors are duly elected and qualified;

2.
To hold an advisory vote on named executive officer compensation;

3.
To hold an advisory vote on the frequency of the advisory vote on named executive officer compensation;

4.
To approve an amendment to our 2019 Equity Incentive Plan, or the 2019 Plan, to, among other things, increase the aggregate number of shares of Class A common stock authorized for issuance under the 2019 Plan by 6,000,000 shares; and

5.
To ratify our audit committee’s selection of Ernst & Young LLP as our auditors for 2023.

We will also consider action on any other matter that may be properly brought before the meeting or any postponement(s) or adjournment(s) thereof.
Our board of directors recommends you vote “for” each of the nine nominees for director (proposal no. 1), “for” the advisory vote on named executive officer compensation (proposal no. 2), “one year” for the frequency of the advisory vote on named executive officer compensation (proposal no. 3), “for” the approval of the amendment to our 2019 Plan (proposal no. 4), and “for” ratification of our selection of auditors (proposal no. 5) . Only stockholders of record at the close of business on April 21, 2023 are entitled to notice of and to vote at the meeting.
We are pleased to take advantage of the Securities and Exchange Commission, or SEC, rules that allow us to furnish proxy materials to our stockholders on the internet. We believe these rules allow us to provide you with the information that you need while lowering the costs of delivery and reducing the environmental impact of the annual meeting.
Our annual meeting, as in prior years, will be conducted in a virtual-only format, solely by means of a live audio webcast. Our virtual stockholder format uses technology designed to provide our stockholders rights and opportunities to participate in the virtual meeting similar to an in-person meeting. A virtual meeting allows more stockholders to attend the meeting without cost from anywhere around the globe. You may attend the meeting, vote and submit questions electronically during the meeting via live webcast by visiting the website provided above. A list of stockholders of record will be available electronically during the meeting. The website can be accessed on a computer, tablet, or phone with internet connection. To be admitted to the meeting at www.virtualshareholdermeeting.com/IRWD2023, you must enter the 16-digit control number found on your proxy card, voting instruction form or notice that you received.
Proxy Material Mailing Date:
April 27, 2023
Sincerely,
Thomas McCourt
Chief Executive Officer and Director

i   Ironwood

Letter From Our CEO

Dear Ironwood stockholders,
With great pride, I share the tremendous strides we made this past year toward our vision of becoming the leading GI healthcare company in the U.S. Our efforts to advance GI treatment and redefine the standard of care for GI patients remain central to our mission as an organization and the value we deliver to our stakeholders. We remain focused on executing our GI-focused strategy by 1) maximizing LINZESS® (linaclotide), 2) strengthening and progressing our innovative GI portfolio, and 3) delivering sustained profits and generating cash flow.

2022 was a tough year for the economy and broader biopharmaceutical industry. Despite the challenges our industry faced, I am delighted to report we continued to drive strong LINZESS prescription demand growth, delivered our full year adjusted EBITDA guidance of over $250 million and made strides across all three of our key strategic priorities.
While 2022 LINZESS U.S. net sales growth came in lower than our expectations, during 2022, LINZESS continued to see strong prescription demand growth, profitability, and widespread acceptance among healthcare practitioners as the U.S. branded prescription market leader for adults with IBS-C or CIC. Now in its eleventh year on the market, LINZESS has treated over 4 million unique patients, reflecting the true magnitude of its impact. Additionally, LINZESS is strongly recommended by guidelines of the American Gastroenterological Association (AGA) and American College of Gastroenterology (ACG) for the treatment of adult patients with IBS-C.
Our strong balance sheet, and our highly skilled and GI-experienced management team, position us well to continue to invest in LINZESS as a growth brand and actively pursue highly differentiated GI assets to add to our portfolio. We continue to take a balanced and disciplined approach to capital deployment and remain focused on identifying and investing in opportunities that we believe will create value for our patients and shareholders over the long term.
We are particularly excited about the potential to expand the clinical utility of LINZESS to underserved patient populations. We submitted a supplemental New Drug Application (sNDA) with the U.S. FDA for functional constipation in children and adolescents 6 to 17 years of age, which the U.S. FDA granted priority review and assigned a Prescription Drug User Free Act date of June 14, 2023. If approved, LINZESS would be the first and only U.S. FDA-approved prescription therapy for functional constipation in this patient population — an estimated 6 million patients in the U.S. This would be incremental to the need that still exists among the approximately 40 million adults in the U.S. that suffer from IBS-C or CIC. We strongly believe that LINZESS is well-positioned to be the branded market leader across both its current and potential future indications.
We continue our efforts to build our innovative pipeline by advancing clinical trial programs for potential treatments for primary biliary cholangitis (PBC) and interstitial cystitis/bladder pain syndrome (IC/BPS), and endometriosis. In 2022, our partner, COUR Pharmaceuticals, initiated a proof-of-concept study in PBC for CNP-104, and we kicked off study startup activities at the end of the year for IW-3300, our wholly-owned guanylate cyclase-C (GC-C) agonist for the potential treatment of visceral pain conditions, such as interstitial cystitis/bladder pain syndrome (IC/BPS). We anticipate several exciting milestones ahead with the potential to advance the value potential of our pipeline in 2023.

2023 Proxy Statement   1

Our record-high employee engagement scores led to a third-consecutive Top Workplaces USA award, a source of pride for Ironwood. We recently published our second Environmental, Social, and Governance (ESG) Report and continue to enhance our focus on building Diversity, Equity, and Inclusion (DE&I) into our daily business.
I encourage you to read the pages that follow that tell you more about our journey as a company. We believe Ironwood is well-positioned for continued growth as we execute against our strategic priorities, make a difference in the lives of GI patients, and responsibly generate shareholder value. We ask for your voting support on the items described in this proxy statement so we can have the opportunity to continue to deliver for you and all our stockholders.
Sincerely,
Thomas McCourt
Chief Executive Officer and Director

2   Ironwood

About Ironwood
We aspire to bring innovative treatments for GI diseases to patients in need.
We are a gastrointestinal (GI) healthcare company dedicated to advancing the treatment of GI diseases and redefining the standard of care for GI patients. We are focused on the development and commercialization of innovative GI product opportunities in areas of significant unmet need, leveraging our demonstrated expertise and capabilities in GI diseases.
LINZESS® (linaclotide), our commercial product, is the first product approved by the United States Food and Drug Administration, or U.S. FDA, in a class of GI medicines called guanylate cyclase type C agonists, or GC-C agonists, and is indicated for adults suffering from irritable bowel syndrome with constipation, or IBS-C, or chronic idiopathic constipation, or CIC. LINZESS is the U.S. branded prescription market leader for adults in the IBS-C and CIC categories. LINZESS is available to adults suffering from IBS-C or CIC in the United States, Mexico and Saudi Arabia, IBS-C or chronic constipation in Japan, and IBS-C in China. Linaclotide is available under the trademarked name CONSTELLA® to adults suffering from IBS-C or CIC in Canada, and to adults suffering from IBS-C in certain European countries.
We recognize the value of collaboration and have a track record of establishing, operating and evolving high-performance partnerships globally. We have strategic partnerships with leading pharmaceutical companies to support the development and commercialization of linaclotide around the world. We also aim to leverage our leading capabilities in GI to bring additional treatment options to GI patients.
We believe our history of innovation in GI medicine, deep expertise in developing and commercializing innovative GI therapies, established relationships within the GI community, as well as our leadership’s experience building blockbuster brands, positions us well to advance GI care and bring treatments with the potential to deliver great impact for patients, our business and our stockholders.
In 2022, our GI-focused strategy, building on our commercial success and GI development capabilities, continued to center on three core priorities: maximize LINZESS, strengthen and progress our innovative GI portfolio, and deliver sustained profits and generate cash flow.
Performance Against 2022 Strategic Priorities
1.
Maximize LINZESS

•
We recognized $398.8 million in collaborative arrangements revenue related to sales of LINZESS in the U.S. during the year ended December 31, 2022, a slight decrease compared to the year ended December 31, 2021. Prescription demand growth of 9% was offset by net price erosion and inventory channel fluctuations. We remain confident in the long-term growth potential of LINZESS based on continued strong prescription demand.

•
In September 2022, we announced positive topline data from a Phase III clinical trial evaluating linaclotide 72 mcg in pediatric patients aged 6-17 years with functional constipation, or FC. The trial met its primary and secondary endpoints, demonstrating that linaclotide 72 mcg improved frequency of spontaneous bowel movements and stool consistency. Linaclotide was generally well-tolerated, and the safety profile is consistent with previously reported studies with linaclotide in FC and irritable bowel syndrome in pediatric patients. In December 2022, we and AbbVie, Inc., or AbbVie, submitted a Supplemental New Drug Application, or sNDA,

2023 Proxy Statement   3

to the U.S. FDA seeking approval of a new indication of linaclotide for FC in pediatric patients aged 6-17 years. In February 2023, the U.S. FDA granted priority review to our sNDA and assigned a Prescription Drug User Free Act, or PDUFA, date of June 14, 2023. Additional clinical pediatric programs in IBS-C and FC are ongoing. There are currently no U.S. FDA-approved prescription therapies for FC.
2.
Strengthen and Progress our Innovative GI Portfolio

•
Through our collaboration and license option agreement with COUR Pharmaceuticals, we and COUR are developing CNP-104 for the potential treatment of PBC, a rare autoimmune disease targeting the liver that affects approximately 130,000 people in the U.S., according to a study published in Clinical Gastroenterology and Hepatology in 2018. If successful, CNP-104 has the potential to be the first approved PBC disease-modifying therapy. In December 2021, the U.S. FDA granted Fast Track Designation to CNP-104. COUR is currently conducting a clinical study to evaluate the safety, tolerability, pharmacodynamic effects and efficacy of CNP-104 in PBC patients, with early data assessing T-cell response from patients enrolled in the clinical study expected in the second half of 2023. We expect that such early data will inform timing of topline data readout.

•
We are advancing IW-3300, a GC-C agonist, for the potential treatment of visceral pain conditions, including interstitial cystitis/bladder pain syndrome, or IC/BPS, and endometriosis, both having a limited number of treatment options available. IC/BPS affects an estimated 4 to 12 million people in the U.S., according to the Interstitial Cystitis Association as of 2022. An estimated 4 million reproductive-age women in the U.S. have been diagnosed with endometriosis, according to a study published in Gynecologic and Obstetric Investigation in 2017. We successfully completed Phase I studies to evaluate the safety and tolerability of IW-3300 in healthy volunteers and expect to begin patient dosing for the Phase II proof of concept study in IC/BPS patients in early 2023.

•
We also continue to evaluate innovative, externally developed clinical and commercial products for in-licensing, or acquisition opportunities. We are prioritizing assets that address serious GI diseases in areas primarily managed by gastroenterologists or hepatologists to create the next growth horizon for Ironwood as a leader in GI. In addition, we are pursuing assets that we believe have a sound mechanistic rationale and a clear development path toward potential regulatory approval and commercialization.

3.
Deliver Sustained Profits and Generate Cash Flow

•
We delivered net income of $175.1 million during the year ended December 31, 2022.

•
We generated $273.8 million in cash from operations during the year ended December 31, 2022, ending the year with $656.2 million in cash and cash equivalents.

•
In May 2021, our Board of Directors authorized a program to repurchase up to $150.0 million of our Class A Common Stock. During 2022, we repurchased 10.8 million shares of Class A Common Stock at an aggregate purchase price of $123.4 million. We completed the share repurchase program in May 2022 and retired the repurchased shares. In addition, in June 2022, we repaid the remaining $120.7 million aggregate principal amount of the 2022 Convertible Senior Notes in cash. As of December 31, 2022, we had $400.0 million in convertible notes outstanding.

As we continue to execute on our strategic priorities, we have great confidence in our ability to continue making a meaningful difference for GI patients and grow our position as a leading GI healthcare company in the U.S.
Our 2022 company performance achievement multiplier, which we used as a key consideration in determining executive compensation for 2022 performance, was 75%, as determined by our board of directors. Please see the Compensation Discussion and Analysis section included elsewhere in this proxy statement for detailed information on compensation to our 2022 named executive officers.

4   Ironwood

Note about Forward-Looking Statements

This proxy statement contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about Ironwood’s ability to execute on its mission; the potential opportunity for LINZESS growth and improved brand margins, including the potential for LINZESS to be the branded market leader cross current and potential future indications; the advancement of our linaclotide pediatrics development program; the development of IW-3300 as a potential first in class treatment for visceral pain conditions; potential of CNP-104 to be the first PBC disease modifying therapy and the expected timing of receiving early data from the clinical study for CNP-104 in PBC patients and the results thereof, and the belief that this will inform timing of topline data readout; the in-licensing or acquisition of externally developed clinical and commercial products; the potential long-term growth of our GI pipeline; our ability to deliver impact for patients, our business, and our stockholders; and our approach to capital allocation. These forward-looking statements speak only as of the date of this proxy statement, and Ironwood undertakes no obligation to update these forward-looking statements. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include those related to the effectiveness of development and commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development of linaclotide, CNP-104, IW-3300, and our product candidates; the risk that clinical programs and studies, including for the linaclotide pediatric program, IW-3300 and CNP-104, may not progress or develop as anticipated, including that studies are delayed or discontinued for any reason, such as safety, tolerability, enrollment, manufacturing, economic or other reasons; the risk that findings from our completed nonclinical and clinical studies may not be replicated in later studies; the risk that we or our partners are unable to obtain, maintain or manufacture sufficient LINZESS or our product candidates, or otherwise experience difficulties with respect to supply or manufacturing; the efficacy, safety and tolerability of linaclotide and our product candidates; the risk that the therapeutic opportunities for LINZESS or our product candidates are not as we expect; decisions by regulatory and judicial authorities; the risk we may never get additional patent protection for linaclotide and other product candidates, that patents for linaclotide or other products may not provide adequate protection from competition, or that we are not able to successfully protect such patents; the risk that we are unable to manage our expenses or cash use, or are unable to commercialize our products as expected; the risk that we may elect to not exercise our option to acquire the exclusive license for CNP-104; the risk that the development of any of our clinical pediatric programs in IBS-C and functional constipation in 6 to 17 years old, CNP-104 and/or IW-3300 are not successful or that any of our product candidates is not successfully commercialized; the risk that the FDA will not approve our sNDA submission for the potential indication in functional constipation in pediatric patients aged 6-17 years; outcomes in legal proceedings to protect or enforce the patents relating to our products and product candidates, including abbreviated new drug application litigation; the risk that financial and operating results may differ from our projections; developments in the intellectual property landscape; challenges from and rights of competitors or potential competitors; the risk that our planned investments do not have the anticipated effect on our company revenues; developments in accounting guidance or practice; Ironwood’s or AbbVie’s accounting practices, including reporting and settlement practices as between Ironwood and AbbVie; the risk that we are unable to manage our expenses or cash use, or are unable to commercialize our products as expected; the impact of the COVID-19 pandemic; and the risks listed under the heading “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and in our subsequent SEC filings.
Note regarding Trademarks

In this proxy statement, references to “the company” or “Ironwood” and, except within the Audit Committee Report and the Compensation Committee Report, references to “we”, “us” or “our” mean Ironwood Pharmaceuticals, Inc. LINZESS® and CONSTELLA® are trademarks of Ironwood Pharmaceuticals, Inc. Any other trademarks referred to in this proxy statement are the property of their respective owners. All rights reserved. The contents of our website are not incorporated into this document and you should not consider information provided on our website to be part of this document.

2023 Proxy Statement   5

Our Board of Directors
Who We Are

The following table sets forth certain information, as of April 27, 2023, with respect to each of our directors. Each director has been nominated for election at the 2023 annual meeting of stockholders to serve for a one-year term extending until the 2024 annual meeting of stockholders and his or her successor is duly elected and qualified.
Name	Age	Audit Committee	Governance and Nominating Committee	Compensation and HR Committee
Mark Currie, Ph.D.	68			✓
Alexander Denner, Ph.D.	53		C
Andrew Dreyfus	64			C
Jon Duane	64		✓	✓
Marla Kessler	53			✓
Thomas McCourt	65
Julie McHugh, Chair	58	✓	✓
Catherine Moukheibir	63	C
Jay Shepard	65	✓
“C” indicates chair of the committee.

6   Ironwood

MARK CURRIE, Ph.D. Former President and Chief Scientific Officer, Cyclerion Therapeutics, Inc. Age: 68 Director since 2019 Board Committees • Compensation and HR Committee
•
Dr. Currie has been the chair of the scientific advisory board of Cyclerion Therapeutics, Inc., or Cyclerion, a clinical-stage biopharmaceutical company, since January 2021. Dr. Currie previously served as Cyclerion’s president and chief scientific officer from April 2019 to December 2020. Prior to joining Cyclerion, Dr. Currie served as senior vice president, chief scientific officer and president of research and development at Ironwood from 2002 to April 2019.

•
Prior to joining Ironwood, Dr. Currie directed cardiovascular and central nervous system disease research as vice president of discovery research at Sepracor, Inc. and initiated, built and led discovery pharmacology and also served as director of arthritis and inflammation at Monsanto Company.

•
Dr. Currie currently serves on the board of directors of Science Exchange, Inc. and Sea Pharmaceuticals, LLC, privately held companies.

•
Dr. Currie earned a B.S. in biology from the University of South Alabama and holds a Ph.D. in cell biology from the Bowman Gray School of Medicine of Wake Forest University.

•
We believe that Dr. Currie’s vast experience leading the research and development efforts of an international biotechnology company will prove instrumental in guiding us through the research and development of novel therapies.

ALEXANDER DENNER, Ph.D.
Founding Partner and Chief
Investment Officer, Sarissa
Capital Management LP; Chief
Executive Officer of Sarissa Capital Acquisition Corp.
Age: 53
Director since 2020
Board Committees
•
Governance and Nominating Committee, Chair

•
Dr. Denner is a founding partner and the chief investment officer of Sarissa Capital Management LP, or Sarissa, a registered investment advisor, where he has been since 2011. Dr. Denner also has been chief executive officer of Sarissa Capital Acquisition Corp., a special purpose acquisition company since December 2020.

•
Prior to joining Sarissa, Dr. Denner served as a senior managing director at Icahn Capital L.P, an investment advisory firm, from 2006 to 2011. Prior to that, he served as a portfolio manager at Viking Global Investors, a private investment fund, and Morgan Stanley Investment Management, a global asset management firm.

•
Dr. Denner serves on the board of directors of Biogen Inc. (Nasdaq: BIIB), a public company. Dr. Denner also serves on the board of directors of Attralus, Inc. and Sarissa Capital Acquisition Corp., each of which is a privately held company. In the last five years, Dr. Denner has served as chair of the board of directors of The Medicines Company.

•
Dr. Denner earned his B.S. in mechanical engineering from Massachusetts Institute of Technology, an M.S. and M.Phil. in mechanical engineering from Yale University and an interdisciplinary Ph.D. from Yale University.

•
Dr. Denner brings to the board significant experience overseeing the operations and research and development of healthcare companies and evaluating corporate governance matters. He also has extensive experience as an investor, particularly with respect to healthcare companies, and possesses broad healthcare industry knowledge.

2023 Proxy Statement   7

ANDREW DREYFUS Former President and Chief Executive Officer for Blue Cross Blue Shield of Massachusetts Age: 64 Director since 2016 Board Committees • Compensation and HR Committee, Chair
•
Mr. Dreyfus most recently served as president and chief executive officer for Blue Cross Blue Shield of Massachusetts, or BCBSMA, one of the largest Blue Cross Blue Shield insurance plans in the country, from 2010 to 2022. From 2005 to 2010, Mr. Dreyfus served as the executive vice president of healthcare services of BCBSMA.

•
Prior to joining BCBSMA, he served as the first president of the Blue Cross Blue Shield Foundation. Mr. Dreyfus also previously served as executive vice president of the Massachusetts Hospital Association and held a number of senior positions in Massachusetts state government, including undersecretary of consumer affairs and business regulation.

•
Mr. Dreyfus serves on the board of directors of the Joint Commission and BCBSMA Foundation, both of which are non-profit organizations. He is a member of the advisory boards of Ariadne Labs, Vanna Health and the Massachusetts Coalition for Serious Illness Care. He previously served on the board of directors for BCBSMA, the Blue Cross Blue Shield Association and RIZE Massachusetts.

•
Mr. Dreyfus received a B.A. in English from Connecticut College.

•
Mr. Dreyfus brings to our board of directors significant expertise in the healthcare payer and reimbursement market, and broad management and executive leadership experience, providing valuable insight as we continue to develop and commercialize medicines in an evolving healthcare landscape.

JON DUANE Senior Partner Emeritus, McKinsey & Company Age: 64 Director since 2019 Board Committees • Governance and Nominating Committee • Compensation and HR Committee
•
Mr. Duane is senior partner emeritus at McKinsey & Company, or McKinsey, an international management consulting company. Before his retirement in December 2017, Mr. Duane had served as a partner at McKinsey since 1992.

•
At McKinsey, Mr. Duane founded and led the firm’s biotech practice. In that role, Mr. Duane advised both private and public companies in the pharmaceutical, medical device and life science industries, as well as academic research centers, on various strategic initiatives.

•
Mr. Duane serves as the executive chair on the board of directors of Nashville Biosciences, LLC, a privately held company.

•
Mr. Duane graduated from Wesleyan University with a B.A. in government and received an M.B.A from Harvard Business School.

•
Mr. Duane brings to the board of directors significant experience advising academic research centers and companies across the life science and medical device industries.

8   Ironwood

MARLA KESSLER Chief Marketing Officer, Datavant, Inc. Age: 53 Director since 2019 Board Committees • Compensation and HR Committee
•
Ms. Kessler has been chief marketing officer of Datavant, Inc., or Datavant, a health IT company, since October 2022. Prior to joining Datavant, Ms. Kessler served as chief customer officer of Aetion, Inc., or Aetion, a health care technology company, from September 2021 to October 2022, and prior that, as an advisor to the chief executive officer of IQVIA Holdings Inc., or IQVIA (formerly IMS Health and Quintiles), a global analytics and technology company, from October 2020 to February 2021. Prior to that, Ms. Kessler had been the senior vice president for strategy, marketing and communications for IQVIA since October 2016.

•
Previously, Ms. Kessler served in various roles for IQVIA, including vice president for global services marketing and knowledge management from 2013 to 2016, regional leader of the IMS Consulting Group in Europe from 2011 to 2013, location manager for the London IMS Consulting Group from 2009 to 2011 and senior principal from 2008 to 2009.

•
Before joining IQVIA, Ms. Kessler led several marketing efforts for Pfizer Inc. from 2004 to 2007 and worked in consulting for McKinsey & Company from 1996 to 2004.

•
Ms. Kessler received a B.S. in economics from Arizona State University and an M.B.A. from the Fuqua School of Business at Duke University.

•
Ms. Kessler provides an important commercial perspective to our board of directors given her expertise in strategic marketing, evidence-based research and customer experience in the life science industry.

THOMAS McCOURT Chief Executive Officer, Ironwood Pharmaceuticals, Inc. Age: 65 Director since 2021
•
Mr. McCourt has served as our chief executive officer and member of the board of directors since June 2021 and had previously served as president and interim chief executive officer from March 2021 to June 2021 and as president from April 2019 to June 2021. Prior to April 2019, Mr. McCourt served as our senior vice president of marketing and sales and chief commercial officer since joining Ironwood in 2009.

•
Prior to joining Ironwood, Mr. McCourt led the U.S. brand team for denosumab at Amgen Inc. from 2008 to 2009. Prior to that, Mr. McCourt was with Novartis AG from 2001 to 2008, where he directed the launch and growth of ZELNORM™ for the treatment of patients with IBS-C and CIC and held a number of senior commercial roles, including vice president of strategic marketing and operations.

•
Mr. McCourt was also part of the founding team at Astra-Merck Inc., leading the development of the medical affairs and science liaison group and then serving as brand manager for PRILOSEC® and NEXIUM®.

•
Mr. McCourt serves on the board of directors and as a member of the compensation committee of Pliant Therapeutics, Inc. (Nasdaq: PLRX), a public company, and on the board of trustees for the American Society of Gastrointestinal Endoscopy (ASGE). Mr. McCourt previously served on the board of directors of Acceleron Pharma Inc., including as a member of the audit committee and the chair of the nominating and governance committee.

•
Mr. McCourt received a B.S. in pharmacy from the University of Wisconsin.

•
Given his role as our chief executive officer and his previous leadership roles at the company since joining in 2009, we believe Mr. McCourt brings unique and in-depth insight into the operations and management of the company, which together with his extensive commercial experience, his deep knowledge of GI, and his experience launching and achieving blockbuster status for LINZESS, are valuable to our board of directors.

2023 Proxy Statement   9

JULIE McHUGH, CHAIR Former Chief Operating Officer, Endo Health Solutions, Inc. Age: 58 Director since 2014 Board Committees • Audit Committee • Governance and Nominating Committee
•
Ms. McHugh most recently served as chief operating officer for Endo Health Solutions, Inc., or Endo, from 2010 through 2013, where she was responsible for the specialty pharmaceutical and generic drug businesses.

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Prior to joining Endo, Ms. McHugh was the chief executive officer of Nora Therapeutics, Inc.

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Before that she served as company group chairman for the worldwide virology business unit of Johnson & Johnson, or J&J, and previously she was president of Centocor, Inc., a J&J subsidiary. While at J&J, Ms. McHugh oversaw the development and launches of several products, including Remicade® (infliximab) and she was responsible for oversight of a research and development portfolio including compounds targeting autoimmune diseases, HIV, hepatitis C, and tuberculosis.

•
Prior to joining Centocor, Inc., Ms. McHugh led marketing communications for gastrointestinal drug Prilosec® (omeprazole) at Astra-Merck Inc.

•
Ms. McHugh currently serves on the board of directors of the following public companies: Lantheus Holdings, Inc. (Nasdaq: LNTH), and Evelo Biosciences, Inc. (Nasdaq: EVLO). Ms. McHugh also serves on the board of directors of Xellia Pharmaceuticals ApS, a privately held company. She also serves on the strategic advisory board for HealthCare Royalty Partners and the board of visitors for the Smeal College of Business of Pennsylvania State University. She previously served on the board of directors for Aerie Pharmaceuticals, Inc., Trevena, Inc., ViroPharma Inc., Epirus Biopharmaceuticals, Inc., the Biotechnology Industry Organization, the Pennsylvania Biotechnology Association and the New England Healthcare Institute.

•
Ms. McHugh received her M.B.A. degree from St. Joseph’s University and her B.S. degree from Pennsylvania State University.

•
Ms. McHugh’s experience as a chief executive officer and a chief operating officer at large multinational pharmaceutical companies makes her a valuable member of our board of directors. Her deep knowledge of Ironwood’s history and strategy and strong relationships with our senior leadership team also make her a valuable resource.

CATHERINE MOUKHEIBIR Former Chief Executive Officer, MedDay Pharmaceuticals Age: 63 Director since 2019 Board Committees • Audit Committee, Chair
•
Ms. Moukheibir most recently served as chief executive officer of MedDay Pharmaceuticals, or MedDay, a biopharmaceutical company that focused on nervous system disorders, from July 2019 to January 2021. She was also the chairman of the board of directors of MedDay from April 2016 to January 2021.

•
Prior to that, Ms. Moukheibir served as the senior advisor for finance and a member of the executive board of directors at Innate Pharma SA, an oncology company, from 2011 to 2016, and as the chief financial officer for Movetis N.V. from 2008 to 2010, when it was acquired.

•
Ms. Moukheibir previously served as the director of capital markets for Zeltia Group S.A. from 2001 to 2007.

•
Ms. Moukheibir currently serves on the board of directors of the following public companies: MoonLake Immunotherapeutics AG (Nasdaq: MLTX), Biotalys NV (EBR: BTLS) and Oxford Biomedica plc (LSE: OXB). Ms. Moukheibir also serves on the board of directors of Asceneuron SA, Noema Pharma AG, DNA Script SAS, and CMR Surgical, all of which are privately held companies. She held past directorships on the boards of directors of Ablynx NV, Cerenis Therapeutics SA, Creabilis S.A., GenKyoTex S.A., Kymab Group Limited, Orphazyme A/S and Zealand Pharma A/S.

•
Ms. Moukheibir has an M.A. in economics and an M.B.A. from Yale University.

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Ms. Moukheibir’s long leadership career in the biopharmaceutical industry, as well as her deep background in international finance, provide her with valuable business and financial expertise in support of our corporate objectives.

10   Ironwood

JAY SHEPARD Former President and Chief Executive Officer of Aravive, Inc. Age: 65 Director since 2020 Board Committees • Audit Committee
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Mr. Shepard is an advisor at Caralys Pacific, a venture group focused on licensing drug programs and creating new companies in the U.S. and Japan. Mr. Shepard previously was president and chief executive officer of Aravive, Inc. (formerly Versartis, Inc.), a clinical-stage oncology company, from May 2015 to January 2020, when he retired. From 2013 to 2015, Mr. Shepard was executive chairman of Versartis, Inc.

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From 2008 until May 2015, Mr. Shepard was an executive partner at Sofinnova Ventures, a venture capital firm focused on the healthcare industry. From 2010 to 2012, Mr. Shepard served as president and chief executive officer and was a member of the board of directors of NextWave Pharmaceuticals, Inc., a specialty pediatric pharmaceutical company. From 2005 to 2007, Mr. Shepard served as interim president and chief executive officer of Relypsa (Ilypsa, Inc.’s spin-out company, which was acquired by Galencia), a pharmaceutical company. Mr. Shepard was also vice president of commercial operations at Telik and oncology business unit head of Alza Pharmaceuticals (acquired by J&J).

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Mr. Shepard has over 35 years of experience in the pharmaceutical, biotechnology and drug delivery arenas. Mr. Shepard has participated in or led over 16 product launches by preparing markets and establishing sales and marketing operations.

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Mr. Shepard also currently serves on the board of directors of the following public companies: Inovio Pharmaceuticals, Inc. (Nasdaq: INO) and Esperion Therapeutics, Inc. (Nasdaq: ESPR). In addition, Mr. Shepard serves on the board of directors of Aculys Pharma, LLC, Cessation Therapeutics, Inc. and Pathalys Pharma, Inc. Mr. Shepard also serves as the chairman of the board of directors of the Christopher & Dana Reeve Foundation. Within the past five years, Mr. Shepard also served on the boards of directors of Marinus Pharmaceuticals, Inc. and Durect Corporation.

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Mr. Shepard holds a B.S. in Business Administration from the University of Arizona.

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Mr. Shepard brings deep expertise to our board of directors, as a recognized leader within the pharmaceutical industry, with nearly three decades of expertise as an accomplished public company CEO and senior executive.

2023 Proxy Statement   11

How We are Selected and Evaluated

We believe that our board of directors should be comprised of individuals with sophistication and experience in many substantive areas that will help us achieve our vision of becoming a leading U.S. GI healthcare company dedicated to advancing the treatment of GI diseases and redefining the standard of care for GI patients.
The core criteria that we use in evaluating each nominee to our board of directors consists of the following: (a) an owner oriented attitude and a commitment to represent the interests of our stockholders, demonstrated, in part, through ownership of our stock; (b) strong personal and professional ethics, integrity and values; (c) strong business acumen and savvy; (d) a deep, genuine passion for our business and the patients whom we serve; (e) demonstrated achievement in the nominee’s field of expertise; (f) the absence of conflicts of interest that would impair the nominee’s ability to represent the interests of our stockholders; (g) the ability to dedicate the time necessary to regularly participate in meetings of the board and committees of our board; and (h) the potential to contribute to the diversity of our board of directors, as a result of the nominee’s professional background, expertise, gender, age, ethnicity or other diversity criteria.
As illustrated in the matrix below, we believe our board of director nominees possess the professional and personal qualifications and necessary expertise both within and outside of the healthcare industry to maintain a diverse and experienced board of directors that can effectively represent stockholders.
	Broader Business					Healthcare Industry
Ironwood Board of Directors	Capital Allocation / Finance / Accounting	Strategic Transactions	Risk Management	Human Capital	Public Company Board	Senior Leadership (small biotech)	Senior Leadership (large pharma)	Customer / Market Insights (patient, payer, physician)
Mark Currie, Ph.D.	✓	✓	✓	✓		✓	✓	✓
Alexander Denner, Ph.D.	✓	✓	✓		✓
Andrew Dreyfus	✓	✓	✓	✓				✓
Jon Duane	✓	✓	✓					✓
Marla Kessler		✓	✓	✓			✓	✓
Thomas McCourt		✓	✓		✓	✓	✓	✓
Julie McHugh	✓	✓		✓	✓	✓	✓	✓
Catherine Moukheibir	✓	✓	✓	✓	✓	✓
Jay Shepard	✓	✓		✓	✓	✓

12   Ironwood

Board Diversity
We believe our board of directors should be comprised of individuals reflecting the diversity represented by our employees and our patients. As mentioned above under How We are Selected and Evaluated, we have core criteria that we evaluate each board of director nominee on, including but not limited to, the potential to contribute to the diversity of our board of directors, as a result of the nominee’s professional background, expertise, gender, age, ethnicity or other diversity criteria. Three of our eleven current directors are women, one of whom self-identifies as Middle Eastern. The table below provides additional diversity information regarding our board of directors. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Listing Rule 5605(f).
Board Diversity Matrix (as of April 27, 2023)
Board Size:
Total Number of Directors			9
Gender Identity:	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	5		1
Demographic Background:
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	3	5
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background			1
Directors who self-identify as Middle Eastern: 1
Director Succession Planning
We refresh our board of directors and assess our board succession plans regularly. As of April 27, 2023, the average age of our independent directors was 61 years, and the average tenure of our independent directors was approximately 4.8 years.
Annual Evaluations
Our directors conduct annual evaluations to assess the performance and effectiveness of the board of directors and each committee in which they are a member. In addition, we ask each director to complete a self-evaluation as well as a peer evaluation of each other director. For 2022, directors completed written questionnaires which solicited open- ended and candid feedback on an anonymous basis, and each director was then provided with their individual evaluation. In addition to the director evaluations, we also solicit annual feedback from senior management concerning the board’s performance on an anonymous basis. After the collective board and committee evaluations and comments (including those from senior management) and the self and peer evaluations and comments were compiled, the

2023 Proxy Statement   13

chair of the governance and nominating committee met with our chair of the board and Thomas McCourt, our chief executive officer, to discuss the board and committee evaluations and individual evaluations for directors. The chair of the governance and nominating committee then provided the governance and nominating committee with a summary of the individual evaluations for all directors up for election at the 2023 annual meeting of stockholders. The chair of the governance and nominating committee then presented a summary of the collective board and committee evaluations and comments (including those from senior management) to the governance and nominating committee and full board of directors.
Director Nomination Process
Our governance and nominating committee identifies potential director candidates through referrals and recommendations, including from incumbent directors, management and stockholders, as well as through business and other organizational networks and relationships. We and our board of directors retain executive search firms and other third parties from time to time to assist in finding suitable candidates.
Stockholders who wish to recommend candidates may contact the governance and nominating committee in the manner described in Stockholder Communications, Proposals and Nominations for Directorships — Communications. Stockholder recommended candidates whose recommendations comply with these procedures will be evaluated by the governance and nominating committee in the same manner as candidates identified by the governance and nominating committee.

14   Ironwood

How We are Organized and Governed

Corporate Governance Highlights
Number of Independent Directors/Total Number of Directors	8/9
All Board Committees Comprised Solely of Independent Directors	✓
Separate Independent Chair and Chief Executive Officer Positions	✓
Regular Executive Sessions of Independent Directors	✓
Annual Board, Committee, and Individual Director Self-assessments	✓
Annual Election of All Directors	✓
Annual Advisory Stockholder Vote on Executive Compensation	✓
Stock Ownership Guidelines for Directors and Executive Officers	✓
Comprehensive Code of Business Conduct and Ethics	✓
Corporate Governance Guidelines	✓
Prohibition of Hedging and Pledging by Executive Officers and Directors	✓
Anti-Overboarding Policy Limiting the Number of Other Public Company Boards on which our Directors May Serve	✓
Clawback Policy	✓
Board Size and Terms
Our Eleventh Amended and Restated Certificate of Incorporation, as amended, or our Certificate of Incorporation, states that our board of directors shall consist of between one and 15 members, and the precise number of directors shall be fixed by a resolution of our board of directors. Our board of directors currently consists of nine members.
Each director holds office until his or her successor is duly elected and qualified or until his or her death, resignation or removal. Any vacancy on the board of directors, including a vacancy that results from an increase in the number of directors, may be filled by a vote of the majority of the directors then in office.
All of our directors are elected on an annual basis and can be removed with or without cause by our stockholders.
We separate the roles of chair of the board of directors and chief executive officer and rotate the chair approximately every five years, unless the governance and nominating committee recommends otherwise. Our board of directors believes that this structure enhances the board of directors’ oversight of, and independence from, management, and enables the board of directors to carry out its responsibilities on behalf of our stockholders. This leadership structure also allows our chief executive officer to focus his or her time and energy on operating and managing the company, while leveraging the experience and perspective of Ms. McHugh, the current chair of our board of directors. We expect the next chair rotation will take place in 2024.
Director Independence
Under Nasdaq Rule 5605, a majority of a listed company’s board of directors must be comprised of independent directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and governance and nominating committees be independent, and that audit and compensation committee members satisfy the additional independence criteria set forth in Rule 10A-3 and 10C-1, respectively, under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under Nasdaq Rule 5605(a)(2), a director will

2023 Proxy Statement   15

only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our board of directors determined that none of Messrs. Dreyfus, Duane and Shepard, Mses. Kessler, McHugh and Moukheibir, and Drs. Currie and Denner, representing eight of our nine directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Nasdaq Rule 5605(a)(2). Mr. McCourt, our chief executive officer, was not determined to be independent due to his employment with the company. Our board of directors also determined that each of the current members of our audit committee, our governance and nominating committee, and our compensation and HR committee satisfies the independence standards for such committee established by Rule 10A-3 and 10C-1 under the Exchange Act, the SEC rules and the Nasdaq rules, as applicable. In making such determinations, our board of directors considered the information requested from and provided by each director concerning the director’s background, employment and affiliations, including family relationships, the relationships that each such non-employee director has with Ironwood and all other facts and circumstances the board of directors deemed relevant in assessing independence. As part of such determination, the board of directors considered the volume of business between BCBSMA, the company in which Mr. Dreyfus served as president and chief executive officer until December 2022, and Ironwood, which amounted to less than 1% of the annual revenues of BCBSMA in 2022, and Dr. Currie’s previous employment as our senior vice president, chief scientific officer and president of R&D until April 2019.
Risk Oversight
Our board of directors retains ultimate responsibility for risk oversight and our management team retains the responsibility for risk management. In carrying out its risk oversight responsibilities, our board of directors reviews the long- and short-term internal and external risks facing the company through its participation in long-range strategic planning, and the annual review and evaluation of corporate risks that the audit committee reports. Our board of directors also believes that separating the roles of chair of the board of directors and chief executive officer enhances the board of directors’ ability to oversee risk in an objective manner.
We have implemented and continue to refine a formalized enterprise risk management process. On an ongoing basis, we identify key risks, assess their potential impact and likelihood, and, where appropriate, implement operational measures and controls or purchase insurance coverage in order to help ensure adequate risk mitigation. Together with our board of directors, we continue to closely monitor the developments and impact of the COVID-19 pandemic on our business and operations, including employees, and work diligently to quickly address and mitigate risks in the evolving and dynamic environment.
On a quarterly basis, key risks, status of mitigation activities and potential new or emerging risks are reported to and discussed with senior management and further addressed with our audit committee and board of directors, as necessary. On at least an annual basis, a long-term comprehensive enterprise risk management update is provided to our board of directors. The long-term goal of our enterprise risk management process is to ingrain a culture of risk awareness and mitigation throughout the organization that can be applied to our current business activities as well as our assessment and pursuit of future business opportunities.
As set forth in its charter, our audit committee discusses with management any significant risks or exposures facing Ironwood, evaluates the steps management has taken or proposes to take to mitigate such risks and reviews our compliance with such mitigation plans. As part of fulfilling these responsibilities, the audit committee meets regularly with Ernst & Young LLP, our independent registered public accounting firm, and members of our management, including our chief executive officer and chief financial officer. Our audit committee also discusses with Ernst & Young LLP any significant risks or exposures facing the company to the extent that such risks or exposures relate to accounting and financial reporting and reviews related mitigation plans with Ernst & Young LLP. In addition, our audit committee reviews the risk factors as presented in our annual reports on Form 10-K and our quarterly reports on Form 10-Q, as applicable, that we file with the SEC.

16   Ironwood

As part of our board of directors’ risk oversight role, our compensation and HR committee reviews and evaluates the risks associated with our compensation programs and succession plans. The compensation and HR committee also is responsible under its charter for approving the compensation of all of our executive officers (other than our chief executive officer), recommending chief executive officer compensation to our board of directors for approval and overseeing the maintenance and presentation to our board of directors of succession plans for members of our senior management. Likewise, our governance and nominating committee is responsible for evaluating the performance, operations and composition of our board of directors and the sufficiency of our corporate governance guidelines, either of which may impact our risk profile from a governance perspective.
In performing their risk oversight functions, each committee of our board of directors has full access to management, as well as the ability to engage outside advisors.
Hedging and Pledging Policy
As part of our insider trading prevention policy, our directors and executive officers are prohibited from engaging in any hedging or monetization transactions of our company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. In addition, our insider trading prevention policy generally prohibits our directors and executive officers from holding company securities in a margin account or pledging company securities as collateral for a loan.
Corporate Governance Guidelines
We have adopted corporate governance guidelines which are accessible through the Investors section of our website at www.ironwoodpharma.com, under the heading Corporate Governance — Governance Documents, and which are available in print to any stockholder who requests them from our secretary. Our board of directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duties to stockholders and relies on these guidelines to provide that framework. The guidelines help to ensure that our board of directors is independent from management, that our board of directors adequately performs its oversight functions and that the interests of our board of directors and management align with the interests of our stockholders. Among other things, our corporate governance guidelines limit the number of other public company boards on which our directors may serve. Accordingly, our directors should not serve on more than four public company boards of directors, including Ironwood. In addition, our directors who hold the position of chief executive officer of a public company should not serve on more than three public companies, including Ironwood and the board of his or her own company. Our governance and nominating committee conducts an annual review of director commitment levels, and affirms that as of March 31, 2023, all directors were in compliance with our corporate governance guidelines.
Diversity, Equity and Inclusion (DE&I)
Creating a diverse, equitable and inclusive culture is essential to attracting, motivating and retaining the talent necessary to deliver on our corporate mission. To establish and maintain this culture, we have a simple vision in mind: to make Ironwood an environment rooted in valuing each employee for who they are.
This begins with ensuring our workforce represents the diverse populations we serve and reflecting our DE&I principles in our employee-related training and policies. As of December 31, 2022, women represented approximately 52% of our employee base, 27% of our leadership team (vice president and above) and 33% of our board of directors (including our board and audit committee chairs). Additionally, as of December 31, 2022, approximately 18% of our employees were racially or ethnically diverse and in 2022, approximately 28% of our new hires were racially or ethnically diverse. Our DE&I principles are also reflected in our employee training and policies.
We are focused on fostering an environment where employees feel included and empowered. This approach includes DE&I initiatives such as learning and development opportunities, strengthened talent acquisition strategies, the support of equality programs in our local communities, and a renewed focus on retention and career advancement of diverse populations. We are also proud to have five strong and growing DE&I employee resource groups: (1) W@IRWD (Women at Ironwood), designed to empower, develop, and sponsor women at Ironwood, (2) ISHINE, which draws undergraduate candidates from Historically Black Colleges and Universities and exposes students to careers in the healthcare field,

2023 Proxy Statement   17

(3) ISTAR (Ironwood Stands Together Against Racism), which was created in response to racial equality movements and our employees’ drive to take action, (4) PRIDE@IRWD, which seeks to foster LGBTQ+ visibility for all Ironwood employees and raise awareness about the current workplace and social issues that affect the LGBTQ+ community, and (5) IMPACT, which offers a space for bettering our communities and engaging deeper with one another.
In 2022, we continued to advance our DE&I initiatives with strong advocacy from our leadership team and board of directors.
We are committed to furthering our DE&I efforts consistent with our long-term DE&I strategy we adopted in 2020, including by incorporating a DE&I scorecard reflecting ten measurable objectives into our corporate goals. As in prior years, our board of directors has again approved a specific DE&I corporate goal for 2023 of achieving at least six out of the ten pre-determined objectives on the company’s 2023 DE&I scorecard.
Board Meetings
Our board of directors held five meetings during 2022. As stated in our corporate governance guidelines, we expect our directors to rigorously prepare for, attend and participate in all board and applicable committee meetings. Each director is expected to ensure that other existing and planned future commitments do not materially interfere with his or her service as a director. We also expect that all of our directors will attend our annual meeting of stockholders unless a director will not be continuing to serve on the board following such annual meeting. In 2022, each incumbent director attended at least 75% of all meetings of the board of directors and all committees of the board of directors on which he or she served that were held during the period that such director was a member of the board of directors or the applicable committee. All nine directors at the time of our 2022 annual meeting of stockholders were present at the meeting.
Committees
Our board of directors has established three standing committees: an audit committee, a governance and nominating committee and a compensation and HR committee. Each of the audit committee, the governance and nominating committee and the compensation and HR committee operates under a charter approved by our board of directors. Copies of each charter are accessible through the Investors section of our website at www.ironwoodpharma.com, under the heading Corporate Governance — Governance Documents, and are available in print to any stockholder who requests them from our secretary. The chair of each of our committees is expected to rotate approximately every three to five years, unless the governance and nominating committee recommends otherwise.
Audit Committee
We have a separately designated standing audit committee established by our board of directors for the purpose of overseeing our accounting and financial reporting processes and audits of our financial statements. The members of our audit committee are Mses. Moukheibir and McHugh and Mr. Shepard.
Ms. Moukheibir chairs the audit committee, and our board of directors has determined that Ms. Moukheibir is an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K. Our audit committee met four times during 2022. Our audit committee assists our board of directors in its oversight of significant risks facing Ironwood, the integrity of our financial statements and our independent registered public accounting firm’s qualifications, independence and performance.
Our audit committee’s responsibilities include:
•
reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements, earnings releases and related disclosures;

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reviewing and discussing with management and our independent registered public accounting firm and, as needed, internal auditors or any relevant third party, the quality and adequacy of our internal controls and internal auditing procedures, including any material weaknesses or significant deficiencies;

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discussing our accounting policies and all material correcting adjustments with our management and our independent registered public accounting firm;

18   Ironwood

•
discussing with our management any significant risks or exposures facing the company and the related mitigation plans, and discussing with our independent registered public accounting firm any significant risks or exposures facing the company to the extent that such risks or exposures relate to accounting and financial reporting and related mitigation plans;

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monitoring our internal control over financial reporting and disclosure controls and procedures;

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working with management to formulate a mitigation plan and reviewing the company’s compliance with such mitigation plan in the event of a significant breakdown or security breach affecting the information technology systems of the company or a third party;

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appointing, retaining, evaluating, overseeing, and approving the compensation for and, when necessary, terminating our independent registered public accounting firm;

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approving all audit services and all permitted non-audit, tax and other services to be performed by our independent registered public accounting firm, in each case, in accordance with the audit committee’s pre-approval policy;

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discussing with the independent registered public accounting firm its independence and ensuring that it receives the written disclosures regarding these communications required by the Public Company Accounting Oversight Board, or PCAOB;

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reviewing with the independent registered public accounting firm, to the extent applicable, any matter arising from the audit of the financial statements that was communicated or required to be communicated that both relates to accounts or disclosures that are material to the financial statements and involves especially challenging, subjective or complex auditor judgment;

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reviewing and approving all transactions or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers;

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recommending whether the audited financial statements should be included in our annual report and preparing the audit committee report required by SEC rules;

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reviewing with our independent registered public accounting firm all material communications between our management and our independent registered public accounting firm;

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reviewing, updating and recommending to our board of directors approval of our code of business conduct and ethics; and

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establishing procedures for the receipt, retention, investigation and treatment of accounting related complaints and concerns.

2023 Proxy Statement   19

Audit Committee Report
In the course of our oversight of Ironwood’s financial reporting process, we have (i) reviewed and discussed with management the company’s audited financial statements for the fiscal year ended December 31, 2022, (ii) discussed with Ernst & Young LLP, the company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, and (iii) received the written disclosures and the letter from Ernst & Young LLP, the company’s independent registered public accounting firm, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with us concerning independence, discussed with the independent registered public accounting firm its independence, and considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining its independence.
Based on the foregoing review and discussions, we recommended to the board of directors of the company that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.
By the Audit Committee,
Catherine Moukheibir, Chair Julie McHugh Jay Shepard

20   Ironwood

Governance and Nominating Committee
The members of our governance and nominating committee are Dr. Denner, Mr. Duane and Ms. McHugh. Dr. Denner chairs the governance and nominating committee. Our governance and nominating committee met three times during 2022.
Our governance and nominating committee’s responsibilities include:
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assisting our board of directors in identifying and recruiting individuals qualified to become members of our board of directors;

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recommending to our board of directors the persons to be nominated for election as directors;

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recommending to our board of directors qualified individuals to serve as committee members;

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performing an annual evaluation of our board of directors and each committee of the board of directors;

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evaluating the need and, if necessary, creating a plan for the continuing education of our directors;

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assessing and reviewing our corporate governance guidelines and recommending any changes to our board of directors;

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considering any potential conflicts of interest of members of our board of directors;

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considering our policies with respect to their impact on significant issues of corporate social responsibility; and

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evaluating and approving any requests from our executives to serve on the board of directors of another for- profit company.

Compensation and HR Committee
The members of our compensation and HR committee are Dr. Currie, Messrs. Dreyfus and Duane and Ms. Kessler. Mr. Dreyfus chairs our compensation and HR committee. Our compensation and HR committee met six times during 2022. Our compensation and HR committee assists our board of directors in fulfilling its responsibilities relating to the compensation of our board of directors and our executive officers, and oversees matters related to human capital management, including DE&I, workplace environment and culture and talent development and retention.
Our compensation and HR committee’s responsibilities include:
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evaluating the performance of our chief executive officer and other executive officers in light of pre-determined corporate goals and objectives relevant to the chief executive officer’s or such executive officer’s compensation;

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reviewing and recommending to the board our chief executive officer’s compensation including salary, bonus and incentive compensation, deferred compensation, perquisites, equity compensation, benefits provided upon retirement, severance or other termination of employment, and any other forms of executive compensation;

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reviewing and approving executive officer compensation (other than for the chief executive officer), including salary, bonus and incentive compensation, deferred compensation, perquisites, equity compensation, benefits provided upon retirement, severance or other termination of employment, and any other forms of executive compensation;

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reviewing and approving our peer companies to evaluate our compensation competitiveness and mix of compensation elements;

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overseeing and administering our incentive compensation plans and equity-based plans and recommending the adoption of new incentive compensation plans and equity-based plans to our board of directors;

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reviewing, accessing and making recommendations to our board of directors with respect to director compensation and any stock ownership guidelines applicable to non-employee directors;

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reviewing, approving and overseeing any stock ownership guidelines applicable to executive officers;

2023 Proxy Statement   21

•
reviewing and discussing with management the compensation discussion and analysis required to be included in our filings with the SEC and recommending whether the compensation discussion and analysis should be included in such filings;

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preparing the compensation and HR committee report required by the SEC;

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making recommendations to our board of directors with respect to management succession planning, including planning with respect to our chief executive officer;

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overseeing compliance with applicable laws and regulations affecting employee compensation and benefits, including regarding stockholder approval of certain executive compensation matters;

•
reviewing the risks associated with our compensation policies and practices; and

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overseeing the company’s strategies and policies related to human capital management, including with respect to matters such as DE&I, workplace environment and culture, and talent development and retention.

Compensation Committee Interlocks and Insider Participation
None of the members of our compensation and HR committee is or has at any time during the past fiscal year been an officer or employee of Ironwood. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or compensation and HR committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation and HR committee. None of the members of our compensation and HR committee had any relationship with us that requires disclosure under any paragraph of Item 404 of Regulation S-K under the Exchange Act.
How Our Board is Paid

Under our amended and restated 2019 non-employee director compensation policy, effective January 1, 2023, or the director compensation policy, the majority of the compensation that our non-employee directors receive for service on our board of directors is paid in the form of restricted shares of our Class A common stock. Vesting of these shares of restricted stock is contingent on each non-employee director continuing to serve as a member of the board of directors on the last day of each applicable vesting period. If a director ceases serving as a member of our board of directors at any time during the vesting period of a restricted stock award, or RSA, unvested shares will be forfeited on the date of such director’s termination of service. Shares of restricted stock granted to directors in 2022 under our director compensation policy were granted under our 2019 Equity Incentive Plan, or our 2019 Plan. Under our 2019 Plan, the aggregate value of all compensation paid or granted to any non-employee director for his or her service as a director in any calendar year may not exceed $600,000.
Under our director compensation policy, at each annual meeting of stockholders, our non-employee directors are granted restricted shares of our Class A common stock, with the number of shares subject to the award equal to $250,000 divided by the average closing price of our Class A common stock on the Nasdaq Global Select Market (or the stock exchange on which our stock is being actively traded) for the six months preceding the month in which the award is granted, rounded down to the nearest whole share. Such restricted shares vest in full on the date immediately preceding the date of the next annual meeting of stockholders.
Each non-employee director who is first elected to our board of directors will, upon his or her initial election, be granted restricted shares of our Class A common stock, with the number of shares subject to the award equal to $250,000 divided by the average closing price of our Class A common stock on the Nasdaq Global Select Market (or the stock exchange on which our stock is being actively traded) for the six months preceding the month in which the award is granted, rounded down to the nearest whole share. Such restricted shares vest in three equal installments on the first three anniversaries of the grant date. In addition, under our director compensation policy, if a non-employee director is elected other than at an annual meeting of our stockholders, then upon his or her initial election to our board of directors, such director will be granted the number of restricted shares of our Class A

22   Ironwood

common stock granted to non-employee directors at the most recent annual meeting of our stockholders, prorated based on the number of days between the last annual meeting of our stockholders and the date on which the non- employee director began service with us. Such restricted shares will vest in full on the date immediately preceding the date of the next annual meeting of stockholders.
In addition to equity grants, each non-employee director receives an annual retainer under our director compensation policy for his or her service on our board of directors, as well as additional fees for board chair, committee or committee chair service as follows:
Fees
Annual retainer for members of the board of directors	$50,000 ($80,000 for the chair)
Additional annual retainer for members of the audit committee	$10,000 ($20,000 for the chair)
Additional annual retainer for members of the compensation and HR committee	$10,000 ($20,000 for the chair)
Additional annual retainer for members of the governance and nominating committee	$5,000 ($10,000 for the chair)
All cash fees are payable quarterly in arrears and will be prorated for any quarter of partial service. Each non-employee director may elect, prior to January 1 of the year with respect to which such election will be effective, to receive fully vested shares of our Class A common stock at no cost in lieu of his or her annual cash retainer and any additional cash retainers for board chair, committee or committee chair service set forth above. The number of shares of our Class A common stock issued is determined by dividing the applicable cash retainer(s) the director would be eligible to receive by the closing price of our Class A common stock on the Nasdaq Global Select Market (or the stock exchange on which our stock is being actively traded) on the date the cash fees would otherwise be paid, rounded down to the nearest whole share. Further, non-employee directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and its committees.

2023 Proxy Statement   23

Director Compensation Table
The following table sets forth information regarding the compensation earned during the year ended December 31, 2022 by each of our directors who served in 2022, other than Mr. McCourt, who does not receive compensation for his service on our board of directors. Dr. Olanoff and Mr. Owens were not nominated for election at the 2022 annual meeting of stockholders.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Mark Currie, Ph.D.	$54,368	$242,027	—	$296,395
Alexander Denner, Ph.D.	$57,875(2)	$242,027	—	$299,902
Andrew Dreyfus	$65,000	$242,027	—	$307,027
Jon Duane	$62,500	$242,027	—	$304,527
Marla Kessler	$57,500	$242,027	—	$299,527
Julie McHugh	$95,000	$242,027	—	$337,027
Catherine Moukheibir	$69,989(3)	$242,027	—	$312,016
Lawrence Olanoff, M.D., Ph.D.	$25,055	—	$750(4)	$25,805
Edward Owens	$25,055	—	—	$25,055
Jay Shepard	$60,000	$242,027	—	$302,027

(1)
On June 1, 2022, each non-employee member of our board of directors received a restricted stock grant in the amount of 21,571 shares of our Class A common stock for service on our board of directors from the date of our 2022 annual meeting of stockholders to the date of our 2023 annual meeting of stockholders, which shares will vest in full on the date immediately preceding the date of our 2023 annual meeting of stockholders, subject to continued service on our board as of the vesting date. The number of shares subject to the restricted stock grant was determined by dividing (i) $250,000 by (ii) $11.59, which was the average closing price of our Class A common stock on the Nasdaq Global Select Market for the six months preceding the month of the 2022 annual meeting of stockholders. Each such award of restricted stock had a grant date fair value of $11.22 per share and was granted pursuant to the terms of our director compensation policy and our 2019 Plan. As of December 31, 2022, each non-employee director other than Dr. Denner and Mr. Shepard held 21,571 restricted shares of Class A common stock as a result of this grant and held no other unvested equity awards. As of December 31, 2022, Dr. Denner and Mr. Shepard held 29,879 restricted shares and 29,813 restricted shares, respectively, of Class A common stock as a result of this and other previously issued grants. Dr. Olanoff and Mr. Owens did not receive a restricted stock grant on June 1, 2022, as they were not nominated for election at the 2022 annual meeting of stockholders. Neither Dr. Olanoff nor Mr. Owens held any restricted shares of Class A common stock as of December 31, 2022.

Amounts in the table represent the fair value of these restricted stock grants on the date of grant calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation, or ASC 718. For a discussion of the assumptions used in the valuation of awards made in 2022, see Note 12 to our consolidated financial statements for the year ended December 31, 2022 included in our Annual Report on Form 10-K that we filed with the SEC on February 16, 2023. All values reported exclude the effects of potential forfeitures.
(2)
Dr. Denner elected to receive this annual retainer in unrestricted shares of our Class A common stock. Dr. Denner received a total of 4,992 shares of our Class A common stock for such service in 2022.

(3)
Ms. Moukheibir elected to receive this annual retainer in unrestricted shares of our Class A common stock through March 31, 2022. Ms. Moukheibir elected to receive this annual retainer in cash from April 1, 2022 through December 31, 2022. Ms. Moukheibir received a total of 1,466 shares of our Class A common stock for such service in 2022.

(4)
On June 1, 2022, Dr. Olanoff’s term as a member of our board of directors ended. In September 2022, the Company and Dr. Olanoff entered into a consulting arrangement, pursuant to which he agreed to provide consultancy services to the Company related to research and development matters in exchange for a consultancy fee calculated at the rate of $750 per hour, for up to 40 hours of service. Following Dr. Olanoff’s transition from our board of directors, he provided one hour of service in 2022 and his “All Other Compensation” includes those fees earned in 2022.

24   Ironwood

Director Stock Ownership Guidelines
We have instituted stock ownership guidelines as part of our director compensation policy that provide that each non-employee director must accumulate and continuously hold shares of our Class A common stock with a value equal to or greater than three times the amount of the then-current annual retainer paid to the non-employee director for service on our board of directors (excluding any additional board chair, committee, or committee chair retainers). Non-employee directors were required to achieve this level of ownership by the later of (a) January 1, 2023 (two years from the effective date of the amended and restated director compensation policy) and (b) two years from the date the individual began service with us, or the Ownership Date.
Compliance with the stock ownership requirements is measured on the date of the annual meeting of stockholders based on the annual retainer then in effect. Following the Ownership Date, until a non-employee director holds the required ownership level (or if such director does not hold the number of shares of our Class A common stock to meet the stock ownership requirements at any time thereafter), such director will be required to retain 100% of any shares of our Class A common stock held or received upon the vesting or settlement of equity awards or the exercise of stock options, in each case, net of shares sold to cover applicable taxes and the payment of any exercise or purchase price (if applicable). Further, following the Ownership Date, to the extent a non-employee director does not hold the number of shares of our Class A common stock that meets this threshold, such director will be automatically deemed to have elected to receive any cash retainer for service on our board of directors or a committee thereof in the form of shares of our Class A common stock in an amount that satisfies the threshold shortfall. As of March 31, 2023, each of our non-employee directors was in compliance with our stock ownership guidelines.
We believe our stock ownership guidelines ensure that the interests of our directors, each of whom has equity in the business, are aligned with those of our stockholders and further focus our directors on maximizing long-term value.

2023 Proxy Statement   25

Proposal No. 1
Election
of Directors

OUR BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE DIRECTORS UP FOR ELECTION

Proposal No. 1

Our board of directors has nominated all of our nine current directors — Drs. Currie and Denner, Messrs. Dreyfus, Duane, McCourt and Shepard and Mses. Kessler, McHugh and Moukheibir — for election at the 2023 annual meeting of stockholders. Each of Drs. Currie and Denner, Messrs. Dreyfus, Duane, McCourt and Shepard and Mses. Kessler, McHugh and Moukheibir has indicated his or her willingness to serve if elected and has consented to be named in the proxy statement. Should any nominee become unavailable for election at the annual meeting, the persons named on the enclosed proxy card as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by our board of directors.
Vote Required
The election of the board of director nominees will be determined by a plurality of the votes cast, meaning that board of director nominees with the greatest number of votes cast for election, even if less than a majority, will be elected as directors to serve for one year and until his or her successor is duly elected and qualified or until their death, resignation or removal. Because there is no minimum vote required, abstentions and broker non-votes will not affect the outcome of this proposal.

2023 Proxy Statement   27

Our Executives
Who We Are

The following table sets forth certain information, as of April 27, 2023, with respect to each of our executive officers, other than Mr. McCourt, whose biographical information is included elsewhere in this proxy statement under the caption Our Board of Directors:
Name	Age	Position(s)
Andrew Davis	37	Senior Vice President, Chief Business Officer
Sravan Emany	45	Senior Vice President, Chief Financial Officer
John Minardo	48	Senior Vice President, Chief Legal Officer and Secretary
Jason Rickard	52	Senior Vice President, Chief Operating Officer
Michael Shetzline, M.D., Ph.D.	64	Senior Vice President, Chief Medical Officer and Head of Research and Drug Development

ANDREW DAVIS Senior Vice President, Chief Business Officer of Ironwood Pharmaceuticals, Inc. Age: 37 Joined Ironwood 2021
•
Andrew Davis has served as our chief business officer since December 2021 and previously served as senior vice president of business development from May 2021 to July 2021 and as senior vice president corporate development, strategy, and valuation from July 2021 to December 2021.

•
Before joining Ironwood, Mr. Davis served as the chief business development and M&A officer at iNova Pharmaceuticals from September 2017 to May 2021, leading all company transactions and acting as a member of the executive management team. Prior to iNova, Mr. Davis was head of oncology business development for Merck & Co. from November 2016 to September 2017. Before his time at Merck, Mr. Davis was at Bausch Health Companies (formerly Valeant Pharmaceuticals), where he held roles of increasing responsibility within the business development function, ultimately serving as senior vice president of business development and leading all transactions for the company, including the acquisitions of Salix Pharmaceuticals and Bausch + Lomb. Mr. Davis began his career as an analyst at McKinsey & Co., where his work focused on the healthcare space.

•
Mr. Davis serves on the board of directors of UTILITY therapeutics Ltd.

•
Mr. Davis holds a B.A. in economics from Boston University.

28   Ironwood

SRAVAN EMANY Senior Vice President, Chief Financial Officer of Ironwood Pharmaceuticals, Inc. Age: 45 Joined Ironwood 2021
•
Mr. Emany has served as our chief financial officer since December 2021.

•
Prior to joining Ironwood, Mr. Emany served as corporate vice president, commercial excellence and chief strategy officer of Integra LifeSciences Holdings Corporation, a publicly held global healthcare company, since March 2020 and as vice president of strategy, treasury and investor relations from February 2018 to March 2020. Prior to that, Mr. Emany served in various mergers and acquisitions investment banking roles at Bank of America and BofA Securities (formerly Bank of America Merrill Lynch) from September 2008 to February 2018, culminating in his service as managing director in the mergers and acquisitions group where he led numerous mergers and acquisitions in the healthcare sector. Mr. Emany also served in various other financial roles, including with Goldman Sachs Group and Morgan Stanley.

•
Mr. Emany holds a B.A. in international relations from The Johns Hopkins University and an M.A. in international relations and international economics from The Johns Hopkins School of Advanced International Studies.

JOHN MINARDO Senior Vice President, Chief Legal Officer and Secretary of Ironwood Pharmaceuticals, Inc. Age: 48 Joined Ironwood 2021
•
Mr. Minardo has served as our chief legal officer since August 2021.

•
Prior to joining Ironwood, Mr. Minardo was with Seqirus, a pharmaceutical company, where he was vice president, general counsel and a member of the Seqirus executive leadership team, leading a global legal team overseeing activities including business transactions, regulatory matters, corporate governance, compliance and intellectual property from November 2015 to July 2021. Prior to Seqirus, Mr. Minardo was with Novartis in increasing roles of responsibility from October 2007 to November 2015, ultimately serving as vice president, general counsel and chief compliance officer at Novartis Influenza Vaccines. Mr. Minardo started his legal career as a litigator at Kaye Scholer LLP.

•
Mr. Minardo holds a B.A. from Boston College and a J.D. from Brooklyn Law School.

2023 Proxy Statement   29

JASON RICKARD Senior Vice President, Chief Operating Officer of Ironwood Pharmaceuticals, Inc. Age: 52 Joined Ironwood 2012
•
Mr. Rickard has served as our chief operating officer since April 2020. Mr. Rickard was also designated by our board of directors as our principal financial officer from July 2021 to December 2021. Prior to his appointment as the company’s senior vice president, chief operating officer, Mr. Rickard had been the company’s senior vice president, operations since July 2018, in which capacity he led the company’s manufacturing, pharmaceutical development, quality, human resources, information technology and facilities functions. Before becoming senior vice president, operations, Mr. Rickard served as the company’s vice president global operations and information technology from July 2015 to July 2018; vice president global operations from 2014 to July 2015; vice president commercial manufacturing supply chain from 2013 to 2014; and head of supply chain from 2012 to 2013. On April 10, 2023, the Company determined to eliminate the role of chief operating officer, and, as result, Mr. Rickard’s last day of employment with the Company will be May 12, 2023.

•
Prior to joining Ironwood, Mr. Rickard was with Genentech, Inc. from 2000 to 2012 in roles of increasing responsibility in manufacturing and supply chain. Mr. Rickard began his career as a mechanical engineer at AMOT Controls Corporation.

•
Mr. Rickard holds an M.S. from California State University — Sacramento and a B.S. from California State University — Chico, both in mechanical engineering.

MICHAEL SHETZLINE, M.D., Ph.D. Senior Vice President, Chief Medical Officer and Head of Research and Drug Development of Ironwood Pharmaceuticals, Inc. Age: 64 Joined Ironwood 2019
•
Dr. Shetzline has served as our chief medical officer, and head of research and drug development since October 2021 and had served as chief medical officer, and head of drug development from January 2019 to October 2021. Dr. Shetzline is a gastroenterologist and internist, with more than 25 years of experience in the biopharmaceutical industry and academia.

•
Before joining Ironwood, Dr. Shetzline was vice president and head of gastroenterology clinical sciences at Takeda Pharmaceuticals International Co., or Takeda, a global pharmaceutical company, where he led global clinical development for all GI assets from January 2015 to January 2019.

•
Prior to Dr. Shetzline’s role at Takeda, Dr. Shetzline served as vice president and global head of gastroenterology at Ferring International Pharmascience Center U.S., Inc., or Ferring, from 2012 to January 2015, during which he led Ferring’s clinical development programs in gastroenterology. Before that, Dr. Shetzline was vice president and global program head crossing multiple therapeutic areas and head of translational medicine GI discovery at Novartis Pharmaceuticals AG from 2002 to 2012.

•
Dr. Shetzline also served as gastroenterology program director and assistant professor of medicine at Duke University Medical Center from 1997 to 2002. Dr. Shetzline has published over 40 full papers and book chapters and acted as a reviewer for a range of medicine journals.

•
Dr. Shetzline earned his M.D. and Ph.D. from The Ohio State University in physiology and medicine. Dr. Shetzline completed his internal medicine residency and fellowship in gastroenterology and served on the faculty as a National Institutes of Health supported physician scientist at Duke University Medical Center.

•
Dr. Shetzline is a Fellow of the American College of Physicians, the American College of Gastroenterology, and the American Gastroenterological Association and certified by the American Board of Internal Medicine.

30   Ironwood

Executive Compensation
Compensation Discussion and Analysis
Executive Summary

Our executive compensation program for 2022 remained aligned with market practice and our corporate performance, which created a strong link between the value of our executives’ compensation to our stockholders’ returns. Together with this objective, our compensation program is also designed to attract, retain, motivate and reward outstanding talent across Ironwood through well-communicated programs that are aligned with our vision and mission, and support a positive company culture and values. The three primary elements of our executive officer compensation program are base salary, cash bonus and long-term equity incentive compensation. Long-term equity incentive compensation, which includes a balanced mix of time-based and performance-based equity awards, represents a significant percentage of each named executive officer’s total direct compensation. We believe this emphasis on equity strongly reinforces the concept of pay-for-performance, as the single largest component of pay is tied to future increases in the value of our stock.
The majority of total compensation for our named executive officers during 2022 consisted of variable pay elements, as reported in the Summary Compensation Table included elsewhere in this proxy statement. We believe this allocation aligns with our pay-for-performance compensation philosophy of motivating our named executive officers to achieve our performance objectives in the short term and to grow the business to create sustainable value for our shareholders in the long term.
2022 CEO Compensation	2022 Other NEOs Compensation(1)

FIXED
10%
VARIABLE
90%
Cash Bonus
6%
Other
2%
Salary
10%
Performance-Based
Awards
46%
Time-Based
Awards
36%

Cash Bonus 7%
Other 3%
Performance-Based Awards 42%
VARIABLE 82%
FIXED 18%
Salary 18%
Time-Based Awards 31%

(1)
As further described in this Compensation Discussion and Analysis section, Sravan Emany was not eligible for time-based and performance-based awards in 2022 due to the fact that he joined the company in December 2021, and therefore this compensation element was excluded for Mr. Emany for the purposes of this chart presentation.

2023 Proxy Statement   31

Stockholder Engagement and Say-On-Pay Vote Consideration

Feedback from stockholders is an essential part of our executive compensation decision-making process. We value stockholders’ perspectives and have a regular process throughout the year to discuss a range of topics, including our strategy, operations, financial and business performance. Discussions with our stockholders assist us in setting goals and expectations for our performance and facilitate the identification of emerging issues that may affect our strategies, corporate governance, compensation practices, and other aspects of our operations. Our company engages with many of our largest stockholders on a frequent basis year-round. This includes investor conferences, investor events, and one-on-one discussions. We invite feedback on a wide variety of topics, including corporate strategy, capital allocation, governance, human capital management and executive compensation.
Our stockholders also have the opportunity to cast a non-binding advisory vote on named executive officer compensation, or a “say-on-pay” vote, and this year, also to express their preference for the frequency of future say-on-pay votes. This allows our stockholders to provide us with regular, timely and direct input on our executive compensation philosophy, policies and practices. We believe this enables us to further align our compensation programs with our stockholders’ interests and to enhance our ability to consider stockholder feedback as part of our annual compensation review process. We sought stockholder input on our executive compensation program through the say-on-pay vote at our 2022 annual meeting of stockholders and approximately 97% of votes cast by our stockholders voted in support of our named executive officer compensation. In addition, the last time we sought stockholder input with respect to the say-on-pay frequency vote was at our 2017 annual meeting of stockholders, and over 98% of votes cast by our stockholders voted in support of an annual advisory say-on-pay vote.
Named Executive Officers: Goals and Accomplishments

Named Executive Officers for 2022
This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the Summary Compensation Table, or our named executive officers. Provided below are material factors we believe are relevant to an analysis of these policies and decisions. Our named executive officers for 2022 were:
•
Thomas McCourt, chief executive officer;

•
Sravan Emany, senior vice president, chief financial officer;

•
John Minardo, senior vice president, chief legal officer and secretary;

•
Jason Rickard, senior vice president, chief operating officer(1); and

•
Michael Shetzline, M.D., Ph.D., senior vice president, chief medical officer and head of research and drug development.

Goals and Accomplishments
In December 2021, our board, with input from senior management, established corporate performance goals for 2022, the achievement of which we believed would further the accomplishment of our short- and long-term business plan. These goals included maximizing LINZESS net sales growth as well as the attainment of certain financial and pipeline targets, in each case, based on the Company’s board-approved operating plan for 2022. In February 2022, our compensation and HR committee approved the relative weighting of our corporate performance goals for 2022 compensation programs.

(1)
On April 10, 2023, the Company determined to eliminate the role of chief operating officer, and, as result, Mr. Rickard’s last day of employment with the Company will be May 12, 2023. The responsibilities of the chief operating officer will be distributed to other members of the leadership team with support from Mr. Rickard to provide a smooth transition. Mr. Rickard’s role elimination is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

32   Ironwood

Our named executive officers were evaluated based on the level of achievement of the 2022 corporate goals and their achievements against their 2022 individual goals. Performance measured against the 2022 corporate and individual goals (as applicable) was used, in part, in determining salary adjustments and cash bonus awards for our named executive officers in early 2023.
As described in more detail elsewhere in this proxy statement under Compensation Determination Process, our board is responsible for assessing the Company’s performance against its pre-determined corporate goals. In January 2023, our board determined that the 2022 company performance achievement multiplier, which was used as a key consideration in determining executive compensation awarded for 2022 performance, was 75%.
The level of achievement against our 2022 corporate performance goals, as determined by our board in early 2023, was as follows:
	Performance Targets (Weights)
Company Goal	Not Achieved	Partially Achieved	Target	Over Achieved	Results
MAXIMIZE LINZESS
LINZESS U.S. Net Sales	$≤1,009M	$1,016M	$1,040M	$>1,056M	$1,002M(1)
	(0%)	(20%)	(30%)	(40%)	(0%)
Advance Linaclotide Pediatric Program	Specific goals are not disclosed for competitive reasons				Above Target(2)
	(0%)	(3%)	(5%)	(10%)	(10%)
BUILD INNOVATIVE PIPELINE
Secure 1 asset aligned with prioritized criteria	Specific goals are not disclosed for competitive reasons				Below Target(3)
	(0%)	(10%)	(15%)	(20%)	(10%)
Initiate IW-3300 POC study in IC / BPS by the fourth quarter of 2022	Specific goals are not disclosed for competitive reasons				Below Target(4)
	(0%)	(5%)	(8%)	(11%)	(0%)
Advance CNP-104 study	Specific goals are not disclosed for competitive reasons				Below Target(5)
	(0%)	(6%)	(10%)	(16%)	(0%)
STRENGTHEN FINANCIAL PROFILE
Revenue	$≤414M	$420M	$425M	$>430M	$411M(6)
	(0%)	(3%)	(5%)	(7%)	(0%)
Adjusted EBITDA from organic business (excluding the impact of any corporate development transactions)	$≤234M	$235M	$250M	$>275M	$252M(7)
	(0%)	(10%)	(20%)	(25%)	(20%)
CREATE GREAT PLACE TO WORK
Achieve at least 7 out of 10 objectives on the corporate EDI scorecard	≤5/10	6/10	7/10	10/10	7/10(8)
	(0%)	(1%)	(2%)	(5%)	(2%)
Increase understanding of and confidence in Ironwood’s strategy and culture, measured by >70% positive response rate on annual employee engagement survey	<60%	60%	70%	80%	72%(9)
	(0%)	(1%)	(3%)	(5%)	(3%)
				TOTAL	45%
	Adjusted Company Performance Achievement Multiplier				75%

2023 Proxy Statement   33

Notes to 2022 Company Performance Targets and Results Table
(1)
Goal was below target. LINZESS U.S. net sales were $1,002 million for the year ended December 31, 2022. LINZESS U.S. net sales are reported by our U.S. partner, AbbVie.

(2)
Goal exceeded. In September 2022, we announced positive topline data from a Phase III clinical trial evaluating linaclotide 72 mcg in pediatric patients aged 6-17 with functional constipation. The trial met its primary and secondary endpoints, demonstrating that linaclotide 72 mcg improved frequency of spontaneous bowel movements and stool consistency. In December 2022, we and our U.S. partner, AbbVie, submitted an sNDA to the U.S. FDA seeking approval of a new indication of LINZESS for FC in pediatric patients aged 6-17 years. Specific target thresholds are not disclosed for competitive reasons.

(3)
Goal was below target. Specific details and target thresholds are not disclosed for competitive reasons.

(4)
Although the IW-3300 POC study goal was below target, the board of directors considered the significant progress made in this program when it exercised its discretion to adjust the performance achievement multiplier as described more fully below. Specific target thresholds are not disclosed for competitive reasons.

(5)
Although the CNP-104 goal was below target, the board of directors considered the significant progress made in this program when it exercised its discretion to adjust the performance achievement multiplier as described more fully below. Specific target thresholds are not disclosed for competitive reasons.

(6)
Goal was below target. Our total revenues were $411 million for the year ended December 31, 2022.

(7)
Goal achieved. Our adjusted EBITDA was $252 million for the year ended December 31, 2022. Adjusted EBITDA is calculated by subtracting mark-to-market adjustments on derivatives related to Ironwood’s 2.25% convertible notes due 2022, interest expense, interest and investment income, income tax expense and depreciation and amortization from GAAP net income.

(8)
Goal achieved. Over the course of the year, we succeeded in attaining our corporate target of achieving 7 out of 10 pre-determined EDI objectives.

(9)
Goal achieved. The overall engagement score in our annual employee engagement survey was 72%.

As illustrated in the table and the accompanying footnotes, we achieved 45% of our pre-established corporate performance goals for 2022. However, after careful consideration and following the recommendation of the compensation and HR committee, the board of directors exercised its discretion and adjusted the Company’s performance achievement multiplier for 2022 to 75%.
When making its decision to exercise discretion with respect to the Company’s performance achievement multiplier, the board of directors took into account the fact that LINZESS U.S. Net Sales was the most heavily weighted goal within the 2022 program and that the $1,002M in LINZESS net sales that was delivered in 2022, although below threshold performance, was 96% of Target and still reflected a strong 9% prescription demand growth compared to 2021. The board further acknowledged that this sales level was achieved as a result of the significant efforts of the entire team, despite unanticipated inventory fluctuations in the retail channel that were outside the control of the Company. The board of directors also considered the Company’s progress towards achieving its product pipeline goals, including the extent of clinical trial start up activities achieved and the expected patient dosing in early 2023 for the Phase II IW-3300 proof of concept study in IC/BPS and the initiation of the clinical study for CNP-104 to evaluate the safety, tolerability, pharmacodynamic effects and efficacy of CNP-104 in PBC patients, including recruitment to support the expectations of early data assessing T-cell response from the patients enrolled in the study in the second half of 2023. Finally, the board believes that its decision to increase the corporate multiplier did not create a misalignment with shareholders as the Company achieved a compelling relative total stockholder return compared to its peers and the Nasdaq Biotechnology Index in 2022.
Given all of the above, the board of directors concluded that its limited exercise of discretion to award a corporate performance achievement multiplier at a below target level of 75% would provide for strong accountability for the management team while also more appropriately reflecting the performance of the Company and its employees in 2022.

34   Ironwood

In support of the 2022 corporate goals identified above, our compensation and HR committee assigned a specific subset of individual goals for each of our named executive officers as described below.
Name	Summary of Individual Goals
Thomas McCourt
•
Board and Investor Relations: Engage with the board of directors to align strategic and operational objectives to optimize the value of the company. Engage shareholders, analysts, and potential shareholders to convey the potential value of the company and associated risks and ultimately foster stock price growth.

•
Strategic Opportunities: Lead the assessment of strategic opportunities and champion efforts where appropriate to drive corporate value.

•
Operational Performance: Lead and motivate the business towards the accomplishment of the 2022 corporate goals established by the board of directors.

•
Talent & Leadership: Continue to strengthen the effectiveness of the executive leadership team providing opportunities to advance their professional development and enhance team dynamics. Serve as the cultural champion of the organization.

Sravan Emany
•
2022 Operating Plan: Collaborate with the commercial and brands teams to ensure proper investment in brand growth drivers and achievement of targeted brand margins. Champion fiscal management including pursuing opportunities to reduce spending.

•
Investor Relations: Engage with the board of directors, shareholders, analysts, and potential shareholders to convey the potential value of the company and associated risks and ultimately foster stock price growth.

•
Capital Structure Management: Assess and deliver on opportunities to improve our debt and equity positions including debt refinancing and share repurchase. Foster relationships with commercial and investment banks.

•
Leadership of Strategic Finance: Partner with the corporate development team in identifying, assessing, and closing on strategic initiatives to expand our product portfolio.

•
Internal Controls: Oversee and develop the finance team to ensure appropriate controls were in place over financial reporting and treasury operations.

John Minardo
•
Linzess Support: Build working relationships with commercial and development leadership. Effectively partner with the senior leadership of our U.S. partner, AbbVie, to better enable joint committees to be held accountable for managing LINZESS in accordance with our collaboration agreement. Oversee our promotional review process and ensure compliance and timely review of the materials.

•
DE&I Champion: Guide the DE&I Council adding new perspectives to the dialogue. Co-lead the Reverse Mentorship Program and engage with our employee resource groups.

•
Business Development and M&A Strategy: Lead the legal/intellectual property assessment of potential proposed transactions providing clear guidance on opportunities, risks, and negotiation.

•
Strengthen the Legal Team Leadership: Appropriately align and develop our legal capabilities in corporate governance, contracts, SEC filings, intellectual property, employee matters, public disclosures and corporate compliance.

2023 Proxy Statement   35

Name	Summary of Individual Goals
Jason Rickard
•
Workplace 2.0: Develop and implement initiatives to sustain employee engagement and productivity, while accounting for remote and hybrid working models and challenging labor market conditions. Lead the organization’s evolving response to the COVID-19 pandemic, including its impact on employee safety, our selling model, supplier, and other financial risks.

•
Supply Chain: Deliver on specific pharmaceutical development, manufacturing science, and clinical supply deliverables associated with our products and product candidates.

•
Information Technology, or IT, Infrastructure: Sunset legacy applications and complete improvements identified in our IT strategic road map. Align IT capabilities with emerging and future requirements while reducing operational expenses.

•
Human Resources and Culture: Strengthen the company’s organization and talent development capabilities. Serve as the company’s cultural champion, and implement updated corporate values and DEI initiatives, to ensure Ironwood continues to be a great place to work.

Michael Shetzline, M.D., Ph.D.
•
LINZESS Life-Cycle Management: Lead the research and drug development team in managing the clinical assessment of functional constipation and IBS-C in children 6-17 years of age and collaborate with our partner, AbbVie, to file supplemental new drug application with the U.S. FDA with a request for priority review, if appropriate.

•
Clinical Development: Collaborate with COUR to initiate proof-of-concept study for CNP-104 for primary biliary cholangitis. Complete phase 1 trial for IW-3300. Design and gain alignment with the U.S. FDA on proof-of-concept study for the treatment of IC/BPS and initiate next phase study.

•
GI Pipeline Expansion: Expand our GI pipeline by advancing IW-3300 and collaborating with our corporate development team to identify, evaluate and enter into agreements to secure new assets.

•
Research and Drug Development: Strengthen the research and drug development team and establish a team of world-class experts and trusted opinion leaders in gastroenterology.

In early 2023, Mr. McCourt evaluated the individual performance in 2022 of each of the named executive officers (other than himself), provided feedback and made recommendations to our compensation and HR committee. The compensation and HR committee then determined the named executive officers’ compensation, taking into account Ironwood’s level of achievement of its 2022 corporate goals as determined by our board; the fact that each named executive officer exceeded or achieved performance expectations for 2022, and peer group and other market data from the competitive assessment undertaken by our compensation and HR committee’s independent compensation consultant, Human Capital Solutions, Aon, or Aon, as discussed below.
Additional information on the basis for decisions about 2022 compensation relating to our named executive officers is available throughout this section and elsewhere in this proxy statement under the captions Role of the Compensation and HR Committee and Role of the Compensation Consultant: Benchmarking and Peer Group Analysis.
Compensation Decisions for 2022

Named Executive Officer Compensation Program
As in prior years, the three primary elements of our executive compensation program for 2022 were base salary, cash bonus and long-term equity incentive compensation.
2022 Base Salary
Base salaries are determined at an executive’s commencement of employment and are generally re-evaluated annually and adjusted, if warranted, to realign salaries with market levels or in connection with promotions or other changes in role and to reflect the performance of the named executive officer. In determining whether to adjust or recommend an adjustment to a named executive officer’s base salary, our compensation and HR committee takes into

36   Ironwood

consideration factors such as our corporate performance in prior years, general economic factors and compensation parity among our named executive officers, as well as the abilities, performance and experience of the named executive officer. Our compensation and HR committee also reviews our named executive officers’ past compensation at the company and market data. In addition, our compensation and HR committee recommends, and our board approves, compensation determinations for our chief executive officer. Please see Role of the Compensation and HR Committee and Role of the Compensation Consultant: Benchmarking and Peer Group Analysis for further information.
In March 2022, our compensation and HR committee reviewed and approved 2022 base salaries for our named executive officers for 2022, except for Mr. Emany, due to his joining the company in December 2021, and for Mr. McCourt whose base salary is reviewed and recommended by our compensation and HR committee and approved by our board of directors. In March 2022, following a recommendation by our compensation and HR committee, our board of directors approved Mr. McCourt’s 2022 base salary. The increases in base salary for Messrs. McCourt, Minardo and Rickard and Dr. Shetzline were based on our compensation and HR committee’s (and the board of directors’, in the case of Mr. McCourt) determination that each executive officer achieved or exceeded substantially all of his respective individual goals for 2021. These base salary determinations also took into account peer group and other market data from the competitive assessment conducted by Aon and discussed in more detail below. Base salary information for 2022 compared to base salary information for 2021 for each of our named executive officers is as follows:
Named Executive Officer	2021 Base Salary	2022 Base Salary	Increase ($)	Increase (%)
Thomas McCourt	$775,000	$806,000	$31,000	4.0%
Sravan Emany*	$500,000	$500,000	$0	0%
John Minardo	$475,000	$494,000	$19,000	4.0%
Jason Rickard	$500,000	$520,000	$20,000	4.0%
Michael Shetzline, M.D., Ph.D.	$484,000	$513,040	$29,040	6.0%

*
Mr. Emany’s base salary was not changed for 2022 as part of the Company’s 2021 performance review cycle as he joined the company in December 2021.

Annual Cash Incentive Program for 2022 Performance
Our annual cash incentive program, or cash bonus award, is designed to reward the achievement of our annual corporate goals and individual goals. The program is also intended to foster and support our performance-driven culture by setting clear, high-value goals, rewarding outstanding performers and making sure our employees know clearly that we value their contributions. Each target bonus award, expressed as a percentage of an executive’s base salary, is determined annually and is based on the extent to which we achieved our corporate goals for the preceding year, the executive’s individual performance in that year against his or her individual goals as well as peer group and other market data. Target bonus percentages for 2022 for each of our named executive officers, which were unchanged from the respective target bonus percentages for 2021, are as follows:
Named Executive Officer	2022 Target Bonus (as a % of base salary)
Thomas McCourt	75%
Sravan Emany	50%
John Minardo	45%
Jason Rickard	50%
Michael Shetzline, M.D., Ph.D.	45%

2023 Proxy Statement   37

We believe that these target bonus percentages align the target cash compensation, as defined below, of our named executive officers with that of our peers, place appropriate emphasis on the achievement of our annual performance objectives and facilitate recruiting, retaining, and motivating our executive officers.
For each of our named executive officers, other than our chief executive officer, 70% of each 2022 cash bonus award was based solely on the achievement of our corporate goals and 30% was based on the named executive officer’s achievement of his individual goals as described above, and our corporate goals. In recommending for approval by the board the amount of Mr. McCourt’s 2022 cash bonus, our compensation and HR committee determined to set Mr. McCourt’s individual performance in 2022 to be equal to the company’s performance factor of 75%. The board reviewed and followed this recommendation in approving Mr. McCourt’s cash bonus award for 2022 performance.
The following table summarizes the calculation of our named executive officers’ cash bonus awards, other than for our chief executive officer. Mr. McCourt’s 2022 cash bonus was calculated by multiplying his target bonus percentage (75%) by the corporate performance factor, as noted above.
Component Calculation
Company Performance Only Component (Weighted 70%)	70% Weighting	×	Target Bonus	×	Corporate Performance Achievement Multiplier			=	Company Performance Only Component Payout
+
Company and Individual Performance Component (Weighted 30%)	30% Weighting	×	Target Bonus	×	Corporate Performance Achievement Multiplier	×	Individual Performance Achievement Multiplier	=	Company Performance Only Component Payout
Total Annual Bonus Payout

This approach was intended to closely align cash bonus award payouts with the achievement of our corporate goals, while taking into account individual performance (or, in the case of Mr. McCourt, equating company performance with individual performance) and making bonus determinations in a transparent way. As described above, the company performance achievement multiplier for 2022 was 75%. In February 2023 our compensation and HR committee, determined that each of our named executive officers (other than Mr. McCourt, whose individual performance was equated with company performance) achieved or exceeded pre-established individual goals for 2022, resulting in the following individual performance achievement multipliers and bonus ratios to target bonus percentage (after applying the 70%/30% weighting and taking into account the company performance achievement multiplier of 75%).The compensation and HR committee then reviewed and approved (or, in the case of Mr. McCourt, recommended that the board approve, which recommendation was followed by the board) the following bonuses for 2022 performance for our named executive officers:
Named Executive Officer	Individual Performance	Actual Bonus to Target Bonus Ratio	Annual Cash Incentive Program for 2022 Performance
Thomas McCourt	75%(1)	75%	$453,375
Sravan Emany	120%	80%	$198,750
John Minardo	100%	75%	$166,725
Jason Rickard	125%	81%	$209,625
Michael Shetzline, M.D., Ph.D.	130%	82%	$188,735

(1)
As described above, our compensation and HR committee also recommended, and our board determined that Mr. McCourt’s individual performance achievement multiplier was 75% on the basis that such multiplier was equal to the corporate performance achievement multiplier of 75%.

38   Ironwood

2022 Long-Term Equity Awards
Long-term equity incentive compensation granted in 2022 represented, on average, approximately 73% of each named executive officer’s total compensation for the year (based on the grant date fair value of equity awards, with performance-based restricted stock unit, or PSU, awards measured at target). We believe this emphasis on equity, and particularly performance-based equity, strongly reinforces the principle of “pay for performance” and closely ties our executives’ pay outcomes to stockholder value creation. We also use equity awards as our incentive vehicle for long-term compensation to attract, reward and retain our named executive officers and to align the interests of our named executive officers with those of stockholders. We typically grant equity awards in the first quarter of each year based on our performance in the prior year.
Throughout the year, our compensation and HR committee may award additional equity grants as circumstances warrant. Our compensation and HR committee does not apply a rigid formula in allocating equity awards to our named executive officers as a group or to any particular named executive officer, but sets an equity pool each year based on peer group and other market data from the Aon competitive assessment discussed below. In addition to peer group and market data, our compensation and HR committee also considers other factors, including input from Aon and the amount of unvested equity held by a named executive officer, in determining the size of individual equity awards.
2022 Annual Equity Awards
In early 2022, our compensation and HR committee determined that the annual long-term equity incentive compensation awards for our named executive officers should consist of an approximately even number of PSUs and restricted stock units, or RSUs. The compensation and HR committee chose relative total shareholder return, or rTSR performance as the sole PSU performance metric in our 2022 executive equity compensation program to further tie the compensation of our named executive officers to stockholder value. Aon assisted the compensation and HR committee with identifying a peer group specifically for purposes of the rTSR measurement goal used for PSUs granted in 2022, or the 2022 rTSR PSUs.
The 2022 rTSR PSUs use the following performance metric and vesting opportunities:
Performance Metric	Performance Period	Threshold Goals (50% attainment)	Target Goals (100% attainment)	Stretch Goals (200% attainment)
2022 rTSR PSUs	Three-year performance period ending December 31, 2024	rTSR at the 25th percentile compared to rTSR peer group through 2024	rTSR at the 50th percentile compared to rTSR peer group through 2024	rTSR at the 75th percentile compared to rTSR peer group through 2024(1)

(1)
Attainment for the 2022 rTSR PSUs is capped at 100% where the Company’s total stockholder return is negative.

2023 Proxy Statement   39

At the time they were designated, the peer group identified for the purposes of the 2022 rTSR PSUs consisted of commercial pharmaceutical and biotechnology companies that ranged between $750 million and $10 billion in market capitalization; Ironwood’s 30-day market value capitalization as of December 31, 2021 was at the 39th percentile relative to this custom peer group. Our compensation and HR committee approved the following custom rTSR measurement peer group for the 2022 rTSR PSUs, which included all of our executive compensation peers:
ACADIA Pharmaceuticals, Inc. (Nasdaq: ACAD)	Intercept Pharmaceuticals, Inc. (Nasdaq: ICPT)
Agenus Inc. (Nasdaq: AGEN)	Ligand Pharmaceuticals Incorporated (Nasdaq: LGND)
Agios Pharmaceuticals, Inc. (Nasdaq: AGIO)	MacroGenics, Inc. (Nasdaq: MGNX)
Alkermes plc (Nasdaq: ALKS)	MannKind Corporation (Nasdaq: MNKD)
Amicus Therapeutics, Inc. (Nasdaq: FOLD)	Myovant Sciences Ltd. (Nasdaq: MYOV)
Apellis Pharmaceuticals, Inc. (Nasdaq: APLS)	Neurocrine Biosciences, Inc. (Nasdaq: NBIX)
BioCryst Pharmaceuticals, Inc. (Nasdaq: BCRX)	OPKO Health, Inc. (Nasdaq: OPK)
Biohaven Pharmaceutical Holding Company Ltd. (Nasdaq: BHVN)	Pacira BioSciences, Inc. (Nasdaq: PCRX)
bluebird bio, Inc. (Nasdaq: BLUE)	PTC Therapeutics, Inc. (Nasdaq: PTCT)
Blueprint Medicines Corporation (Nasdaq: BPMC)	Radius Health, Inc. (Nasdaq: RDUS)
BridgeBio Pharma, Inc. (Nasdaq: BBIO)	Sage Therapeutics, Inc. (Nasdaq: SAGE)
ChemoCentryx, Inc. (Nasdaq: CCXI)	Sarepta Therapeutics, Inc. (Nasdaq: SRPT)
Coherus BioSciences, Inc. (Nasdaq: CHRS)	Sorrento Therapeutics, Inc. (Nasdaq: SRNE)
Corcept Therapeutics Incorporated (Nasdaq: CORT)	Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN)
Dynavax Technologies Corporation (Nasdaq: DVAX)	TG Therapeutics, Inc. (Nasdaq: SUPN)
Emergent BioSolutions Inc. (Nasdaq: EBS)	Travere Therapeutics, Inc. (Nasdaq: TVTX)
Epizyme, Inc. (Nasdaq: EPZM)	Ultragenyx Pharmaceutical Inc. (Nasdaq: RARE)
Exelixis, Inc. (Nasdaq: EXEL)	United Therapeutics Corporation (Nasdaq: UTHR)
Global Blood Therapeutics, Inc. (Nasdaq: GBT)	Vanda Pharmaceuticals Inc. (Nasdaq: VNDA)
Halozyme Therapeutics, Inc. (Nasdaq: HALO)	Vericel Corporation (Nasdaq: VCEL)
Insmed Incorporated (Nasdaq: INSM)
In March 2022, our named executive officers (other than Mr. Emany) were granted RSUs and PSUs, in each case under our 2019 Plan. RSUs granted in 2022 vest as to 25% of the underlying shares on each approximate anniversary of the grant date of the award, subject to continued employment on each vesting date, which is the vesting schedule typically used for RSU awards granted to employees. As described above, the 2022 PSU awards are subject to a single rTSR performance goal, which is measured over a three-year performance period ending December 31, 2024.

40   Ironwood

The RSUs and PSUs granted to our named executive officers (other than Mr. Emany) in March 2022 were as follows:
Named Executive Officer	2022 Annual PSU Grant (# of Shares of Class A common stock Subject to PSUs) (at target)	2022 Annual RSU Grant (# of Shares of Class A common stock Subject to RSUs)
Thomas McCourt	248,868	248,869
Sravan Emany*	0	0
John Minardo	67,873	67,873
Jason Rickard	90,497	90,498
Michael Shetzline, M.D., Ph.D.	81,447	81,448

*
Mr. Emany was not eligible for a PSU or RSU award in 2022 due to the fact that he joined the company in December 2021.

In making its determinations with respect to the size of equity awards granted to each of our named executive officers (other than Mr. Emany), our compensation and HR committee took into account peer group and other market data from the Aon competitive assessment discussed below, as well as other factors including each executive’s current equity holdings, expected future contributions and retention.
2020 rTSR PSUs Payout
In 2020, our compensation and HR committee established the following performance goals for our 2020 PSU awards, which were intended to drive executive accountability for delivering value to our stockholders:
1)
Gaining the U.S. FDA’s acceptance of one or more additional NDAs through internal development or acquisition of development-stage or commercial-stage programs, or NDA Acceptance PSUs;

2)
Growing revenue and controlling expenses as measured by cumulative adjusted organic EBITDA, or Adjusted EBITDA PSUs; and

3)
Realizing rTSR goals as described in our 2021 proxy statement filed with the SEC on April 22, 2021 (the “2021 Proxy Statement”), or 2020 rTSR PSUs.

The 2020 PSUs use the following metrics, weighting and vesting opportunities:
Performance Metric	Weight	Performance Period	Threshold Goals (50% attainment)	Target Goals (100% attainment)	Stretch Goals (200% attainment)	Payout	Weighted Payout
NDA Acceptance PSUs	40%	Three-year performance period ending December 31, 2022	N/A	Acceptance by the U.S. FDA of an NDA for IW-3718 or other internal or external development program	Acceptance by the U.S. FDA of two NDAs, including IW-3718 and/or other internal or external development programs	0%	0%
Adjusted EBITDA PSUs(1)	30%	2020 — 2021 Cumulative Target	$266 million	$296 million	$355 million	200%	60%
2020 rTSR PSUs(2)	30%	Three-year performance period ending December 31, 2022	rTSR at the 25th percentile compared to rTSR peer group through 2022	rTSR at the 50th percentile compared to rTSR peer group through 2022	rTSR at the 75th percentile compared to rTSR peer group through 2022(3)	100%	30%
Weighted Average Payout:							90%

2023 Proxy Statement   41

(1)
Adjusted organic EBITDA is calculated by subtracting mark-to-market adjustments on derivatives related to Ironwood’s 2.25% convertible notes due 2022, restructuring expenses, net interest expense, income taxes, depreciation and amortization from GAAP net income, and further adjusted by excluding the impact of any corporate development transactions and stock-based compensation expense.

(2)
If the TSR percentile rank falls between Threshold, Target or Stretch goals, the percentage of rTSR PSUs earned shall be interpolated on a straight-line basis.

(3)
Attainment for the 2020 rTSR PSUs is capped at 100% where the Company’s total stockholder return is negative.

In January 2022, our compensation and HR committee certified that, with respect to the Adjusted EBITDA PSUs, the achievement of cumulative adjusted organic EBITDA for the performance period, which ended on December 31, 2021, was $467 million, resulting in a 200% attainment of this performance metric.
In January 2023, our compensation and HR committee certified that, with respect to the 2020 rTSR PSUs, the achievement of the rTSR percentile rank compared to the rTSR peer group for the performance period, which ended on December 31, 2022, was 67%, resulting in a 100% attainment of this performance metric, since the Company’s total stockholder return was negative. The NDA Acceptance PSUs goal was not met and therefore no portion of the NDA Acceptance PSUs vested. Overall, the weighted average payout for our 2020 PSUs performance metrics was 90%.
Executive Severance Agreements and Benefits in the Event of a Change of Control
The severance arrangements that we have with our named executive officers, as well as other benefits provided in the event of a change of control, are described elsewhere in this proxy statement under the captions Named Executive Officer Severance Arrangements and Benefits in the Event of a Change of Control and Potential Payments Upon Termination or Change of Control. Severance benefits are only payable if the named executive officer has complied with all of our rules and policies, has executed a separation agreement that includes a release of claims and complies with his or her post-employment nondisclosure, noncompetition and non-solicitation obligations. We believe that offering these payments and benefits assists us in recruiting, retaining and motivating executive officers, facilitates the operation of our business, allows our named executive officers to better focus their time, attention and capabilities on our business, and provides for a clear and consistent approach to managing departures with mutually understood separation benefits.
Other Compensation
We maintain broad-based benefits, including health insurance, life and disability insurance, dental insurance, transportation (for employees who reside in Massachusetts and neighboring states) and fitness stipends, and a 401(k) plan with a matching contribution equal to the greater of: (a) 100% of employee contributions on the first 3% of eligible compensation and 50% of employee contributions on the next 3% of eligible compensation; or (b) 75% of the first $10,000 of employee contributions.
Other than our broad-based benefits, or as otherwise described herein, none of our named executive officers receive perquisites of any nature.
Compensation Decisions for 2023

2023 Base Salary
In February 2023, our compensation and HR committee reviewed and approved 2023 base salaries for our named executive officers, except for Mr. McCourt, whose base salary is reviewed and recommended by our compensation and HR committee and approved by our board of directors. In March 2023, following a recommendation by our compensation and HR committee, our board of directors approved Mr. McCourt’s base salary. The increases in base salary for our named executive officers were based on our compensation and HR committee’s (and the board of directors’, in the case of Mr. McCourt) determination that each executive officer achieved or exceeded substantially all of his respective individual goals for 2022. These base salary determinations also took into account peer group and other market data from the competitive assessment conducted by Aon and discussed in more detail below. Base salary information for 2023 compared to base salary information for 2022 for each of our named executive officers, is as follows:

42   Ironwood

Named Executive Officer	2022 Base Salary	2023 Base Salary	Increase ($)	Increase (%)
Thomas McCourt	$806,000	$834,210	$28,210	3.5%
Sravan Emany	$500,000	$520,000	$20,000	4.0%
John Minardo	$494,000	$512,728	$18,728	3.8%
Jason Rickard	$520,000	$540,800	$20,800	4.0%
Michael Shetzline, M.D., Ph.D.	$513,040	$533,562	$20,522	4.0%
2023 Annual Equity Awards
In early 2023, the compensation and HR committee determined that the annual long-term equity incentive compensation awards for our named executive officers should consist of an approximately even number of PSUs and RSUs. For PSUs, the compensation and HR committee further determined that performance under our PSU awards should be measured against both an absolute TSR (50%) and an rTSR performance metric (50%) in order to tie further the compensation of our named executive officers to stockholder value creation and hold our executives accountable for our stock price performance. The compensation and HR committee further determined that the three-year performance period for the 2023 PSUs should start on March 1, 2023, and end on February 28, 2026. This change will enable both performance metrics to take into account the updated financial information for the fiscal year-end, including any changes in financial guidance that may have affected the stock price of the Company and the rTSR peer group companies throughout the performance period.
The 2023 PSUs use the following metrics, weighting and vesting opportunity:
Performance Metric	Weight	Performance Period	Threshold	Target	Above Target	Maximum
2023 Absolute TSR PSUs	50%	Ending February 28, 2026	50% attainment: 30 calendar-day average closing share price of $13.23 or above	100% attainment: 30 calendar-day average closing share price of $13.80 or above	200% attainment: 30 calendar-day average closing share price of $15.53 or above	400% attainment: 30 calendar-day average closing share price of $17.25 or above
2023 rTSR PSUs (1)	50%	Ending February 28, 2026	50% attainment: rTSR at the 25th percentile compared to rTSR peer group through February 2026	100% attainment: rTSR at the 50th percentile compared to rTSR peer group through February 2026	200% attainment: rTSR at the 75th percentile compared to rTSR peer group through February 2026	N/A

(1)
If the TSR percentile rank falls between Threshold, Target or Stretch goals, the percentage of rTSR PSUs earned shall be interpolated on a straight-line basis. Attainment for the 2022 rTSR PSUs is capped at 100% where the Company’s total stockholder return is negative.

At the time they were designated, the peer group identified for the purposes of the 2023 rTSR PSUs consisted of commercial pharmaceutical and biotechnology companies that ranged between $750 million and $10 billion in market capitalization; Ironwood’s 30-day average market value capitalization as of December 31, 2022 was at the 47th percentile relative to this custom peer group. Our compensation and HR committee approved the following custom rTSR measurement peer group for the 2023 rTSR PSUs, which included all of our executive compensation peers:

2023 Proxy Statement   43

ACADIA Pharmaceuticals, Inc. (Nasdaq: ACAD)	Insmed Incorporated (Nasdaq: INSM)
ADMA Biologics, Inc. (Nasdaq: ADMA)	Intercept Pharmaceuticals, Inc. (Nasdaq: ICPT)
Alkermes plc (Nasdaq: ALKS)	Ionis Pharmaceuticals, Inc. (Nasdaq: IONS)
Amicus Therapeutics, Inc. (Nasdaq: FOLD)	Kiniksa Pharmaceuticals, Ltd. (Nasdaq: KNSA)
Apellis Pharmaceuticals, Inc. (Nasdaq: APLS)	Ligand Pharmaceuticals Incorporated (Nasdaq: LGND)
Arcus Biosciences (Nasdaq: RCUS)	Myriad Genetics, Inc. (Nasdaq: MYGN)
Arrowhead Pharmaceuticals Inc. (Nasdaq: ARWR)	Natera, Inc (Nasdaq: NTRA)
Avid Bioservices, Inc. (Nasdaq: CDMO)	Novavax, Inc. (Nasdaq: NVAX)
BioCryst Pharmaceuticals, Inc. (Nasdaq: BCRX)	Organogenesis Holdings Inc.(Nasdaq: ORGO)
Blueprint Medicines Corporation (Nasdaq: BPMC)	Pacira BioSciences, Inc. (Nasdaq: PCRX)
Catalyst Pharmaceuticals, Inc. (Nasdaq: CPRX)	PTC Therapeutics, Inc. (Nasdaq: PTCT)
Coherus BioSciences, Inc. (Nasdaq: CHRS)	REGENXBIO Inc. (Nasdaq: RGNX)
Corcept Therapeutics Incorporated (Nasdaq: CORT)	Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN)
Cytokinetics, Inc. (Nasdaq: CYTK)	Syndax Pharmaceuticals, Inc. (Nasdaq: SNDX)
Deciphera Pharmaceuticals, Inc. (Nasdaq: DCPH)	Travere Therapeutics, Inc. (Nasdaq: TVTX)
Denali Therapeutics Inc. (Nasdaq: DNLI)	Vanda Pharmaceuticals Inc. (Nasdaq: VNDA)
Dynavax Technologies Corporation (Nasdaq: DVAX)	Veracyte, Inc. (Nasdaq: VCYT)
Exact Sciences Corporation (Nasdaq: EXAS)	Vericel Corporation (Nasdaq: VCEL)
Exelixis, Inc. (Nasdaq: EXEL)	Vir Biotechnology, Inc. (Nasdaq: VIR)
FibroGen, Inc. (Nasdaq: FGEN)	Xencor Inc.(Nasdaq: XNCR)
Halozyme Therapeutics, Inc. (Nasdaq: HALO)
In March 2023, our named executive officers were granted RSUs and PSUs, in each case under our 2019 Plan. RSUs granted in 2023 , other than for our chief executive officer, vest as to 25% of the underlying shares on each approximate anniversary of the grant date of the award, subject to continued employment on each vesting date, which is the vesting schedule typically used for RSU awards granted to employees. RSUs granted in 2023 for Mr. McCourt vest as to 33.3% of the underlying shares on each approximate anniversary of the grant date of the award, subject to his continued employment on each vesting date. As described above, the 2023 PSU awards are subject to absolute TSR and rTSR performance goals, and are measured over a three-year performance period ending February 28, 2026.

44   Ironwood

The RSUs and PSUs granted to our named executive officers in March of 2023 were as follows:
Named Executive Officer	2023 Annual PSU Grant (# of Shares of Class A common stock Subject to PSUs) (at target)	2023 Annual RSU Grant (# of Shares of Class A common stock Subject to RSUs)
Thomas McCourt	240,594	240,595
Sravan Emany	74,235	74,236
John Minardo	65,502	65,502
Jason Rickard	43,668	43,668
Michael Shetzline, M.D., Ph.D.	69,869	69,869
Basis for Our Compensation Policies and Decisions

Our Values and Goals
The objectives of our compensation policies are to provide compensation and incentives that align employee actions and motivations with the interests of our stockholders; attract, retain, motivate and reward outstanding talent across Ironwood through well-communicated programs that are aligned with our vision and mission; and support a positive company culture and values.
We are guided by the following principles with respect to our compensation determinations:
•
design compensation and incentive programs that align employee actions and motivations with the interests of our stockholders, support our business objectives and hold employees accountable for the achievement of key goals and milestones;

•
foster and support our performance-driven culture by setting clear, aggressive, high-value goals, rewarding outstanding performers to the extent these goals are achieved, and making sure our best performers know clearly that we value their contributions;

•
as with all spending, serve as careful stewards of our stockholders’ assets when making compensation decisions;

•
maximize our employees’ sense of ownership so that they have a long-term owner’s perspective, can see the impact of their efforts on our success, and can share in the benefits of that success through the opportunity to become stockholders of Ironwood through equity-based awards;

•
recognize that compensation is one of a number of tools to stimulate and reward productivity, great drug development, and successful commercialization, together with recognizing individual growth potential, providing a great workplace culture, and sharing in our success;

•
foster a strong team culture, focused on our principles of great drug development and commercialization, which is reinforced through our compensation and incentive programs;

•
design compensation and incentive programs that are fair, equitable and competitive; and

•
design compensation and incentive programs that are simple and understandable.

2023 Proxy Statement   45

Executive Compensation Governance
Highlighted procedures and tools that we use to ensure effective governance of compensation plans and decisions include:
•
our compensation and HR committee has the authority to hire independent counsel, compensation consultants and other advisors;

•
our compensation and HR committee conducts a regular review and assessment of risk as it relates to our compensation policies and practices;

•
as part of our insider trading prevention policy, our executive officers and directors are prohibited from engaging in any hedging or monetization transactions with respect to our securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds;

•
we have no perquisites, except as otherwise described herein, other than broad-based benefits, including health and wellbeing benefits, transportation, remote work and fitness stipends and a 401(k) plan that we make available to all of our employees;

•
our executive severance agreements (i) do not provide for tax gross-ups and (ii) contain double-trigger requirements for equity acceleration and other benefits in the event of a change of control;

•
eight of our nine directors are independent, including all members of our compensation and HR committee, and we have instituted stock ownership guidelines that require directors to accumulate and continuously hold a specified amount of our Class A common stock (see Director Stock Ownership Guidelines elsewhere in this proxy statement for additional information);

•
we have instituted executive stock ownership guidelines that will require executive officers to accumulate and continuously hold a specified amount of our Class A common stock (see Executive Officer Stock Ownership Guidelines elsewhere in this proxy statement for additional information); and

•
we have a clawback policy that provides our board of directors, in the event of a financial restatement due to material noncompliance with financial reporting requirements and where an executive engaged in intentional misconduct that caused or partially caused the need for the restatement, with the discretionary right to recover from our current and former executive officers that portion of the bonus or other incentive compensation that was received by the covered executives or effect the cancellation of unvested and vested equity awards previously granted to the covered executives based on our financial performance results and that would not have been awarded based on the restated results. The board of directors’ recovery rights under this policy will be without prejudice to other remedies the company may have for the recovery or adjustment of incentive compensation. Additionally, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive- based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002. Finally, we intend to update our clawback policy to address the recovery of erroneously-awarded incentive compensation in compliance with the requirements of the Dodd-Frank Act, final SEC rules and applicable listing standards.

Compensation Determination Process
In December 2020, the board approved updates to our corporate governance guidelines and the charter of the compensation and HR committee to provide that, beginning in 2021, (i) our board would assess the Company’s corporate performance and (ii) our compensation and HR committee would recommend, and our board would approve, the compensation determination for our chief executive officer. In determining the compensation of our chief executive officer, the board deliberates and votes on the chief executive officer’s compensation outside of the presence of the chief executive officer, and the chief executive officer and any other non-independent directors abstain from such determination.

46   Ironwood

In January 2023, our board met and, following the recusal of non-independent directors, our board approved our corporate goal achievement for 2022. Following the board’s corporate goal assessment, our compensation and HR committee evaluated the performance of our executive officers (other than Mr. McCourt), including performance against goals and objectives relevant to such executive officers’ compensation, and then approved salary increases, 2022 cash incentive bonuses and 2023 cash incentive bonus targets and equity awards for 2023 for these executives. The compensation and HR committee similarly evaluated Mr. McCourt’s performance and made a recommendation to the board relating to Mr. McCourt’s bonus for 2022 performance and his annual equity award, base salary and target bonus percentage for 2023. In making these compensation-related decisions or recommendations for 2022 performance, our compensation and HR committee considered the competitive assessment prepared by Aon, as described in more detail below, as well as the other factors described in this Compensation Discussion and Analysis.
At its meeting in March 2023, the board approved Mr. McCourt’s 2022 bonus, salary increase, equity awards and target bonus percentage for 2023; Mr. McCourt was not present for the board’s deliberation and determination on these compensation items.
The compensation and HR committee also reviews our bonus pool, which is calibrated based on corporate performance, and approves our equity pools, which are calibrated for competitive market practice, and assigns a portion of each of these pools to all of our employees other than our executive officers. Allocation decisions of these portions are made by members of senior management designated by our compensation and HR committee.
Our compensation and HR committee also evaluates our compensation policies annually, taking into consideration our results of operations, our long and short-term goals, individual goals, market data, the competitive market for our executive officers and general economic factors. Additionally, our compensation and HR committee or board (in the case of the determinations relating to chief executive officer compensation) may recommend or decide, as appropriate, to modify the mix or amount of base salary, bonus, and long-term incentives to best fit an executive officer’s specific circumstances or, if warranted by competitive market conditions, to grant retention or additional equity awards to attract, retain and motivate skilled personnel. We believe that this discretion and flexibility allows our compensation and HR committee and board (in the case of determinations of our chief executive officer’s compensation) to better achieve our compensation objectives.
Executive Officer Stock Ownership Guidelines
Following a competitive assessment of market data related to executive officer stock ownership requirements provided by Aon and guidance published by Investor Advisory Service, in October 2020, our compensation and HR committee recommended, and, in December 2020, our board approved, Executive Officer Stock Ownership Guidelines. In February 2022, our compensation and HR amended and restated our Executive Officer Stock Ownership Guidelines to exclude the value of vested “in the money” stock options towards satisfying our executive officer stock ownership requirements. We believe our Executive Officer Stock Ownership Guidelines further align the interests of our executive officers with those of our stockholders and also incentivize executive officers to focus on maximizing long-term value.
Our Executive Officer Stock Ownership Guidelines, as amended, provide that our chief executive officer is required to hold shares of the Company’s Class A common stock with a value equal to at least four (4) times his or her annual base salary and that each executive officer is required to hold shares of the Company’s Class A common stock with a value equal to one (1) times his or her annual base salary. Executive officers are required to achieve the applicable level of ownership by the later of December 2025 (five years from the date of adoption of the Executive Officer Stock Ownership Guidelines in December 2020) or the fifth anniversary of the date a person was initially designated as an executive officer of the Company. Shares that count towards satisfaction of the Executive Officer Stock Ownership Guidelines include, among other forms of ownership, shares held outright by the executive officer or a member of his or her immediate family and unvested RSUs net of applicable taxes. Vested “in the money” stock options and unearned performance-based awards do not count towards satisfaction of these ownership requirements.
Compliance with the stock ownership requirements will be measured on the date of the annual meeting of stockholders of the company each year based on the annualized salary then in effect for each officer. Failure to comply with the

2023 Proxy Statement   47

Executive Officer Stock Ownership Guidelines will (among other things, as may be determined by the compensation and HR committee) require executive officers to retain at least 100% of the shares, net of applicable tax withholding and the payment of any exercise or purchase price (if applicable), received upon the vesting or settlement of equity awards or the exercise of stock options. As of March 31, 2023, each of our executive officers was in compliance with our Executive Officer Stock Ownership Guidelines.
Role of the Compensation and HR Committee
As set forth in its written charter, our compensation and HR committee has the responsibility for evaluating the performance of our executive officers, taking into account the determination of our board with respect to our corporate performance; reviewing and approving the compensation of our executive officers (other than our chief executive officer); reviewing and recommending to the board our chief executive officer’s compensation; recommending to the board the adoption of new compensation plans; administering our existing plans; reviewing and recommending director and committee compensation to the board; reviewing and overseeing our Executive Officer Stock Ownership Guidelines; overseeing succession planning for our senior management; reviewing risks associated with our compensation policies and practices; and overseeing our strategies and policies related to human capital management, including with respect to matters such as diversity and inclusion, workplace environment and culture, and talent development and retention. In addition, our compensation and HR committee is responsible for ensuring that our compensation policies are aligned with our compensation philosophy and guiding principles.
In 2022, our compensation and HR committee made all of the compensation determinations with respect to each of our named executive officers, other than Mr. McCourt.
In making its determinations relating to compensation for performance in 2022, our compensation and HR committee took into account the feedback and recommendations from Mr. McCourt, including the feedback Mr. McCourt received from the named executive officer’s direct reports and other members of our management team.
Role of the Compensation Consultant: Benchmarking and Peer Group Analysis
Our compensation and HR committee has the authority to select and retain independent advisors and consultants to assist it with carrying out its responsibilities, and we are required to pay any related expenses approved by the committee. In 2022, our compensation and HR committee exercised such authority and engaged Aon as its compensation consultant. Aon reported directly to our compensation and HR committee throughout the period of its engagement.
Other than the purchase of certain benefits surveys and employee compensation benchmarking data from Aon in 2022 and certain other accounting and consulting services requested by the company related to equity plan matters, including forfeiture rate analysis, PSU award design, and 2022 rTSR PSU valuations, Aon did not provide us with services in 2022 other than those requested by our compensation and HR committee and the review of this Compensation Discussion and Analysis for conformance with best practices. Based on the scope of our compensation and HR committee’s engagements with Aon, it was determined that Aon did not have a conflict of interest in its role as compensation consultant under applicable rules.
In order to assist our compensation and HR committee in setting 2022 and 2023 compensation, respectively, Aon conducted competitive assessments of 2021 and 2022 target compensation for our named executive officers, with a focus on the following components of our named executive officer compensation:
•
base salary;

•
target total cash compensation (which is base salary plus the target bonus);

•
long-term equity incentives (which are valued based on grant date fair value); and

•
target total direct compensation (which is target total cash compensation plus the grant date value of the most recent long-term incentive grant).

In conducting this assessment, Aon analyzed the components of our named executive officer compensation listed above, in each case measured against the 25th, 50th and 75th percentiles of our executive compensation peer group.

48   Ironwood

Our peer group is reviewed at least annually by our compensation and HR committee. In setting our peer group, our compensation and HR committee applies a qualitative lens to help focus the potential group on the companies with which we are competing for talent. Our compensation and HR committee first identifies a potential pool of peer companies from a number of sources, including the companies listing Ironwood in their peer groups and the other companies listed in such peer companies’ peer groups, as well as companies included in third party peer group assessments. Our compensation and HR committee then considers certain size filters including market capitalization, revenue, and number of employees, as well as certain business model filters including commercial focus, and growth. The peer group that Aon proposed and that the compensation and HR committee used as a reference point in connection with 2022 compensation decisions is composed of the following 16 companies, which at the time they were designated as our peer group had a median 30-day average market capitalization of approximately $2.6 billion, median revenue of approximately $340 million, a median of 498 employees, and a commercial drug or drug candidate in later stage development:
ACADIA Pharmaceuticals, Inc. (Nasdaq: ACAD)	Halozyme Therapeutics, Inc. (Nasdaq: HALO)
Agios Pharmaceuticals, Inc. (Nasdaq: AGIO)	Intercept Pharmaceuticals, Inc. (Nasdaq: ICPT)
Alkermes plc (Nasdaq: ALKS)	Ligand Pharmaceuticals Incorporated (Nasdaq: LGND)
Amicus Therapeutics, Inc. (Nasdaq: FOLD)	Pacira BioSciences, Inc. (Nasdaq: PCRX)
bluebird bio, Inc. (Nasdaq: BLUE)	PTC Therapeutics, Inc. (Nasdaq: PTCT)
Blueprint Medicines Corporation (Nasdaq: BPMC)	Radius Health, Inc. (Nasdaq: RDUS)
Coherus BioSciences, Inc. (Nasdaq: CHRS)	Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN)
Corcept Therapeutics Incorporated (Nasdaq: CORT)	Vanda Pharmaceuticals Inc. (Nasdaq: VNDA)
In assisting our compensation and HR committee in setting 2022 compensation, Aon presented proxy peer data as well as results from the Radford Global Life Sciences Survey, or Radford Survey, which was comprised of companies that represent a broader market perspective and similar employee population to us, and a Market Composite, which combined the peer group data and data from the Radford Survey by weighting each source equally. Although this competitive assessment was not used to mandate any specific compensation decisions, our compensation and HR committee considered the results of this assessment when making base salary, cash bonus and long-term equity incentive award determinations with respect to our named executive officers in early 2022.
In June 2022, our compensation and HR committee approved a new peer group, which Aon used as a reference point in advising our compensation and HR committee regarding compensation decisions made beginning in the fourth quarter of 2022. Aon recommended that two companies from our existing peer group be removed because they no longer met the revenue screening criterium (Agios Pharmaceuticals, Inc. and bluebird bio, Inc.), and identified three potential companies (Dynavax Technologies Corporation, Organogenesis Holdings Inc. and Ultragenyx Pharmaceutical Inc.) to replace the two companies that were recommended to be removed from the prior peer group. This updated peer group is comprised of the following 17 companies, which at the time of approval by our compensation and HR committee had a median 30-day average market capitalization of approximately $2.1 billion, median revenue of approximately $380 million, a median of 495 employees and a commercial drug or drug candidate in later stage development:

2023 Proxy Statement   49

ACADIA Pharmaceuticals, Inc. (Nasdaq: ACAD)	Ligand Pharmaceuticals Incorporated (Nasdaq: LGND)
Alkermes plc (Nasdaq: ALKS)	Organogenesis Holdings Inc. (Nasdaq: ORGO)
Amicus Therapeutics, Inc. (Nasdaq: FOLD)	Pacira BioSciences, Inc. (Nasdaq: PCRX)
Dynavax Technologies Corporation (Nasdaq: DVAX)	PTC Therapeutics, Inc. (Nasdaq: PTCT)
Blueprint Medicines Corporation (Nasdaq: BPMC)	Radius Health, Inc. (Nasdaq: RDUS)
Coherus BioSciences, Inc. (Nasdaq: CHRS)	Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN)
Corcept Therapeutics Incorporated (Nasdaq: CORT)	Vanda Pharmaceuticals Inc. (Nasdaq: VNDA)
Halozyme Therapeutics, Inc. (Nasdaq: HALO)	Ultragenyx Pharmaceutical Inc. (Nasdaq: RARE)
Intercept Pharmaceuticals, Inc. (Nasdaq: ICPT)
Tax and Accounting Considerations
While our compensation and HR committee may consider the tax and accounting implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our named executive officers in 2022.
Executive Compensation Risk Assessment
Our compensation and HR committee engaged Aon to conduct a formal compensation risk assessment in December 2022. The compensation and HR committee then reviewed our 2022 compensation policies as generally applicable to our employees and determined that our policies did not encourage excessive and unnecessary risk-taking, and that the level of risk that they did encourage was not reasonably likely to have a material adverse effect on the Company. Our compensation and HR committee considered the following, among other factors, in reviewing our compensation policies related to 2022 compensation:
•
our use of different types of compensation vehicles provided a balance of long and short-term incentives with fixed and variable components;

•
we granted equity-based awards consisting of a mixed balance of time-based vesting and performance-based awards, which encouraged participants to look to long-term appreciation in equity values;

•
our annual bonus determinations for each employee were dependent on achievement of a diverse set of company-level goals, which we believe promoted long-term value; and

•
our system of internal control over financial reporting and code of business conduct and ethics, among other things, reduced the likelihood of manipulation of our financial performance to enhance payments under any of our incentive plans.

50   Ironwood

Compensation Committee Report
We have:
1.
reviewed and discussed with management the Compensation Discussion and Analysis found herein; and

2.
based on the review and discussions referred to in paragraph (1) above, we recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s proxy statement on Schedule 14A for filing with the SEC.

By the Compensation and HR Committee,
Andrew Dreyfus, Chair
Mark Currie, Ph.D.
Jon Duane
Marla Kessler

2023 Proxy Statement   51

Compensation Tables
Summary Compensation Table
The following table sets forth information regarding the compensation paid or accrued to, or earned by, each of our named executive officers during the years ended December 31, 2022, 2021 and 2020, or such shorter period of the named executive officer’s service.
Name and Principal Position*	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas McCourt Chief Executive Officer	2022	805,404	143,300(5)	6,473,069(6)	—	453,375	18,118	7,893,266
	2021	732,053	143,300	7,236,498	—	680,063	18,090	8,810,004
	2020	576,120	—	2,465,327	—	357,409	11,040	3,409,896
Sravan Emany Senior Vice President, Chief Financial Officer	2022	500,000	—	—(7)	—	198,750	13,612	712,362
	2021	28,846	200,000	2,300,100	—	—	46	2,528,992
	2020	—	—	—	—	—	—	—
John Minardo Senior Vice President, Chief Legal Officer and Secretary	2022	493,635	—	1,734,155(8)	—	166,725	15,525	2,410,040
	2021	191,827	250,000	2,595,002	—	105,037	6,427	3,148,293
	2020	—	—	—	—	—	—	—
Jason Rickard Senior Vice President, Chief Operating Officer	2022	519,615	121,050(5)	2,312,209(9)	—	209,625	19,156	3,181,655
	2021	492,589	121,050	2,519,901	—	327,600	18,090	3,479,230
	2020	473,314	—	1,479,191	—	258,338	11,040	2,221,883
Michael Shetzline Senior Vice President, Chief Medical Officer, and Head of Research and Drug Development	2022	512,482	121,000(5)	2,080,982(10)	—	188,735	15,525	2,918,724
	2021	483,447	121,000	1,727,931	—	285,405	18,090	2,635,873
	2020	464,681	100,000	1,121,001	—	194,588	11,040	1,891,310

*
Messrs. Minardo and Emany joined the company in August 2021 and December 2021, respectively, and were therefore not named executive officers in 2020.

(1)
Salaries reported for 2022, 2021 and 2020 reflect amounts actually paid in 2022, 2021 and 2020, respectively (as opposed to annual base salary rates). Fiscal year 2020 included one more pay date than fiscal years 2022 and 2021.

(2)
Reflects the fair value of time-based RSU, PSU and stock option awards on the date of grant calculated in accordance with ASC 718. For a discussion of the assumptions used in the valuation of awards made in 2022, see Note 12 to our consolidated financial statements for the year ended December 31, 2022 included in our Annual Report on Form 10-K that we filed with the SEC on February 16, 2023. All values reported exclude the effects of potential forfeitures. With respect to the rTSR PSUs granted to the named executive officers in 2022, the aggregate grant date fair value was determined based on the probable outcome of the performance conditions associated with such awards (target) at the date of grant. Assuming the maximum level of performance (200%) is achieved, the aggregate grant date fair value of the PSUs granted in 2022 is as follows: $7,286,855 for Mr. McCourt, $1,987,321 for Mr. Minardo, $2,649,752 for Mr. Rickard, and $2,384,768 for Dr. Shetzline.

(3)
Consists of payments made under our annual cash bonus program for performance in the relevant year. For a description of bonuses paid in 2023 for performance in 2022, see the disclosure included elsewhere in this proxy statement under the caption Annual Cash Incentive Program for 2022 Performance.

(4)
For each executive officer, consists of matching contributions made under our 401(k) plan, as well as an amount attributable to remote work and fitness stipends. The 401(k) matching contributions for each named executive officer are as follows: $13,725 for Mr. McCourt, $11,813 for Mr. Emany, $13,725 for Mr. Minardo, $13,725 for Mr. Rickard, and $13,725 for Dr. Shetzline. Amounts for Messrs. McCourt and Rickard also include $2,593 and $3,632, respectively, for the incremental cost of gifts, spousal travel and attendance at certain Ironwood-sponsored events and meetings where the executives’ attendance was requested by the Company, as well as the value of gifts received; these amounts are inclusive of tax gross-ups of $1,150 and $1,610 paid to Messrs. McCourt and Rickard, respectively.

(5)
Reflects the portion of the cash retention bonus paid in 2022, pursuant to a cash retention program approved in March 2021, as described in our 2022 proxy statement, whereby 50% of the cash retention bonus was paid in September 2021 and 50% of the cash retention bonus was paid in June 2022, in each case, subject to continued employment.

(6)
Includes the aggregate grant date fair value of 248,869 RSUs and 248,868 PSUs awarded to Mr. McCourt in March 2022, in connection with annual equity awards.

52   Ironwood

(7)
Mr. Emany was not eligible to receive an annual equity award as part of the company’s 2021 performance review cycle due to the substantial completion of fiscal year 2021 when he joined Ironwood in December 2021.

(8)
Includes the aggregate grant date fair value of 67,873 RSUs and 67,873 PSUs awarded to Mr. Minardo in March 2022, in connection with annual equity awards.

(9)
Includes the aggregate grant date fair value of 90,498 RSUs and 90,497 PSUs awarded to Mr. Rickard in March 2022, in connection with annual equity awards.

(10)
Includes the aggregate grant date fair value of 81,448 RSUs and 81,447 PSUs awarded to Dr. Shetzline in March 2022, in connection with annual equity awards.

2023 Proxy Statement   53

Grants of Plan-Based Awards
The following table sets forth information regarding non-equity and equity awards granted to each of our named executive officers during the year ended December 31, 2022. All non-equity incentive plan awards were made pursuant to our cash bonus program described in more detail elsewhere in this proxy statement under the caption Annual Cash Incentive Program for 2022 Performance.
We granted annual RSUs and PSUs to Messrs. McCourt, Minardo, Rickard and Dr. Shetzline in March 2022. Mr. Emany was not eligible to receive an annual equity award as part of the company’s 2021 performance review cycle due to the substantial completion of fiscal year 2021 when he joined Ironwood in December 2021.
All RSUs and PSUs granted in 2022 represented the right to receive shares of our Class A common stock upon the vesting of such awards. The vesting schedule of each such award included in the following table is described in the footnotes to the Outstanding Equity Awards at Fiscal Year-End table.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) Target ($)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)(#)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
			Threshold	Target	Maximum
Thomas McCourt	3/8/2022	—	—	—	—	248,869	$2,829,641
	3/8/2022	—	124,434	248,868	497,736	—	$3,643,428
	—	604,500	—	—	—	—	—
Sravan Emany	—	250,000	—	—	—	—	—
John Minardo	3/2/2022	—	—	—	—	67,873	$740,494
	3/2/2022	—	33,937	67,873	135,746	—	$993,661
		222,300	—	—	—	—	—
Jason Rickard	3/2/2022	—	—	—	—	90,498	$987,333
	3/2/2022	—	45,249	90,497	180,994	—	$1,324,876
		—	—	260,000	—	—	—
Michael Shetzline	3/2/2022	—	—	—	—	81,448	$888,598
	3/2/2022	—	40,724	81,447	162,894	—	$1,192,384
	—	230,868	—	—	—	—	—

(1)
Consists of the target cash bonus amount for 2022 performance under our cash bonus program. As described in more detail elsewhere in this proxy statement under the caption Annual Cash Incentive Program for 2022 Performance, in 2022, Mr. McCourt had an individual bonus target percentage of 75% of his base salary, Messrs. Emany and Rickard had an individual bonus target percentage of 50% of their base salaries, and Mr. Minardo and Dr. Shetzline had an individual bonus target percentage of 45% of their base salaries. 70% of bonuses awarded for performance in 2022 were tied solely to the achievement of our corporate goals for 2022, and 30% of bonuses awarded were tied to the achievement of corporate and individual performance goals. In determining Mr. McCourt’s cash bonus for 2022, the board equated Mr. McCourt’s individual performance with that of the company’s performance. Actual bonus payments for 2022 performance are set forth in the Summary Compensation Table elsewhere in this proxy statement.

(2)
Awards listed in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column are PSUs, and represent threshold, target and maximum potential future payouts under the rTSR PSUs granted to each of our named executive officers in 2022. The PSUs are eligible to vest based on the achievement of an rTSR performance goal over a three-year performance period, as described elsewhere under the caption 2022 Long-Term Equity Awards in the Compensation Discussion and Analysis above.

(3)
Stock awards listed in the “All Other Stock Awards: Number of Shares of Stock or Units (#)” column are RSUs.

(4)
Reflects the fair value of RSU and PSU awards on the date of grant calculated in accordance with ASC 718, excluding the effects of potential forfeitures, with the grant date fair value of PSUs determined based on the probable outcome of the performance conditions (target) associated with such awards on the grant date. For a discussion of the assumptions used in the valuation of the RSU and PSU awards granted to our named executive officers in 2022, see footnote 2 to the Summary Compensation Table elsewhere in this proxy statement.

54   Ironwood

Outstanding Equity Awards at Fiscal Year-End
As described in our 2021 Proxy Statement, portions of certain Ironwood equity awards were converted into Cyclerion equity awards in connection with our separation from Cyclerion Therapeutics, Inc., or Cyclerion, in April 2019, or the Separation, and are subject to substantially the same terms and conditions as were applicable to the Ironwood equity awards prior to the distribution. The following tables set forth information regarding outstanding Ironwood and Cyclerion equity awards held by each of our named executive officers on December 31, 2022, the last day of our last fiscal year. Information presented has been adjusted, as necessary, to reflect the impact of the Separation. The Cyclerion equity awards were granted to Messrs. McCourt and Rickard in connection with the Separation. None of our other named executive officers hold any Cyclerion equity awards.
Ironwood Equity Awards at Fiscal Year-End
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Thomas McCourt	110,962	—	—	11.65	2/1/2023(2)
	80,504	—	—	12.56	3/3/2024(3)
	97,500	—	—	13.91	3/16/2025(3)
	179,056	—	—	9.12	3/1/2026(3)
	166,018	—	—	14.93	2/27/2027(3)
	142,404	—	—	12.95	2/21/2028(3)
	376,906	8,076	—	11.49	1/29/2029(3)
	40,943	4,761	—	11.78	5/1/2029(3)
	—	—	—	—	—	48,319(4)	598,672	—	—
	—	—	—	—	—	33,494(5)	414,991	—	—
	—	—	—	—	—	442,322(6)	5,480,370	—	—
	—	—	—	—	—	30,145(7)	373,497	—	—
	—	—	—	—	—	—	—	499,234(8)	6,185,509
	—	—	—	—	—	—	—	497,736(9)	6,166,949
Sravan Emany	—	—	—	—	—	63,750(6)	789,863	—	—
	—	—	—	—	—	—	—	170,000(8)	2,106,300
John Minardo	—	—	—	—	—	127,792(6)	1,583,343	—	—
	—	—	—	—	—	—	—	159,962(8)	1,981,929
	—	—	—	—	—	—	—	135,746(9)	1,681,893
Jason Rickard	7,754	—	—	11.76	6/10/2023(3)	—	—	—	—
	10,309	—	—	9.66	12/16/2023(3)	—	—	—	—
	40,834	—	—	12.02	11/3/2024(3)	—	—	—	—
	15,550	—	—	13.91	3/16/2025(3)	—	—	—	—
	6,046	—	—	9.79	9/1/2025(3)	—	—	—	—
	17,956	—	—	9.12	3/1/2026(3)	—	—	—	—
	81,390	1,743	—	11.49	1/29/2029(3)	—	—	—	—
	12,282	1,429	—	11.78	5/1/2029(3)	—	—	—	—
	—	—	—	—	—	28,186(4)	349,225	—	—
	—	—	—	—	—	20,097(5)	249,002	—	—
	—	—	—	—	—	166,387(6)	2,061,535	—	—
	—	—	—	—	—	18,087(7)	224,098	—	—
	—	—	—	—	—	—	—	169,082(8)	2,094,926
	—	—	—	—	—	—	—	180,994(9)	2,242,516

2023 Proxy Statement   55

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Michael Shetzline	90,766	1,932	—	13.19	3/1/2029(10)	—	—	—	—
	—	—	—	—	—	19,327(4)	239,462	—	—
	—	—	—	—	—	16,292(5)	201,858	—	—
	—	—	—	—	—	128,999(6)	1,598,298	—	—
	—	—	—	—	—	14,663(7)	181,675	—	—
	—	—	—	—	—	—	—	115,942(8)	1,436,521
	—	—	—	—	—	—	—	162,894(9)	2,018,257

(1)
Market value is calculated by multiplying the number of RSUs or PSUs that have not vested by the closing price of our Class A common stock on the Nasdaq Global Select Market on December 30, 2022, which was $12.39.

(2)
The options vested as to 1.25% on each monthly anniversary of the vesting commencement date for the first 36 months, and as to 4.5833% of the award on each monthly anniversary thereafter, generally subject to the executive’s continued employment with the company on the applicable vesting date.

(3)
The options vest as to 1/48th of the shares on each monthly anniversary of the vesting commencement date, generally subject to the executive’s continued employment with the company on the applicable vesting date.

(4)
RSUs vest over two years as to 50% of the award on each approximate anniversary of the grant thereof, generally subject to continued employment with the company on the applicable vesting date.

(5)
RSUs vest over three years as to 33.3% of the award on each approximate anniversary of the grant thereof, generally subject to continued employment with the company on the applicable vesting date.

(6)
RSUs vest over four years as to 25% of the award on each approximate anniversary of the grant thereof, generally subject to continued employment with the company on the applicable vesting date.

(7)
The 2020 rTSR PSUs vested over a three-year period based on the achievement of the performance metrics discussed elsewhere in this proxy statement under the caption 2020 rTSR PSUs Payout. The number of shares reported herein reflects target performance for the 2020 rTSR PSUs in accordance with SEC requirements. The payout for the 2020 rTSR PSUs, which was certified by the compensation and HR committee on January 17, 2023, was 100% of the target number of PSUs.

(8)
The 2021 rTSR PSUs vest over a three-year period based on the achievement of the performance metrics. The number of shares reported in this column assumes target performance for the 2021 rTSR PSUs in accordance with SEC requirements. Actual payouts for these PSUs could range from 0% to 200% of the target number of PSUs subject to an award based on actual performance results. The 2021 rTSR PSUs also have a service-based vesting condition that generally will be satisfied by continued employment with the company through the last day of the applicable performance period. For a discussion of the treatment of PSUs following certain terminations of employment and/or a change of control of Ironwood, please see Named Executive Officer Severance Arrangements and Benefits in the Event of a Change of Control elsewhere in this proxy statement.

(9)
The 2022 rTSR PSUs vest over a three-year period based on the achievement of the performance metrics discussed elsewhere in this proxy statement under the caption 2022 Annual Equity Awards. The number of shares reported in this column assumes target performance for the 2022 rTSR PSUs in accordance with SEC requirements. Actual payouts for these PSUs could range from 0% to 200% of the target number of PSUs subject to an award based on actual performance results. The 2022 rTSR PSUs also have a service-based vesting condition that generally will be satisfied by continued employment with the company through the last day of the applicable performance period. For a discussion of the treatment of PSUs following certain terminations of employment and/or a change of control of Ironwood, please see Named Executive Officer Severance Arrangements and Benefits in the Event of a Change of Control elsewhere in this proxy statement.

(10)
The options vest as to 25% of the shares on the first anniversary of the vesting commencement date and 1/48th of the shares each month thereafter for the next 36 months, generally subject to the executive’s continued employment with the company on the applicable vesting date.

56   Ironwood

Cyclerion Equity Awards at Fiscal Year-End
	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price ($)	Option Expiration Date
Thomas McCourt	10,221	14.40	2/1/2023
	7,591	15.54	3/3/2024
	9,750	17.20	3/16/2025
	14,218	11.28	3/1/2026
	8,859	18.47	2/27/2027
	4,101	16.02	2/21/2028
	2,156	14.21	1/29/2029
Jason Rickard	857	14.40	2/1/2023
	543	14.55	6/10/2023
	750	11.95	12/16/2023
	3,324	14.87	11/3/2024
	1,555	17.20	3/16/2025
	562	12.11	9/1/2025
	1,425	11.28	3/1/2026
	465	14.21	1/29/2029

2023 Proxy Statement   57

Option Exercises and Stock Vested Table
The following table sets forth certain information regarding the exercise of options to purchase our Class A common stock and the vesting of RSUs that were held by our named executive officers during the year ended December 31, 2022.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Thomas McCourt	—	—	216,540	$2,428,008
Sravan Emany	—	—	21,250	$240,763
John Minardo	—	—	19,973	$230,688
Jason Rickard	18,041(3)	$1,744	125,525	$1,400,922
Michael Shetzline	—	—	83,370	$933,879

(1)
Computed by determining the difference between the market price of our Class A common stock on the date of exercise and the exercise price of the exercised stock option, multiplied by the number of shares acquired upon exercise of the option.

(2)
Computed by multiplying the number of shares of Class A common stock underlying the vested RSUs by the market price of our Class A common stock on the vesting date.

(3)
Represents shares of our Class A common stock that Mr. Rickard acquired through an option exercise as such stock options were expiring, and then sold on the open market.

Named Executive Officer Severance Arrangements and Benefits in the Event of a Change of Control
We have entered into severance arrangements with each of our named executive officers. Under the severance arrangements, our named executive officers are eligible to receive certain payments and benefits in the event of an involuntary termination without “cause” or a “constructive termination.” Each of our executives is also eligible to receive enhanced payments and benefits in the event of a change of control plus an actual or constructive involuntary termination of employment (such double trigger event, a “change of control termination”). For additional information, please see the definition of “change of control termination,” below. The following descriptions reflect the payments and benefits that would have been payable to each of our named executive officers as of December 31, 2022 under their respective severance arrangements.
The benefits for our named executive officers described elsewhere in this proxy statement under the captions Severance Benefits not in Connection with a Change of Control and Change of Control Severance Benefits are only payable if the named executive officer complies with all of Ironwood’s rules and policies, executes a separation agreement that includes a release of claims and complies with any post-employment non-disclosure, non-competition and non-solicitation obligations. The executive severance agreements further provide that in connection with the sale of all or substantially all of the assets of Ironwood, Ironwood would cause the acquirer of such assets to assume the executives’ severance arrangements.
Severance Benefits not in Connection with a Change of Control
In the event of a termination without cause or a constructive termination not qualifying as a change of control termination, each of our named executive officers would be entitled to receive the following: (i) for Messrs. Emany and Minardo, a lump-sum payment equal to 12 months of his base salary for the year of termination; for Mr. McCourt, a lump-sum payment equal to 18 months of his base salary for the year of termination; and for Mr. Rickard and Dr. Shetzline, a lump-sum payment equal to 12 months of his base salary for the year of termination plus an amount equal to a maximum of six months of his base salary for the period beginning as of the first anniversary of his termination date, provided he has not secured new, reasonably similar full-time employment; (ii) a lump-sum payment equal to his target cash bonus for the year of termination, pro-rated based on the percentage of the year worked prior to the triggering

58   Ironwood

event; (iii) a lump-sum payment equal to his actual bonus for the prior year if not yet paid as of the termination date; (iv) a lump-sum payment equal to his full target cash bonus for the year of termination (for Mr. McCourt, multiplied by 1.5); (v) for Messrs. Emany and Minardo, up to 12 months of subsidized COBRA benefits; for Mr. McCourt, a period of up to 18 months of subsidized COBRA benefits; and for Mr. Rickard and Dr. Shetzline, 12 months of subsidized COBRA benefits plus up to an additional six months of subsidized COBRA benefits for the period beginning as of the first anniversary of his termination date, provided he has not been eligible to participate in the group medical plan of another employer; and (vi) outplacement assistance benefits. The non-equity-based severance benefits described in items (i) through (vi) of this paragraph, collectively, are referred to as the “Non Equity Severance Benefits.”
In addition, the executive severance agreement for Messrs. McCourt and Rickard and Dr. Shetzline provides that any outstanding equity awards subject solely to time-based vesting would vest as to (1) the portion of the equity award that would have vested if the named executive officer had remained employed for 18 months following the termination date and (2) an additional portion of the equity award that would have vested on the next regular vesting date after such 18-month period as if the equity award vested on a daily basis from the last regular award vesting date occurring prior to the end of the 18 month period through such next regular vesting date. Any equity awards that do not vest pursuant to the preceding sentence would remain outstanding and eligible to vest upon the occurrence of a change of control termination (as defined below) in the time periods described below for such a termination. Further, the exercisability of any outstanding vested stock options held by the named executive officer as of the termination date (including, for Messrs. McCourt and Rickard, any vested options to purchase Cyclerion common stock that were granted in connection with the Separation in substitution for or replacement of vested options to purchase Ironwood Class A common stock) would be extended through the earlier of 24 months following the termination date (or, in the event that Ironwood publicly announced it was conducting negotiations leading to a change of control or entered into a definitive agreement that would have resulted in a change of control during such 24 month period , the later of (A) the expiration of the 24 month period or (B) the first to occur of the date that is three months following the change of control and 30 days following the date on which Ironwood announced that such definitive agreement had been terminated or that Ironwood’s efforts to consummate the change of control contemplated by the previously announced negotiations or by a previously executed definitive agreement had been abandoned) or the stock option’s final expiration date. The equity-based severance benefits described in this paragraph are referred to as the “Equity Severance Benefits.”
Moreover, with respect to PSUs, in the event of the named executive officer’s involuntary termination without cause or constructive termination (collectively, a “qualifying termination”), the awards, to the extent then outstanding, will not terminate upon such termination of employment and instead will remain eligible to vest based on the attainment of the applicable performance goals. Specifically, the 2023 Absolute TSR PSUs will generally remain outstanding and eligible to vest based upon the achievement of their respective 2023 Absolute TSR performance goals until the earlier of (A) the end of the performance period or (B) the twelve (12)-month period following the date of the qualifying termination, with the number of PSUs actually delivered subject to proration based on the number of days the named executive officer remained employed during the respective performance period. The 2021 rTSR PSUs, as described in our 2022 proxy statement filed with the SEC on April 22, 2022, or 2021 rTSR PSUs, 2022 rTSR PSUs and 2023 rTSR PSUs will generally remain outstanding and eligible to vest based upon the achievement of their respective rTSR performance goals, until the end of their respective performance period, with the number of PSUs actually delivered subject to proration based on the number of days the named executive officer remained employed during the respective performance period.
Change of Control Severance Benefits
In the event of a change of control termination, each of our named executive officers would be entitled to receive the following benefits under his executive severance agreement: (1) a lump-sum payment in an amount equal to 18 months (for Mr. McCourt, 24 months) of his base salary as of the time of termination; (2) a lump-sum payment of his target cash bonus for the year of termination, pro-rated based on the percentage of the year worked prior to the triggering event; (3) a lump-sum payment equal to his actual bonus for the prior year if not yet paid as of the termination date; (4) a lump-sum payment equal to his full target cash bonus for the year of termination, multiplied by 1.5 (for Mr. McCourt, multiplied by 2.0); (5) 18 months (for Mr. McCourt, 24 months) of subsidized COBRA benefits; and (6) outplacement assistance benefits.

2023 Proxy Statement   59

In addition, in the event of a change of control termination, each executive severance agreement provides for acceleration of all outstanding equity awards subject solely to time-based vesting as of the later of (1) the termination date or (2) the change of control. Further, the exercisability of any outstanding vested stock options held by the named executive officer as of the termination date (including, for Messrs. McCourt and Rickard, any vested options to purchase Cyclerion common stock granted in connection with the Separation in substitution for or replacement of vested options to purchase Ironwood Class A common stock) would be extended through the earlier of 24 months following the termination date (or, if later the date that was three months following the change of control) or the stock option’s final expiration date.
Under each executive severance agreement, a “change of control termination” consists of an involuntary termination without “cause” or a “constructive termination” (each as defined in the agreement), in either event during the period commencing six months prior to the earlier of (1) the date that Ironwood first publicly announces it is conducting negotiations leading to a change of control, or (2) the date that Ironwood enters into a definitive agreement that would result in a change of control, and ending on the date that is 24 months after the change of control, provided that if such change of control contemplated by a public announcement or such a definitive agreement, in either case, is not consummated, or if an involuntary or constructive termination occurs later than 24 months following the change of control, such involuntary or constructive termination, as the case may be, shall not be a “change of control termination”. Under each executive severance agreement, a change of control occurs when: (I) any person becomes, pursuant to a transaction or a series of transactions not approved by the Ironwood board of directors, the beneficial owner, directly or indirectly, of Ironwood securities representing more than 50% of the total voting power; (II) a merger or consolidation of Ironwood occurs, whether or not approved by the Ironwood board of directors, which results in the holders of Ironwood’s voting securities holding less than 50% of the combined voting power of the surviving entity immediately after such merger or consolidation; (III) the sale or disposition of more than two-thirds of the assets of Ironwood; or the date a majority of members of the Ironwood board of directors is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of members of the Ironwood board of directors before the date of the appointment or election.
Treatment of PSUs in the Event of a Change of Control
In the event of a change of control of Ironwood, the performance- and service-based vesting conditions applicable to the PSUs, to the extent then outstanding, will generally be treated as follows: the 2023 Absolute TSR PSUs will become earned at the applicable target level (and subject to vesting as described below) as of immediately prior to the change of control based on the change of control stock price. The 2021 rTSR PSUs, 2022 rTSR PSUs and 2023 rTSR PSUs will become earned at target (and subject to vesting as described below) as of immediately prior to the change of control, provided that if the resulting rTSR percentile rank, determined after accounting for the stock price performance of Ironwood stock in connection with the change of control, would result in the 2021 rTSR PSUs, 2022 rTSR PSUs or the 2023 rTSR PSUs, as applicable, being earned above target, the 2021 rTSR PSUs, 2022 rTSR PSUs or the 2023 rTSR PSUs, as applicable, will be deemed to be earned (and subject to vesting as described below) at such higher level in accordance with the terms of the award.
Any PSUs that become earned in connection with a change of control as described above shall vest in equal installments on a quarterly basis over the remaining portion of the applicable performance period, generally subject to a named executive officer’s continued employment on each such vesting date. In the event of the occurrence of a qualifying termination in connection with or during the 24-month period immediately following the change of control and prior to the completion of the performance period, any earned but unvested PSUs held by the named executive officer will immediately vest in full in connection with such qualifying termination. If a named executive officer underwent a qualifying termination prior to a change of control, any outstanding PSUs held by the named executive officer as of the time of the change of control would become earned as described in the preceding paragraph but, in the case of the 2021 rTSR PSUs, 2022 rTSR PSUs, 2023 rTSR PSUs and 2023 Absolute PSUs remain subject to proration based on the number of days the named executive officer remained employed during the applicable performance period.
Treatment of Equity in the Event of Death or Permanent Disability
For all employees, including our named executive officers, outstanding stock option and RSU awards subject solely to time-based vesting accelerate in full in the event of the death of the award holder.

60   Ironwood

In addition, the post-termination exercise window of all vested stock options held by a participant that were granted under our Amended and Restated 2010 Employee, Director and Consultant Equity Incentive Plan and 2019 Plan is extended to one year (or the stock option’s final expiration date, if earlier) following the participant’s termination of employment by reason of his or her death.
With respect to PSUs, in the event of a termination of the named executive officer’s employment as a result of his death or permanent disability, the awards, to the extent then outstanding, will not terminate and will remain eligible to vest based on the attainment of the applicable performance goals. Specifically, 2023 Absolute TSR PSUs will generally remain outstanding and eligible to vest based upon the achievement of their respective 2023 Absolute TSR performance goals until the earlier of (A) the end of the performance period or (B) the 12-month period following the death or permanent disability with the number of PSUs actually delivered subject to proration based on the number of days the named executive officer remained employed during the applicable 2023 Absolute TSR performance period. The 2021 rTSR PSUs, 2022 rTSR PSUs or 2023 rTSR PSUs will generally remain outstanding and eligible to vest based upon the achievement of the performance goals until the end of the applicable rTSR performance period with the number of PSUs actually delivered subject to proration based on the number of days the named executive officer remained employed during the applicable rTSR performance period.
Employee Proprietary Information, Intellectual Property and Non-competition Agreement
The employee proprietary information, intellectual property and noncompetition agreement that the company entered into with Messrs. Emany and Minardo provides that as consideration for entering into the noncompetition restrictions set forth in such agreement, each of Messrs. Emany and Minardo will be eligible to participate in our 2019 Plan. The employee proprietary information, intellectual property and noncompetition agreement that the company entered into with Mr. McCourt provides that as additional consideration for entering into the noncompetition restrictions set forth in such agreement, Mr. McCourt was eligible for cash incentive awards for performance in 2021. In addition, the employee proprietary information, intellectual property and noncompetition agreement that the company entered into with Mr. McCourt and Dr. Shetzline provides for an extended exercisability period for vested, unexercised nonqualified stock options for one year from the last date of employment in the event that the company determines to enforce the non-competition restriction included in such agreement.

2023 Proxy Statement   61

Potential Payments Upon Termination or Change of Control
Except as described in this proxy statement, there are currently no other agreements or arrangements pursuant to which our named executive officers would receive severance or other benefits in the event of a termination of employment or change of control of Ironwood. The following table presents our estimate of the amount of severance and other benefits to which our named executive officers would be entitled if a triggering event described below occurred on December 31, 2022. The closing price of our Class A common stock as listed on the Nasdaq Global Select Market on December 30, 2022 was $12.39 per share. As a result of the elimination of Mr. Rickard’s position as described above, he will be entitled to severance benefits in accordance with the terms, and subject to the conditions, of his executive severance agreement, and as otherwise described above under the captions Severance Benefits not in Connection with a Change of Control.
		Involuntary Termination without Cause or a Constructive Termination(1)	Termination Following a Change of Control	Death(2)
Thomas McCourt	Cash Severance	$1,209,000	$1,612,000	—
	Non-Equity Incentive Plan Compensation	$1,511,250	$1,813,500	—
	Equity Acceleration(4)
	Options	$10,173	$10,173	$10,173
	RSUs	$4,697,074	$6,494,033	$6,494,033
	PSUs	—	$12,571,786	—
	Other Benefits(5)	$74,868	$79,824	—
	Total	$7,502,365	$22,581,316	$6,504,206
Sravan Emany	Cash Severance	$500,000	$750,000	—
	Non-Equity Incentive Plan Compensation	$500,000	$625,000	—
	Equity Acceleration(4)
	Options	—	—	—
	RSUs	—	$789,863	$789,863
	PSUs	—	$2,106,300	—
	Other Benefits(5)	$60,000	$60,000	—
	Total	$1,060,000	$4,331,163	$789,863
John Minardo	Cash Severance	$494,000	$741,000	—
	Non-Equity Incentive Plan Compensation	$444,600	$555,750	—
	Equity Acceleration(4)
	Options	—	—	—
	RSUs	—	$1,583,343	$1,583,343
	PSUs	—	$3,621,770	—
	Other Benefits(5)	$69,240	$73,860	—
	Total	$1,007,840	$6,575,723	$1,583,343
Jason Rickard	Cash Severance(3)	$780,000	$780,000	—
	Non-Equity Incentive Plan Compensation	$520,000	$650,000	—
	Equity Acceleration(4)
	Options	$2,440	$2,440	$2,440
	RSUs	$2,049,479	$2,659,761	$2,659,761
	PSUs	—	$4,505,475	—
	Other Benefits(5)	$101,148	$101,148	—
	Total	$3,453,067	$8,698,824	$2,662,201

62   Ironwood

		Involuntary Termination without Cause or a Constructive Termination(1)	Termination Following a Change of Control	Death(2)
Michael Shetzline, M.D., Ph.D.	Cash Severance(3)	$769,560	$769,560	—
	Non-Equity Incentive Plan Compensation	$461,736	$577,170	—
	Equity Acceleration(4)
	Options	—	—	—
	RSUs	$1,524,602	$2,039,617	$2,039,617
	PSUs	—	$3,586,001	—
	Other Benefits(5)	$60,000	$60,000	—
	Total	$2,815,898	$7,032,348	$2,039,617

(1)
Represents amounts payable under the terms of the named executive officer severance arrangements. Non-equity incentive plan compensation payment amount assumes no bonus amounts for 2022 have been paid to the executive officer as of December 31, 2022, and that all 2021 bonus amounts have been paid as of such date, in each case, as would be consistent with Ironwood’s historical practice.

(2)
With respect to options, reflects the in-the-money value of the unvested portion of such named executive officer’s options that have vesting provisions based solely on time, and not performance milestones, and that would be fully accelerated, in each case, in accordance with the terms of the award agreements issued under our equity incentive plans in connection with his death. The value is calculated by multiplying the amount (if any) by which $12.39, the closing price of our Class A common stock on the Nasdaq Global Select Market on December 30, 2022, exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option.

With respect to RSUs, the value is calculated by multiplying the number of unvested RSUs with vesting provisions based solely on time that would be fully accelerated (if any) in connection with the named executive officer’s death by $12.39, the closing price of our Class A common stock on the Nasdaq Global Select Market on December 30, 2022, in accordance with the terms of the award agreements issued under our equity incentive plans.
With respect to PSUs, the treatment of such awards in the event of the named executive officer’s death or permanent disability is described elsewhere in this proxy statement under the caption Treatment of Equity in the Event of Death or Permanent Disability and in footnote 4 to this table.
(3)
With respect to an involuntary termination of employment without cause or a constructive termination, includes the value of the payment of an additional amount equal to six months of base salary for Mr. Rickard and Dr. Shetzline in the event he does not obtain full-time employment within six months following the one-year anniversary of his termination date.

(4)
With respect to options, reflects the in-the-money value of the unvested portion of such named executive officer’s options that have vesting provisions based solely on time, and not performance milestones, and that would be accelerated, in each case, in accordance with the terms of our severance agreements with each executive officer. The value is calculated by multiplying the amount (if any) by which $12.39, the closing price of our Class A common stock on the Nasdaq Global Select Market on December 30, 2022, exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option.

With respect to RSUs, the value is calculated by multiplying the number of unvested RSUs with vesting provisions based solely on time that would be accelerated (if any) by $12.39, the closing price of our Class A common stock on the Nasdaq Global Select Market on December 30, 2022, in each case, in accordance with the terms of our severance arrangements with each executive officer.
With respect to PSUs, the value in the case of a qualifying termination in connection with a change of control is calculated by multiplying the number of unvested and unearned PSUs that would be accelerated (if any) by $12.39, the closing price of our Class A common stock on the Nasdaq Global Select Market on December 30, 2022, as described in further detail above under the caption Treatment of PSUs in the Event of a Change of Control. In the case of a qualifying termination or death prior to a change in control, the PSUs will remain eligible to vest based on the attainment of the applicable performance goals, subject to applicable proration, as described above under the captions Severance Benefits not in Connection with a Change of Control and Treatment of Equity in the Event of Death or Permanent Disability. The values in this table do not include the NDA Acceptance PSUs, for which the performance period ended on December 31, 2022 and the achievement percentage was determined to be 0% of target. The values in this table include the 2020 rTSR PSUs, for which the performance period ended on December 31, 2022, at 100% of target as the PSUs became earned at 100% of the target, with such earned PSUs vesting amount certified by the compensation and HR committee on January 17, 2023. The values in this table assume that the 2021 rTSR PSUs and 2022 rTSR PSUs will become earned at 200% and 195% of target, respectively, based on their actual TSR as of December 31, 2022.
(5)
Includes outplacement assistance benefits and subsidized COBRA benefits. With respect to an involuntary termination without cause or a constructive termination, includes the value of the payment of an additional amount equal to six months of subsidized COBRA benefits for our named executive officers, except for Messrs. Emany and Minardo, in the event they are not eligible to participate in the group medical plan of another employer following the one-year anniversary of each of their termination dates.

2023 Proxy Statement   63

CEO Pay Ratio
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our principal executive officer on December 31, 2022, Mr. McCourt, and the ratio of these two amounts. For 2022, our last completed fiscal year:
•
The estimated median of the annual total compensation of all employees of our company (other than Mr. McCourt) was $265,137; and

•
Mr. McCourt’s annual total compensation, as reported in the Summary Compensation Table included elsewhere in this proxy statement, was $7,893,266.

Based on this information for 2022, we estimate that the ratio of the annual total compensation of Mr. McCourt to the median annual total compensation of all employees was approximately 30 to 1. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records, and the methodology described below. Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for Ironwood, as other companies have employees based in different locations (including other countries), have different business models and employee needs, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and Mr. McCourt, we took the following steps:
•
We determined that it was appropriate to re-identify our median employee for the purposes of the pay ratio disclosure for 2022. We determined that, as of December 31, 2022, our employee population consisted of 219 individuals. This population consisted of our full- and part-time employees. We utilized a December 31, 2022 identification date as it is consistent with our CEO pay ratio reporting last year, our year-end financial reporting, and other reporting dates used in this proxy statement. The year-end identification date enables us to make such identification in a reasonably efficient and economical manner.

•
To identify the “median employee” from our employee population, we started with the gross earnings of our employees as reflected in our payroll records for 2022 as of the identification date, and as reportable to the Internal Revenue Service on Form W-2. We subtracted 2022 equity earnings from stock option exercises and stock award vesting and replaced them with the grant-date fair value of equity awards granted in 2022. We subtracted 2021 annual bonuses (paid in 2022) and replaced them with 2022 annual bonus awards (paid in 2023). We also added the company’s 401(k) matching contribution. For employees hired during 2022, we annualized base salary and 2022 bonus amounts, but not the value of equity granted in 2022 as new hire awards are made on a one-time basis.

We did not make any cost-of-living adjustments in identifying the “median employee.”
Once we identified the median employee, for purposes of the pay ratio, we calculated his or her compensation in the same manner as we do for Summary Compensation Table purposes.

64   Ironwood

Pay Versus Performance
Under Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are presenting information that demonstrates the relationship between compensation actually paid, as computed under SEC rules, to our named executive officers and certain financial performance measures for the years ended December 31, 2022, 2021, and 2020. The compensation and HR committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the fiscal years shown. For additional information about our performance-based pay philosophy and how we align executive compensation with Ironwood’s performance, please refer to the Compensation Discussion and Analysis section included elsewhere in this proxy statement.
Year	Summary Compensation Table Total for First PEO [Mark Mallon]	Summary Compensation Table Total for Second PEO [Thomas McCourt]	Compensation Actually Paid to First PEO [Mark Mallon]	Compensation Actually Paid to Second PEO [Thomas McCourt]	Average Summary Compensation Table Total for non-PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs	Value of Initial Fixed $100 Investment Based On:		Net Income (in millions)	Adjusted EBITDA (in millions)
							Total Shareholder Return	Peer Group Total Shareholder Return
(a)	(b)(1)	(b)(1)	(c)(2)	(c)(2)	(d)(3)	(e)(4)	(f)(5)	(g)(6)	(h)(7)	(i)(8)
2022	N/A	$7,893,266	N/A	$10,159,660	$2,305,695	$2,952,674	$93.09	$111.27	$175.07	$251.75
2021	$170,576	$8,810,004	$(8,684,142)	$9,733,970	$2,917,054	$2,581,189	$87.60	$124.89	$528.45	$233.74
2020	$6,821,113	N/A	$4,419,700	N/A	$2,496,976	$2,958,190	$85.57	$125.69	$106.18	$160.68

(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Mallon, our former chief executive officer, and Mr. McCourt, our current chief executive officer, for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to Summary Compensation Table elsewhere in this proxy statement for information on Mr. McCourt’s compensation. Mr. Mallon served as our chief executive officer during 2020 and 2021. Effective March 12, 2021, Mr. Mallon resigned from his position as chief executive officer and Mr. McCourt became interim chief executive officer and subsequently permanent chief executive officer effective June 2, 2021.

(2)
The dollar amounts reported in column (c) represent the “compensation actually paid” to the principal executive officers, or PEOs, Messrs. Mallon and McCourt, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Messrs. Mallon and McCourt, as applicable, during the applicable years, and are based on valuation assumptions required by the SEC, which are unlikely to reflect actual amounts realized at vesting or exercise of equity awards, as applicable. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Messrs. Mallon’s and McCourt’s total compensation for each applicable year to determine the compensation actually paid:

Year	PEO Name	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards (a)	Equity Award Adjustments (b)	Compensation Actually Paid to PEO
2022	Thomas McCourt	$7,893,266	$(6,473,069)	$8,739,463	$10,159,660
2021	Mark Mallon	$170,576	$0	$(8,854,718)	$(8,684,142)
2021	Thomas McCourt	$8,810,004	$(7,236,498)	$8,160,464	$9,733,970
2020	Mark Mallon	$6,821,113	$(5,423,731)	$3,022,318	$4,419,700

(a)
Represents the deduction from the “Reported Summary Compensation Table Total for PEO” column for the total grant date fair value of equity awards reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.

(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are

2023 Proxy Statement   65

not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. Equity values are calculated in accordance with ASC 718. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:
Year	PEO Name	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2022	Thomas McCourt	$7,807,002	$1,076,844	—	$(144,383)	—	—	$8,739,463
2021	Mark Mallon	—	—	—	$(241,452)	$(8,613,266)	—	$(8,854,718)
2021	Thomas McCourt	$8,164,222	$57,645	—	$(61,403)	—	—	$8,160,464
2020	Mark Mallon	$4,811,824	$(1,031,283)	—	$(758,223)	—	—	$3,022,318

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s non-PEO named executive officers, or NEOs, as a group in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Sravan Emany, John Minardo, Jason Rickard and Michael Shetzline; (ii) for 2021, Sravan Emany, John Minardo, Jason Rickard, Michael Shetzline and Gina Consylman; and (iii) for 2020, Gina Consylman, Thomas McCourt, Jason Rickard and Michael Shetzline.

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the non-PEO NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the average total compensation for the non-PEO NEOs as a group for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards (a)	Average Equity Award Adjustments (b)	Compensation Actually Paid to Non-PEO NEOs
2022	$2,305,695	$(1,531,837)	$2,178,815	$2,952,674
2021	$2,917,054	$(2,332,567)	$1,996,702	$2,581,189
2020	$2,496,976	$(452,817)	$914,031	$2,958,190

(a)
Represents the deduction from the “Average Reported Summary Compensation Table Total for Non-PEO NEOs” column for the average total grant date fair value of equity awards reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.

66   Ironwood

(b)
The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Award Adjustments
2022	$1,880,771	$329,381	—	$(31,337)	—	—	$2,178,815
2021	$2,563,358	$(434)	—	$(52,032)	$(514,190)	—	$1,996,702
2020	$1,512,719	$(402,588)	—	$(196,100)	—	—	$914,031

(5)
Cumulative Total Shareholder Return, or TSR, is calculated by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between Ironwood’s share price at the end and the beginning of the measurement period, by (ii) Ironwood’s share price at the beginning of the measurement period.

(6)
Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the Nasdaq Biotechnology Index, our peer group used for purposes of Item 201(e) of Regulation S-K.

(7)
The dollar amounts reported represent the amount of net income reflected in our audited financial statements for the applicable year. Net income for the year ended December 31, 2021 included a $338 million non-cash, non-recurring income tax benefit related to the release of the valuation allowance against the majority of the Company’s deferred tax assets in the second quarter of 2021.

(8)
As required by Item 402(v) of Regulation S-K, we have determined that Adjusted EBITDA is the Company Selected Measure, as it is the most important financial performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to our NEOs to company performance for the most recently completed year. Adjusted EBITDA, which is a non-GAAP measure, is calculated by subtracting mark-to-market adjustments on derivatives related to the Company’s 2022 convertible senior notes, restructuring expenses, net interest expense, income taxes, depreciation and amortization from GAAP net income.

Comparative Analysis of the Pay versus Performance Table
As described in more detail in the Compensation Discussion and Analysis section included elsewhere in this proxy statement, our compensation program is designed to provide compensation and incentives that align employee actions and motivations with the interests of our stockholders; attract, retain, motivate, and reward outstanding talent across the Company through well-communicated programs that are aligned with our vision and mission, and support a positive company culture. We consider several performance measures to ensure executives are incentivized to accomplish these objectives, many of which are not presented in the pay versus performance table. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay versus Performance Table above.

2023 Proxy Statement   67

Comparison of Ironwood Cumulative TSR to Peer Group Cumulative TSR
The graph below shows our cumulative TSR over the three-year period ending with December 31, 2022, as compared to the Nasdaq Biotechnology Index, which reflects the Company’s industry sector and is also the peer group used in our Annual Report on Form 10-K.
Comparison of  “Compensation Actually Paid” to Cumulative TSR
The “compensation actually paid” in the graph below reflects Mr. Mallon’s CAP in 2020, Mr. McCourt’s CAP in 2022 and, for purposes of a graphical representation, a weighted average CAP for both for 2021, or Average PEO CAP. The graph below demonstrates the “compensation actually paid” amounts shown for our PEOs, Messrs. Mallon and McCourt, as applicable, is generally aligned with the Company’s cumulative TSR over the three years presented in the Pay versus Performance Table above. The alignment of compensation actually paid with the Company’s cumulative TSR over the period presented is because a significant portion of the compensation actually paid to the NEOs is comprised of equity awards. As described in more detail in the Compensation Discussion and Analysis section included elsewhere in this proxy statement, in 2022, approximately 82% of the value of total compensation awarded to our CEO and 73% of the value of total compensation awarded to the other NEOs consists of equity awards, including RSU and PSU awards.
Comparison of  “Compensation Actually Paid” to Net Income
The graph below reflects the relationship between the Average PEO CAP and average other NEOs CAP and the Company’s net income for the years ended December 31, 2022, 2021, and 2020. Net income for the year ended

68   Ironwood

December 31, 2021, included a $338 million non-cash, non-recurring income tax benefit related to the release of the valuation allowance against the majority of the Company’s deferred tax assets in the second quarter of 2021.The Company does not use net income as a performance metric in its compensation program to determine our named executive officers’ compensation.
Comparison of  “Compensation Actually Paid” to Company-Selected Measure (Adjusted EBITDA)
The graph below reflects the relationship between the Average PEO CAP and average Other NEOs CAP and the Company’s Adjusted EBITDA, which is the Company Selected Measure, for the years ended December 31, 2020, 2021 and 2022:
Company Performance Metrics
As described in more detail in the Compensation Discussion and Analysis section included elsewhere in this proxy statement, the performance measures we use in our compensation program are weighted toward long-term equity

2023 Proxy Statement   69

incentive compensation as opposed to short-term or cash-based compensation. We believe this better aligns the interests of our named executive officers and our stockholders and serves to focus further our named executive officers on the creation of long-term stockholder value. As required by Item 402(v) of Regulation S-K, we have identified the following financial performance measures as being the most important in linking actual compensation paid to executives to our performance.
Most Important Performance Measures
Adjusted EBITDA
LINZESS U.S. Net Sales
Revenue
Total Stockholder Return

70   Ironwood

PROPOSAL No. 2
Advisory Vote on Named
Executive Officer
Compensation

OUR BOARD RECOMMENDS THAT YOU APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

Proposal No. 2

At our 2023 annual meeting, we are providing our stockholders with the opportunity to cast an advisory (non-binding) vote on named executive officer compensation, or a “say-on-pay” vote. This is a non-binding vote on the compensation of our “named executive officers,” as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, all as set forth in this proxy statement.
The objectives of our compensation policies are to provide compensation and incentives that align employee actions and motivations with the interests of our stockholders; attract, retain, motivate and reward outstanding talent across Ironwood through well-communicated programs that are aligned with our vision and mission; and support a positive company culture. In 2022, the compensation program for our named executive officers consisted principally of base salary, cash bonus and long-term equity incentive compensation in the form of performance-based restricted stock units and restricted stock units. While we offer reasonably competitive base salaries and cash bonuses, our compensation program is weighted toward long-term equity incentive compensation as opposed to short-term or cash-based compensation. We believe this better aligns the interests of our named executive officers and our stockholders and serves to further focus our named executive officers on the creation of long-term stockholder value. If we achieve our corporate goals over the long term, we expect our stock price to reflect our performance and the equity awards currently held by our named executive officers to become an even more significant component of overall compensation. Our compensation and HR committee and board believes that this approach to executive compensation links compensation directly to continuous improvements in corporate performance and, ultimately our stock price, and demonstrates our “pay for performance” compensation philosophy.
Our previous say-on-pay vote was at our 2022 annual meeting and was approved by approximately 97% of the votes cast on such matter. Based on the recommendation of our stockholders in 2017, our board of directors determined to provide our stockholders the opportunity to vote (on an advisory basis) on named executive officer compensation on an annual basis to allow our stockholders to provide us with regular, timely and direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. We believe this practice allows us to further align our compensation programs with our stockholders’ interests as stockholder feedback may be taken into consideration as part of the compensation review process. In Proposal No. 3 below, we will again ask our shareholders to vote on the frequency of future say-on-pay proposals.
Vote Required
Because this proposal seeks a non-binding, advisory vote, there is no “required vote” that would constitute approval. However, our board of directors, including our compensation and HR committee, values the opinions of our stockholders and, to the extent there are a substantial number of votes cast against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate which actions may be appropriate to address those concerns. Broker nominees do not have discretion to vote on this proposal without your instruction; if you do not instruct your broker nominee how to vote on this proposal, your broker nominee will not vote your shares with respect to this proposal. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the outcome of this proposal.

72   Ironwood

PROPOSAL No. 3
Advisory Vote on The Frequency of The Advisory Vote
on Named Executive Officer Compensation

OUR BOARD RECOMMENDS THAT YOU VOTE ONE YEAR FOR THE FREQUENCY OF THE ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Proposal No. 3

As previously mentioned in Proposal No. 2, we are providing our stockholders with a separate advisory (non-binding) vote for the purpose of expressing their preference for the frequency of future say-on-pay votes. Stockholders may indicate whether they would prefer an advisory vote on executive compensation once every one, two or three-years. We are required, under Section 14A of the Exchange Act, to solicit stockholder votes on the frequency of future say-on-pay proposals at least once every six years, although we may seek stockholder input more frequently.
Our board recommends an annual advisory say-on-pay vote, primarily because it will allow our stockholders to provide us with regular, timely and direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year in order to further align our compensation programs with our stockholders’ interests, and so that timely stockholder feedback may be taken into consideration as part of the compensation review process. In making a recommendation for an annual advisory say-on-pay vote, our board considered how an advisory vote at this frequency might over-emphasize short-term variations in compensation and business results, particularly in our industry, where a long-term focus for our executive compensation program is required because it can take over a decade to bring a drug to the market. Overall, however, our board has determined that the advantages of receiving regular, timely and direct input from our stockholders on our executive compensation philosophy, policies and practices outweigh this concern at this time.
For many years, our senior management has consulted with our major stockholders with respect to our compensation program and philosophy. We plan to continue to engage major stockholders on the topic of compensation, and believe that the data we obtain during this dialogue will be a meaningful consideration for our compensation and HR committee during its ongoing review of our compensation program.
Vote Required
The advisory proposal on the frequency of say-on-pay votes provides a choice among three frequency periods for future advisory say-on-pay votes. The frequency period that receives the most votes (every one, two or three-years) will be deemed to be the recommendation of the stockholders. However, because this vote is advisory and not binding, our board may decide that it is in the best interests of our stockholders and Ironwood to hold an advisory vote on executive compensation more or less frequently than the option selected by a plurality of our stockholders. Broker nominees do not have discretion to vote on this proposal without your instruction; if you do not instruct your nominee how to vote on this proposal, your nominee will deliver a non-vote. Any shares that are not voted, whether by abstentions, broker non-votes or otherwise, will not affect the outcome of this proposal.

74   Ironwood

PROPOSAL No. 4
Amendment to
Ironwood’s
2019 Equity
Incentive Plan

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 2019 PLAN

Proposal No. 4

We are asking stockholders to approve an amendment and restatement of our 2019 Equity Incentive Plan, or the 2019 Plan. Our board of directors, upon the recommendation of the compensation and HR committee, approved an amendment to the 2019 Plan, subject to stockholder approval, to, among other things, increase the number of shares of Class A common stock authorized for issuance under the 2019 Plan by 6,000,000 shares. We refer to the 2019 Plan, as so amended, as the “Amended 2019 Plan” throughout this proxy statement.
The material terms of the Amended 2019 Plan are described below. The key difference between the terms of the 2019 Plan and the Amended 2019 Plan are:
•
Increasing the authorized share number. The Amended 2019 Plan provides that an additional 6,000,000 shares may be issued pursuant to equity awards granted under the Amended 2019 Plan. Under the 2019 Plan, 10,000,000 shares are currently authorized for issuance.

•
Adding a non-liberal share recycling provision. Shares underlying awards issued under the Amended 2019 Plan or under prior plans that are settled in cash or that expire, become unexercisable, terminate or are forfeited to or repurchased by the company without the issuance of stock will be recycled into the share pool. However, shares underlying awards issued under the Amended 2019 Plan will not be recycled back into the share pool if they are withheld in satisfaction of tax withholding obligations or the exercise or purchase price of the award.

Our Board of Directors believes that the Amended 2019 Plan is an integral part of our long-term compensation philosophy and the Amended 2019 Plan is necessary to continue providing the appropriate levels and types of equity compensation for our employees.
Reasons for Seeking Stockholder Approval
Our board of directors believes that our company’s success and long-term progress are dependent upon attracting and incentivizing qualified individuals who can serve as directors, officers, employees, consultants, and advisers, and aligning the interests of such individuals with those of our stockholders. Upon the recommendation of our compensation and HR committee, our board of directors approved the Amended 2019 Plan because the board believes that this plan gives us the flexibility to continue to use various forms of incentive awards, including stock options and restricted stock units, as part of our company’s overall compensation programs.
With input from Aon, our board of directors determined the number of shares that should be available under the Amended 2019 Plan so that we may continue to grant equity awards in line with our historical practices for approximately two to three more years.
When increasing the total size of the share pool under the Amended 2019 Plan to 16,000,000 shares, our board of directors considered the historical amounts of equity awards granted by the company, including our three-year average historical burn rate of 1.79% per year and the total number of shares of our Class A common stock underlying equity awards outstanding as of December 31, 2022, as further shown in the chart below, to ensure that we have the ability to maximize stockholders’ value by granting the appropriate number of equity incentive awards necessary to attract, reward, and retain employees.
Based on an analysis by Aon of the remaining shares available under the 2019 Plan (which was 5,263,974 as of April 21, 2023), the number of shares of our Class A common stock underlying equity awards outstanding under the 2019 Plan, our historic and projected burn rate, current and proposed plan features, including the inclusion of a non-liberal share recycle provision and the equity plan guidelines established by proxy advisory firms, our board of directors approved the Amended 2019 Plan and the share pool authorized under it to ensure that we continue to have the ability to provide competitive levels of equity compensation.
If the Amended 2019 Plan is not approved by our stockholders, the current 2019 Plan will stay in effect, with the current share pool of 10,000,000 shares and we may no longer be able to grant equity awards to our employees and other service providers beginning in 2024, assuming we maintain our current burn rate. We believe that the inability to

76   Ironwood

grant equity awards would materially harm our ability to attract and retain key talent. We also believe that the terms of the Amended 2019 Plan, including its increased share pool, are reasonable, appropriate, and in the best interests of our stockholders.
Existing Equity Plan Information
The table below sets forth information with regard to securities authorized for issuance under our compensation plans as of March 31, 2023. As of March 31, 2023, we had three active equity compensation plans, each of which was approved by our stockholders:
•
Amended and Restated 2010 Employee, Director and Consultant Equity Incentive Plan;

•
2019 Plan; and

•
Amended and Restated 2010 Employee Stock Purchase Plan, or the A&R 2010 ESPP.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	13,043,417	$12.34	9,686,661
Equity compensation plans not approved by security holders	—	—	—
Total	13,043,417	$12.34	9,686,661

(1)
Amount includes shares subject to issuance upon exercise of outstanding options to purchase 6,270,335 shares and vesting of 6,773,082 RSUs.

(2)
Amount includes all outstanding stock options, whose weighted-average term is 3.27 years, but does not include RSUs, which do not have an exercise price.

(3)
Amount includes 4,424,472 shares available for future issuance under the A&R 2010 ESPP.

Summary of the Amended 2019 Plan
The following is a brief summary of the material features of the Amended 2019 Plan. A copy of the Amended 2019 Plan is attached as Appendix A to this proxy statement, and we urge stockholders to read it in its entirety. The following summary is qualified in its entirety by reference to the full text of the Amended 2019 Plan.
Purpose. The purpose of the Amended 2019 Plan is to advance the interests of the company by providing for the grant to participants of stock, stock-based and other incentive awards, all as more fully described below.
Administration. The Amended 2019 Plan is administered by our compensation and HR committee, which has the discretionary authority to, among other things, interpret the Amended 2019 Plan, determine eligibility for and grant awards, determine, modify or waive the terms and conditions of any award, determine the form of settlement of awards, prescribe forms, rules and procedures relating to the Amended 2019 Plan and awards and otherwise do all things necessary or desirable to carry out the purposes of the Amended 2019 Plan. Determinations of the compensation and HR committee under the Amended 2019 Plan will be conclusive and bind all persons. The compensation and HR committee may delegate certain of its powers under the Amended 2019 Plan to, among others, one or more of its members or members of our board of directors or to one or more officers of the company, to the extent permitted by Section 152 or 157(c) of the Delaware General Corporation Law. As used herein, the term compensation and HR committee refers to our compensation and HR committee or its authorized delegates, as applicable.
Eligibility. Employees, directors of and consultants and advisors to the company and its subsidiaries are eligible to participate in the Amended 2019 Plan. Eligibility for stock options intended to be incentive stock options, or ISOs, is

2023 Proxy Statement   77

limited to employees of the company or certain affiliates. As of April 21, 2023, we estimate that approximately 209 employees and 8 non-employee directors would be eligible to participate in the Amended 2019 Plan.
Authorized Shares. Subject to adjustment as described below, the maximum number of shares of our Class A common stock that may be delivered in satisfaction of awards under the Amended 2019 Plan will be 16,000,000 shares, plus any shares that are subject to awards under the company’s Amended and Restated 2010 Employee, Director and Consultant Equity Incentive Plan or the 2019 Plan that are forfeited, expired or are cancelled without the delivery of shares of stock, or the Share Pool. The following rules apply in respect of the Share Pool:
•
All shares underlying a stock appreciation right, any portion of which is settled in shares of our Class A common stock, will reduce the Share Pool.

•
All shares withheld in payment of the exercise price or purchase price of an award or in satisfaction of tax withholding obligations will reduce the Share Pool.

•
Shares underlying awards that are settled in cash will not reduce the Share Pool.

•
Shares underlying award issued under the Amended 2019 Plan that expire, become unexercisable, or terminate or that are forfeited to or repurchased by the company without the issuance of Stock will not reduce the Share Pool.

•
Shares delivered under awards granted in substitution for awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition, or Substitute Awards, will not reduce the Share Pool.

•
The Share Pool will not be increased by any shares of stock delivered under the Amended 2019 Plan that are subsequently repurchased using proceeds directly attributable to stock option exercises. Shares that may be delivered under the Amended 2019 Plan may either be (i) authorized but unissued shares of Class A common stock or (ii) previously issued shares of Class A common stock acquired by the company. The closing price of our Class A common stock as reported on the Nasdaq Global Select Market on April 21, 2023 was $10.75 per share.

Individual Limits. With respect to any person in any calendar year, the maximum number of shares for which stock options may be granted, the maximum number of shares subject to SARs that may be granted, and the maximum number of shares subject to awards other than stock options, SARs and awards that may be paid or settled in cash that may be granted is, 2,000,000 shares.
Director Limits. The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year, including awards under the Amended 2019 Plan and other compensation paid by the company for the director’s service to our board of directors, may not exceed $600,000.
Types of Awards. The Amended 2019 Plan provides for the grant of stock options, SARs, restricted and unrestricted stock and stock units, performance awards, and other awards that are convertible into or otherwise based on our Class A common stock. Dividend equivalents may also be provided in connection with awards under the Amended 2019 Plan. Dividend equivalents, if any, would be accrued and provided upon vesting of the underlying award and no dividend equivalents are paid currently for unvested awards.
•
Stock Options and SARs. Our compensation and HR committee may grant stock options, including ISOs, and SARs. A stock option is a right entitling the holder to acquire shares of our Class A common stock upon payment of the applicable exercise price. A SAR is a right entitling the holder upon exercise to receive an amount (payable in cash or shares of equivalent value) equal to the excess of the fair market value of the shares subject to the right over the base value from which appreciation is measured. The exercise price of each stock option, and the base value of each SAR, granted under the Amended 2019 Plan may not be less than 100% of the fair market value of the shares of our Class A common stock subject to such stock option or SAR on the date of grant (or 110% in the case of certain ISOs). Each stock option and SAR will have a maximum term that does not exceed ten years from the date of grant (or five years, in the case of certain ISOs). No term of an award shall provide for automatic “reload” grants of additional awards upon the exercise of a stock option or SAR,

78   Ironwood

•
Restricted and Unrestricted Stock and Stock Units. Our compensation and HR committee may grant awards of stock, stock units, restricted stock and restricted stock units. A stock unit is an unfunded and unsecured promise, denominated in shares, to deliver shares or cash measured by the value of shares in the future, and a restricted stock unit is a stock unit that is subject to the satisfaction of specified performance or other vesting conditions. Restricted stock is stock subject to restrictions requiring that it be redelivered or offered for sale to us if specified service- or performance-based conditions are not satisfied.

•
Performance Awards. Our compensation and HR committee may grant performance awards, which are awards subject to performance criteria.

•
Other Stock- and Cash-Based Awards. Our compensation and HR committee may grant other incentives payable in cash or in shares of our Class A common stock, subject to such terms and conditions as are determined by our compensation and HR committee.

•
Substitute Awards. Our compensation and HR committee may grant substitute awards, which may have terms and conditions that are inconsistent with the terms and conditions of the Amended 2019 Plan.

Vesting; Terms of Awards. Our compensation and HR committee determines the terms of all awards granted under the Amended 2019 Plan, including the time or times when an award vests or becomes exercisable, the terms on which awards will remain exercisable and the effect of termination of a participant’s employment or service on outstanding awards. Our compensation and HR committee may at any time accelerate the vesting or exercisability of an award.
No Repricing. Other than in connection with certain corporate transactions or changes to our capital structure, stock options and SARs granted under the Amended 2019 Plan may not be amended to reduce the exercise price or base value of the stock option or SAR, cancelled and exchanged for stock options or SARs with an exercise price or base value that is less than the exercise price or base value of the original stock option or SAR, or cancelled when the exercise price or base value of the stock option or SAR is greater than the fair market value of a share of our Class A common stock on the date of such cancellation in exchange for cash or other consideration, in each case, without stockholder approval.
Transferability of Awards. Except as our compensation and HR committee may otherwise determine, awards may not be transferred other than by will or by the laws of descent and distribution.
Performance Criteria. The Amended 2019 Plan provides for grants of performance awards subject to “performance criteria,” which may relate to any, or any combination of, the following (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or the performance of one or more companies) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, product or product candidate, project or geographical basis or in combinations thereof), among any other criteria determined by our compensation and HR committee: achievement of research, clinical trial or other drug development objectives; achievement of regulatory objectives; achievement of manufacturing and/or supply chain or other operational objectives; sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures, licenses, collaborations and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; or any other objectives determined by our compensation and HR committee. Performance criteria and any related targets need not be based on an increase, a positive or improved result or avoidance of loss. Our compensation and HR committee may provide that one or more of the “performance criteria” specified above will be adjusted to reflect events (including, but not limited to, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the applicable performance period that affect the applicable performance criterion or criteria.

2023 Proxy Statement   79

Effect of Certain Transactions. In the event of a consolidation, merger or similar transaction in which the company is not the surviving corporation, the sale of all or substantially all of the company’s assets or Class A common stock, or a dissolution or liquidation of the company, our compensation and HR committee may, with respect to outstanding awards, provide for:
•
The assumption, continuation or substitution of some or all awards or any portion thereof by the acquirer or surviving entity;

•
The cash payment in respect of some or all awards or any portion thereof equal to the difference between the fair market value of the shares subject to the award and its exercise or purchase price, if any, on such terms and conditions as our compensation and HR committee determines; and/or

•
The acceleration of exercisability or delivery of shares in respect of some or all awards or any portion thereof.

In the case of shares of restricted stock, our compensation and HR committee may require that any amounts delivered, exchanged or otherwise paid in respect of those shares in connection with the transaction be placed in escrow or otherwise made subject to restrictions determined by our compensation and HR committee.
Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in our capital structure, our compensation and HR committee will make appropriate adjustments to the maximum number of shares that may be delivered under the Amended 2019 Plan; the individual award limits; the number and kind of securities subject to, and, if applicable, the exercise or purchase price of, outstanding awards; and any other provisions affected by such event.
Clawback. Our compensation and HR committee may provide that outstanding awards and proceeds from the disposition of awards or stock acquired under awards will be subject to forfeiture and disgorgement to the company, with interest and other related earnings, if the participant violates any restrictive covenants by which the participant is bound or any applicable company policy that provides for such forfeiture or disgorgement, or to the extent required by law or applicable stock exchange listing standards and any related company policy.
Effective Date, Amendments and Termination. Our board of directors adopted the Amended 2019 Plan on March 8, 2023, subject to approval by our stockholders. If the Amended 2019 Plan is approved by our stockholders, the Amended 2019 Plan will become effective as of the date of such approval. No awards will be granted after May 30, 2029, which is the tenth anniversary of the date the 2019 Plan (and not, for the avoidance of doubt, the Amended 2019 Plan) was adopted by our board of directors. Our compensation and HR committee may at any time amend the Amended 2019 Plan or any outstanding award and may at any time terminate the Amended 2019 Plan as to future grants. However, except as expressly provided in the Amended 2019 Plan, our compensation and HR committee may not alter the terms of an award so as to materially and adversely affect a participant’s rights without the participant’s consent (unless our compensation and HR committee expressly reserved the right to do so at the time the award was granted). Any amendments to the Amended 2019 Plan will be conditioned on stockholder approval to the extent required by law or applicable stock exchange requirements.
Certain Federal Income Tax Consequences
The following discussion summarizes certain federal income tax consequences associated with certain awards granted under the Amended 2019 Plan under the law as in effect on the date of this proxy statement. The summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the Amended 2019 Plan, nor does it cover state, local or non-U.S. taxes.
ISOs. In general, an optionee realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which company is not

80   Ironwood

entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the company is not entitled to a deduction.
NSOs. In general, in the case of an NSO, the optionee has no taxable income at the time of grant but realizes income in connection with the exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to the company. Upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as a capital gain or loss for which the company is not entitled to a deduction.
In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as an NSO. ISOs are also treated as NSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.
SARs. In general, the grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the company.
Unrestricted Stock Awards. A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the company.
Restricted Stock Awards. A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the company. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to the company. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.
For purposes of determining capital gain or loss on a sale of shares awarded under the Amended 2019 Plan, the holding period in the shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.
Restricted Stock Units. In general, the grant of a restricted stock unit does not itself result in taxable income. Instead, the participant is generally taxed upon the delivery of the underlying shares (and a corresponding deduction is generally available to the company), unless he or she has made a proper election to defer receipt of the shares (or cash if the award is cash settled) under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.
Certain Change in Control Payments. Under Section 280G of the Code, the vesting or accelerated exercisability of options or the vesting and payments of other awards in connection with a change in control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards may be subject to an additional 20% federal tax and may be non-deductible to the company.
New Plan Benefits
The future benefits or amounts that would be received under the Amended 2019 Plan by executive officers, non-executive directors and non-executive officer employees are discretionary and are therefore not determinable at this time.

2023 Proxy Statement   81

The following table shows the awards that were granted to our named executive officers, executive officers as a group, non-executive officers as a group and directors as a group, in each case as of March 31, 2023 under our current 2019 Plan (the predecessor to the Amended 2019 Plan):
Name and Principal Position	Number of Shares
Thomas McCourt Chief Executive Officer	481,189
Sravan Emany Senior Vice President, Chief Financial Officer	148,471
John Minardo Senior Vice President, Chief Legal Officer and Secretary	131,004
Jason Rickard Senior Vice President, Chief Operating Officer	87,336
Michael Shetzline Senior Vice President, Chief Medical Officer, and Head of Research and Drug Development	139,738
All executive officers as a group	1,136,209
All directors, who are not executive officers, as a group	3,115
All employees, who are not executive officers, as a group	1,478,260
Vote Required
The approval of this proposal requires a majority of the votes cast for or against the proposal. Abstentions and broker non-votes will not affect the outcome of this proposal. Broker nominees do not have discretion to vote on this proposal without your instruction; if you do not instruct your broker nominee how to vote on this proposal, your broker nominee will deliver a broker non-vote. Any shares that are not voted, whether by abstention, broker non-votes, or otherwise, will not affect the outcome of this proposal.

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Our Stockholders
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information with respect to the beneficial ownership of our Class A common stock at March 31, 2023 for:
•
each person whom we know beneficially owns more than five percent of our Class A common stock;

•
each of our directors;

•
each of our named executive officers; and

•
all of our current directors and executive officers as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.
The percentage of Class A common stock beneficially owned by each person is based on 155,346,103 shares of Class A common stock outstanding on March 31, 2023. Shares of Class A common stock that may be acquired within 60 days following March 31, 2023 pursuant to the exercise of options or the vesting of RSUs, are included in the holdings of each stockholder, as applicable, and are deemed to be outstanding for the purpose of computing the percentage ownership of such holder. Such amounts, however, are not included in the holdings of any other stockholder in the table below and are not deemed to be outstanding for computing the percentage ownership of any other holder shown in the table below. Beneficial ownership representing less than one percent is denoted with an “*.”

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Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Ironwood Pharmaceuticals, Inc., 100 Summer Street, Suite 2300, Boston, Massachusetts 02110.
Name of Beneficial Owner	Number of Shares of our Class A Common Stock	Percentage
Named Executive Officers and Directors
Thomas McCourt(1)	1,385,826	*
Sravan Emany	14,672	*
John Minardo	22,914	*
Jason Rickard(2)	417,592	*
Michael Shetzline, M.D., Ph.D.(3)	264,072	*
Mark Currie, Ph.D.(4)	1,054,283	*
Alexander Denner, Ph.D.(5)	16,483,423	10.5%
Andrew Dreyfus	151,639	*
Jon Duane	91,758	*
Marla Kessler	84,148	*
Julie McHugh	139,944	*
Catherine Moukheibir	101,027	*
Jay Shepard	79,894	*
All executive officers and directors as a group (14 persons)(6)	20,340,747	12.9%
5% Security Holders
BlackRock, Inc.(7)	25,771,192	16.8%
Sarissa Capital Management LP(8)	16,390,000	10.5%
The Vanguard Group(9)	14,732,569	9.6%
Wellington Management Group LLP(10)	13,340,377	8.7%
State Street Corporation(11)	11,179,578	7.3%
LSV Asset Management(12)	7,926,397	5.2%

(1)
Includes (i) 1,096,168 shares of Class A common stock issuable to Mr. McCourt upon the exercise of options that are exercisable within 60 days following March 31, 2023 and (ii) 80,205 restricted stock units that vest on May 18, 2023.

(2)
Includes (i) 195,293 shares of Class A common stock issuable to Mr. Rickard upon the exercise of options that are exercisable within 60 days following March 31, 2023 and (ii) 29,900 restricted stock units that vest on May 18, 2023.

(3)
Includes (i) 92,698 shares of Class A common stock issuable to Dr. Shetzline upon the exercise of options that are exercisable within 60 days following March 31, 2023 and (ii) 26,240 restricted stock units that vest on May 18, 2023.

(4)
Includes 532,498 shares of Class A common stock issuable to Dr. Currie upon the exercise of options that are exercisable within 60 days following March 31, 2023.

(5)
Includes (i) 93,423 shares of Class A common stock held directly by Dr. Denner and (ii) 16,390,000 shares of Class A common stock held by Sarissa Capital Management LP, or Sarissa. See note 8 below for information regarding the shares of Class A common stock held by Sarissa.

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(6)
Includes (i) 1,916,657 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days following March 31, 2023 and (ii) 156,345 restricted stock units that vest on May 18, 2023.

(7)
Based upon the information provided by BlackRock, Inc., or BlackRock, in a Schedule 13G/A filed on January 26, 2023, reporting as of December 31, 2022. According to this Schedule 13G/A, Blackrock does not have sole voting power or sole dispositive power nor have shared voting or shared dispositive power with respect to any of these shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(8)
Based upon the information provided by Sarissa and Dr. Denner in a Schedule 13D/A filed on March 1, 2021, reporting as of February 26, 2021, as well as a Form 4 filed on March 17, 2023, reporting as of March 15, 2023. According to this Schedule 13D/A, (i) Sarissa does not have sole voting or sole dispositive power with respect to any of these shares and has shared voting and shared dispositive power with respect to all of these shares, and (ii) Dr. Denner does not have sole voting or sole dispositive power with respect to any of these shares and has shared voting and shared dispositive power with respect to all of these shares. Does not include shares held directly by Dr. Denner, who is a member of our board of directors. The address of each of Sarissa and Dr. Denner is 660 Steamboat Road, Greenwich, CT 06830.

(9)
Based upon the information provided by The Vanguard Group, or Vanguard, in a Schedule 13G/A filed on February 9, 2023, reporting as of December 30, 2022. According to this Schedule 13G/A, Vanguard does not have sole voting power with respect to any of these shares, and has sole dispositive power with respect to 14,366,224 of these shares, shared voting power with respect to 228,594 of these shares, and shared dispositive power with respect to 366,345 of these shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(10)
Based upon the information provided by Wellington Management Group LLP, or Wellington, Wellington Group Holdings LLP, or Wellington Group, Wellington Investment Advisors Holdings LLP, or Wellington Investment, and Wellington Management Company LLP, or Wellington Management and, collectively with Wellington, Wellington Group and Wellington Investment, the Wellington Entities, in a Schedule 13G/A filed on February 6, 2023, reporting as of December 31, 2022. According to this Schedule 13G/A, (i) Wellington does not have sole voting or sole dispositive power with respect to any of these shares, and has shared voting power with respect to 13,147,765 of these shares and shared dispositive power with respect to all of these shares, (ii) Wellington Group does not have sole voting or sole dispositive power with respect to any of these shares, and has shared voting power with respect to 13,147,765 of these shares and shared dispositive power with respect to all of these shares, (iii) Wellington Investment does not have sole voting or sole dispositive power with respect to any of these shares, and has shared voting power with respect to 13,147,765 of these shares and shared dispositive power with respect to all of these shares, and (iv) Wellington Management does not have sole voting or sole dispositive power with respect to any of these shares, and has shared voting power with respect to 13,029,431 of these shares and shared dispositive power with respect to 13,029,431 of these shares. The address of the Wellington Entities is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(11)
Based upon the information provided by State Street Corporation, or State Street, in a Schedule 13G filed on February 2, 2023, reporting as of December 31, 2022. According to this Schedule 13G, State Street does not have sole voting or sole dispositive power with respect to any of these shares, have shared voting power with respect to 10,849,469 of these shares and have shared dispositive power with respect to all of these shares. The address of State Street is State Street Financial Center, 1 Lincoln Street, Boston, MA 02111.

(12)
Based upon the information provided by LSV Asset Management, or LSV, in a Schedule 13G filed on February 2, 2023, reporting as of December 31, 2022. According to this Schedule 13G, LSV has sole voting power with respect to 5,266,118 of these shares, sole dispositive power with respect to all of these shares, and does not have shared voting or dispositive power with respect to any of these shares. The address of LSV is 155 N. Wacker Drive, Suite 4600, Chicago, IL 60606.

2023 Proxy Statement   85

Certain Relationships and Related
Person Transactions
Since January 1, 2022, except as described below, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which, with respect to our directors and named executive officers are described under the captions Our Board of Directors — How Our Board is Paid and Executive Compensation appearing elsewhere in this proxy statement.
Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and our executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under the General Corporation Law of the State of Delaware against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We intend to enter into indemnification agreements with our future directors and executive officers.
Procedures for Related Party Transactions

Under our code of business conduct and ethics, our directors, officers and employees are discouraged from any activity that may create or give the appearance of a conflict of interest. In addition, they must report any potential conflict of interest, including related party transactions, to their supervisor, certain members of our management or the chair of our audit committee. Pursuant to its charter, our audit committee must review and approve all related party transactions required to be disclosed under Item 404 of Regulation S-K under the Exchange Act. In approving or rejecting a proposed transaction, the audit committee considers the relevant facts and circumstances available to and deemed relevant by the audit committee, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our audit committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion. A copy of our code of business conduct and ethics and our audit committee charter are available through the Investors section of our website at www.ironwoodpharma.com, under the heading Corporate Governance — Governance Documents.

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PROPOSAL No. 5
Ratification of
Our Selection
of Auditors

OUR BOARD RECOMMENDS THAT YOU RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR AUDITORS FOR FISCAL YEAR 2023

Proposal No. 5

Our audit committee has appointed Ernst & Young LLP to serve as our auditors for the fiscal year ending December 31, 2023. The firm of Ernst & Young LLP, an independent registered public accounting firm, has served as Ironwood’s auditor since 1998. Detailed disclosure of the audit and other fees billed for services rendered by Ernst & Young LLP in 2022 and 2021 are set forth below. There were no audit-related and tax fees billed for services rendered by Ernst & Young LLP in 2022 and 2021. Based on these disclosures and information in the audit committee report on page 20 of this proxy statement, our audit committee is satisfied that our auditors are sufficiently independent of management to perform their duties properly. Although not legally required to do so, our board of directors considers it desirable to seek, and recommends, stockholder ratification of its selection of auditors for fiscal year 2023.
Representatives of Ernst & Young LLP are expected to attend the virtual annual meeting to answer any questions and they will have the opportunity to make a statement if they wish.
The table below presents aggregate fees for professional audit services rendered by Ernst & Young LLP for the audits of our annual financial statements for the years ended December 31, 2022 and 2021 and fees billed for other services rendered by Ernst & Young LLP during those periods. It is the audit committee’s policy that all audit and non-audit services to be performed by Ernst & Young LLP be pre-approved. The audit committee annually reviews and pre-approves the permissible services that may be provided by Ernst & Young LLP to assure the provision of such services does not impair the auditor’s independence. In accordance with the pre-approval policy, our management informs the audit committee of each service performed by Ernst & Young LLP pursuant to the pre-approval policy. Requests to provide services that require separate approval by the audit committee are submitted to the audit committee or its designee by our chief financial officer or controller and Ernst & Young LLP. All of the services described in the following fee table were approved in conformity with the audit committee’s pre-approval policy.
	2022	2021
Audit	$1,132,151	$1,175,499
All other	$4,615	$1,990
Total	$1,136,766	$1,177,489
Audit fees for 2022 and 2021 were for professional services rendered for the audits of our financial statements and internal controls over financial reporting, including accounting consultations and reviews of quarterly financial statements.
All other services in 2022 and 2021 include license fees for a web-based accounting research tool. Other than the foregoing, Ernst & Young LLP did not provide any other services to us in 2022 or 2021.
Vote Required
The approval of the proposal to ratify the selection of Ernst & Young LLP as our auditors requires a majority of the votes cast for or against the proposal. Because we believe this matter to be routine, a broker nominee may vote on your behalf if you do not otherwise provide instructions. As a result, we do not expect there will be any broker non-votes on this matter. Abstentions will not affect the outcome of this proposal.

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User’s Guide
Our board of directors is soliciting proxies for the 2023 annual meeting of stockholders. This proxy statement explains the agenda, voting information and procedures for the meeting. Please read it carefully. This proxy statement and related materials are first being made available to stockholders on or about April 27, 2023, and the notice of internet availability of proxy materials is first being sent to our stockholders on the same day. All stockholders will also have the ability to access the proxy materials online through the Investors section of our website at www.ironwoodpharma.com, under the heading Financials — SEC Filings.
Who can vote
Only stockholders of record of our Class A common stock at the close of business on April 21, 2023 can vote at the meeting.
Quorum
In order to hold and complete the business of the annual meeting, we must have a majority of the votes entitled to be cast represented at the meeting or by proxy. On our record date, April 21, 2023, we had 155,346,103 shares of our Class A common stock outstanding and entitled to vote. With respect to all matters that will come before the meeting, each share is entitled to one vote.
Notice of internet availability of proxy materials
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials via the internet. Accordingly, we are sending a notice of internet availability of proxy materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referenced in the notice and to request to receive a printed set of the proxy materials by mail. Instructions on how to access the proxy materials over the internet and how to request a printed copy may be found in the notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the internet or through email to help reduce the environmental impact of our annual meetings.
Voting procedures — stockholders of record and beneficial owners
You are a stockholder of record if your shares of our stock are registered directly in your own name with our transfer agent, Computershare Trust Company, N.A., or Computershare. You are a beneficial owner if a brokerage firm, bank, trustee or other agent, called a “nominee,” holds your stock. This is often called ownership in “street name” because your name does not appear in the records of Computershare. If you hold your shares in street name, you should receive a voting instruction form from your nominee.
How to vote your shares.
If you are a stockholder of record, there are four ways to vote:
•
Online Before the Meeting. You may vote by proxy via the internet by following the instructions provided on the notice of internet availability of proxy materials or the proxy card. You must have the 16-digit control number that is on either the notice of internet availability of proxy materials or the proxy card when voting.

•
Online During the Meeting. You may vote online during the annual meeting through the link The 16-digit control number provided on your notice of internet availability of proxy materials or proxy card is necessary to

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access the website. The meeting will begin at 9:00 a.m. Eastern Time (with log-in beginning at 8:45 a.m. Eastern Time) on Tuesday, June 20, 2023.
•
By Telephone. If you request printed copies of the proxy materials by mail and you live in the United States or Canada, you may vote by proxy by calling the toll-free number found on the proxy card. You must have the control number that is on the proxy card when voting.

•
By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

If you are a beneficial owner of shares held in street name, there are four ways to provide voting instructions:
•
Online Before the Meeting. You may provide voting instructions via the internet by following the instructions provided on your voting instruction form. You must have the 16-digit control number that is on the voting instruction form when voting.

•
Online During the Meeting. You may vote online during the annual meeting through the link www.virtualshareholdermeeting.com/IRWD2023. The 16-digit control number provided on your voting instruction form is necessary to access the website. The meeting will begin at 9:00 a.m. Eastern Time (with log-in beginning at 8:45 a.m. Eastern Time) on Tuesday, June 20, 2023.

•
By Telephone. You may provide voting instructions by calling the toll-free number found on your voting instruction form. You must have the control number that is on the voting instruction form when voting.

•
By Mail. You may provide voting instructions by filling out the voting instruction form and sending it back in the envelope provided.

How you may revoke your proxy or voting instructions. If you are a stockholder of record, you may revoke or amend your proxy before it is voted at the annual meeting by writing to us directly in a timely manner “revoking” your earlier proxy, submitting a new proxy in a timely manner with a later date by mail, over the telephone or on the internet, or by attending the meeting and voting. Your last dated proxy timely received prior to or vote cast at the annual meeting will be counted.
What if you receive more than one notice of internet availability of proxy materials, proxy card or voting instruction form? This means that you may have more than one account at Computershare and/or with a nominee. Your notice of internet availability of proxy materials, proxy card or voting instruction form lists the number of shares you are voting. Please vote the shares on all notices of internet availability of proxy materials, proxy cards and voting instruction forms that you receive.
We recommend you consolidate your holdings under the same name, address and tax identification number, if possible. This will eliminate some duplication of mailings and reduce costs. Please contact your nominee to consolidate accounts, or our transfer agent, Computershare, at (800) 368-5948, as applicable.
Householding of proxy materials. SEC rules concerning the delivery of proxy materials allow us or your broker to send a single notice or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family, unless we have received contrary instructions from one or more of the stockholders. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our notices, annual reports, proxy statements and information statements.
We will undertake to deliver promptly, upon written request, a separate copy to a stockholder at a shared address to which a single copy of the notice of internet availability of proxy materials was delivered. You may make a written request by sending a notification to our Secretary at the address below, providing your name, your shared address, and the address to which we should direct the additional copy of the notice of internet availability of proxy materials. Multiple stockholders sharing an address who have received one copy of a mailing and would prefer us to mail each stockholder a separate copy of future mailings should contact us at the below address, as well. Additionally, if current stockholders with a shared address received multiple copies of a mailing and would prefer us to mail one copy of future mailings

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to stockholders at the shared address, notification of that request may also be sent to us at the below address. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
Any request relating to receipt of proxy materials should be sent to: Secretary, Ironwood Pharmaceuticals, Inc., 100 Summer Street, Suite 2300, Boston, Massachusetts 02110.
Abstentions and “broker non-votes.” If you are a stockholder of record and you vote “abstain” or “withhold” on any matter, your shares will not be voted on that matter and will not be counted as votes cast in the final tally of votes on that matter. However, your shares will be counted for purposes of determining whether a quorum is present. If you are a beneficial owner holding shares through a broker nominee, you may instruct your broker nominee that you wish to abstain from voting on a proposal or withhold authority to vote for one or more nominees for director.
A broker nominee generally may not vote on “non-routine” matters without receiving your specific voting instructions.
A “broker non-vote” occurs when a broker nominee holding shares in street name votes shares on some matters at the meeting but not others. Like abstentions, broker non-votes are counted as present and entitled to vote for quorum purposes, but are not counted as votes cast. Broker nominees who hold shares for the accounts of their clients have discretionary authority to vote shares if specific instructions are not given with respect to routine matters. Although the determination of whether a broker nominee will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the SEC, we expect that at the annual meeting of stockholders your broker nominee will not be able to submit a vote on the election of directors, the advisory votes on named executive officer compensation, the frequency of advisory votes on named executive officer compensation or the amendment of our 2019 Equity Incentive Plan unless it receives your specific instructions, but will be able to vote on the ratification of the selection of our independent auditors even if it does not receive your instructions. As a result, if your broker nominee does not receive your specific instructions for these proposals, it will submit a broker non-vote. The broker nominee may, however, vote on the ratification of the selection of our independent auditors even if it does not receive your instructions.
Discretionary authority. If you are a stockholder of record and you properly submit your proxy card without making any specific selections, your shares will be voted on each matter before the annual meeting in the manner recommended by our board of directors. If other matters not included in this proxy statement properly come before the annual meeting, the persons named on the proxy card, or otherwise designated, will have the authority to vote on those matters for you as they determine, to the extent permitted by Rule 14a-4(c)(1) of the Exchange Act. If you are a beneficial owner of shares held in street name, please see the discussion above regarding broker non-votes and the rules related to voting by broker nominees.
Vote required
The required vote for each of the proposals expected to be acted upon at the annual meeting is described below.
Proposal No. 1 — Election of Directors:
The board of director nominees will be determined by a plurality of the votes cast, meaning that board of director nominees with the greatest number of votes cast for election, even if less than a majority, will be elected as directors to serve for one-year terms and until his or her successor is duly elected and qualified or until their death, resignation or removal. We expect that broker nominees will not have discretion to vote on this proposal without your instruction; if you do not instruct your broker nominee how to vote on this proposal, your broker nominee will deliver a broker non- vote. Because there is no minimum vote required, abstentions and broker non-votes will not affect the outcome of this proposal.
Proposal No. 2 — Advisory (non-binding) Vote on Named Executive Officer Compensation, or “Say-on-Pay”:
Because this proposal calls for a non-binding, advisory vote there is no “required vote” that would constitute approval. However, our board of directors, including our compensation and HR committee, values the opinions of our stockholders and, to the extent there are a substantial number of votes cast against the named executive officer

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compensation disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns. We expect that broker nominees will not have discretion to vote on this proposal without your instruction; if you do not instruct your broker nominee how to vote on this proposal, your broker nominee will deliver a broker non-vote. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the outcome of this proposal.
Proposal No. 3 — Advisory (non-binding) Vote on Frequency of “Say-on-Pay” Vote:
This proposal also calls for a non-binding, advisory vote. This proposal provides a choice among three frequency periods for future advisory say-on-pay votes. The frequency period that receives the most votes (every one, two or three years) will be deemed to be the recommendation of our stockholders. However, because this vote is advisory and not binding on our board, we may decide that it is in the best interests of our stockholders and Ironwood to hold a say-on-pay vote more or less frequently than the option selected by a plurality of our stockholders. We expect that broker nominees will not have discretion to vote on this proposal without your instruction; if you do not instruct your broker nominee how to vote on this proposal, your broker nominee will deliver a broker non-vote. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the outcome of this proposal.
Proposal No. 4 — Amendment to our 2019 Plan:
The approval of this proposal requires a majority of the votes cast for or against the proposal. Abstentions and broker non-votes will not affect the outcome of this proposal. We expect that broker nominees will not have discretion to vote on this proposal without your instruction; if you do not instruct your broker nominee how to vote on this proposal, your broker nominee will deliver a broker non-vote. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the outcome of this proposal.
Proposal No. 5 — Ratification of Auditors:
The approval of this proposal requires a majority of the votes cast for or against the proposal. Abstentions and broker non-votes will not affect the outcome of this proposal. Further, because we believe this matter to be routine, a broker nominee may vote on your behalf if you do not otherwise provide instructions. As a result, we do not expect there will be any broker non-votes on this matter.
Results of the voting. We expect to announce the preliminary voting results at the annual meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which we are required to file with the SEC, within four business days following the annual meeting.
Costs of solicitation and solicitation participants. We will pay the costs of soliciting proxies. These costs also include support for the hosting of the virtual meeting. We will solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically. Our directors, our officers and our employees also may solicit proxies on our behalf, personally, electronically or by telephone, facsimile or mail or other means, without additional compensation. We may request that brokerage firms, banks and other agents forward proxy materials to beneficial owners and we would reimburse such institutions for their out-of-pocket expenses incurred.
We may also utilize the assistance of third parties in connection with our proxy solicitation efforts and we would compensate such third parties for their efforts. We have engaged one such third party, MacKenzie Partners, to assist in the solicitation of proxies and provide related advice and informational support, for service fees of up to $12,500 and the reimbursement of certain expenses.
Additional Meeting Information
We encourage you to access the meeting prior to the start time. Please allow sufficient time for online log-in, which begins at 8:45 a.m. Eastern Time. You may check your browser’s compatibility any time prior to the meeting at www.virtualshareholdermeeting.com/IRWD2023. If you want to submit a question you may do so electronically starting at the time of check-in or during the meeting.
If you have technical difficulties or trouble accessing the virtual meeting, there will be technicians ready to assist you. If you encounter any technical difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log in page.

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Stockholder Communications, Proposals
and Nominations for Directorships
Communications

A stockholder may send general communications to our board of directors, any committee of our board of directors or any individual director by directing such communication to Secretary, Ironwood Pharmaceuticals, Inc., 100 Summer Street, Suite 2300, Boston, Massachusetts 02110. All communications will be reviewed by our Secretary and, if requested by the stockholder, forwarded to our board of directors or an individual director, as applicable. Our Secretary reserves the right not to forward to our board of directors or any individual director any abusive, threatening or otherwise inappropriate materials.
Any request for materials or other communications directed to our secretary should be sent to: Secretary, Ironwood Pharmaceuticals, Inc., 100 Summer Street, Suite 2300, Boston, Massachusetts 02110.
Proposals and Nominations

Stockholders who wish to present a proposal for inclusion in our proxy materials for our 2024 annual meeting should follow the procedures prescribed in Rule 14a-8 under the Exchange Act and our bylaws. Those procedures require that we receive a stockholder proposal in writing no later than December 29, 2023 in order for such proposal to be included in our proxy materials.
Under our bylaws, stockholders who wish to nominate a director or include a proposal in our 2024 annual meeting of stockholders (but do not wish to include such proposal in our proxy materials) must give us timely notice. To be timely, a notice of director nomination or other proposal for the 2023 annual meeting of stockholders must be received by us no earlier than March 22, 2024 and no later than April 21, 2024, unless the date of the 2024 annual meeting of stockholders is more than 30 days from the anniversary date of the 2023 annual meeting of stockholders, in which event the notice must be received by us on or before 15 days after the day on which the date of the 2024 annual meeting of stockholders is first disclosed in a public announcement. The notice must contain specified information that is prescribed in our bylaws about you and the director nominee or the proposal, as applicable. If any director nomination or stockholder proposal is submitted after April 21, 2024, our bylaws provide that the nomination or the proposal shall be disregarded. Any stockholder who intends to solicit proxies in support of a director nominee other than the Company’s nominees must also comply with Rule 14a-19 under the Exchange Act.

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SEC Filings
We file annual, quarterly and current reports, as well as other information with the SEC. You can obtain any of them from the SEC at its website at www.sec.gov. The documents are also available from us without charge by requesting them in writing or by telephone from Ironwood Pharmaceuticals, Inc., 100 Summer Street, Suite 2300, Boston, Massachusetts 02110, Attention: Corporate Communications, telephone: (617) 621-7722, or by visiting the Investors section of our website at www.ironwoodpharma.com.

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Appendix A
Amended and Restated 2019 Equity
Incentive Plan
IRONWOOD PHARMACEUTICALS, INC.
AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN

1.
DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and includes certain operational rules related to those terms.
2.
PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock, Stock-based and other incentive Awards. The Plan is effective as of the Effective Date.
3.
ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; determine the form of settlement of Awards (whether in cash, shares of Stock, or other property); prescribe forms, rules and procedures relating to the Plan and Awards; and otherwise do all things necessary or desirable to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan are conclusive and bind all persons.
4.
LIMITS ON AWARDS UNDER THE PLAN

(a)   Number of Shares. Subject to adjustment as provided in Section 7(b), the maximum number of shares of Stock that may be issued in satisfaction of Awards under the Plan is (1) 16,000,000 shares, plus (2) any shares of Stock underlying awards that are forfeited, expired or are cancelled without the delivery of shares of Stock under the Company’s Amended and Restated 2010 Employee, Director and Consultant Equity Incentive Plan or the Company’s 2019 Equity Incentive Plan on and following the Effective Date (each, a “Prior Plan Award”). Up to the total number of shares of Stock set forth in the preceding sentence may be issued in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. Further, (i) any shares of Stock withheld by the Company in payment of the exercise price or purchase price of an Award or Prior Plan Award or in satisfaction of tax withholding requirements with respect to an Award or Prior Plan Award and (ii) the full number of shares of Stock covered by any Award or Prior Plan Award that is a SAR any portion of which is settled in Stock (and not only the number of shares of Stock delivered in settlement) will not be available for grant under the Plan. Any shares of Stock underlying any Awards or Prior Plan Awards that are settled in cash or that expire, become unexercisable, terminate or are forfeited to or repurchased by the Company without the issuance of Stock will become available for grant under the Plan upon the cash settlement, expiration, becoming unexercisable, termination, or forfeiture to or repurchase by the Company of such Awards or Prior Plan Awards. For the avoidance of doubt, the number of shares of Stock available for delivery under the Plan will not be increased by any shares of Stock delivered under the Plan that are subsequently repurchased using proceeds directly attributable to Stock Option exercises. The limits set forth in this Section 4(a) will be construed to comply with Section 422.
(b)   Substitute Awards. The Administrator may grant Substitute Awards under the Plan. To the extent consistent with the requirements of Section 422 and the regulations thereunder and other applicable legal requirements (including applicable stock exchange requirements), Stock issued under Substitute Awards will be in addition to and will not reduce the number of shares available for Awards under the Plan set forth in Section 4(a), but, notwithstanding anything in

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Section 4(a) to the contrary, if any Substitute Award is settled in cash, expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the issuance of Stock, the shares of Stock previously subject to such Award will not be available for future grants under the Plan. The Administrator will determine the extent to which the terms and conditions of the Plan apply to Substitute Awards, if at all, provided, however, that Substitute Awards will not be subject to, or counted toward, the per-Participant Award limits described in Section 4(d) below.
(c)   Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock, treasury Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.
(d)   Individual Limit.
(1)   Awards comprising no more than 2,000,000 shares of Stock may be granted to any person under the Plan in any calendar year. In applying the foregoing limit, (i) all Awards granted to the same person in the same calendar year are aggregated and made subject to one limit; (ii) the limit as applicable to Stock Options and SARs refers to the number of shares of Stock underlying those Awards; and (iii) the share limit as applicable to Awards other than Stock Options and SARs refers to the maximum number of shares of Stock that may be delivered, or the value of which could be paid in cash or other property, under an Award or Awards assuming a maximum payout.
(2)   Notwithstanding the foregoing limit, the aggregate value of all compensation granted or paid to any Director with respect to any calendar year, including Awards granted under the Plan and cash fees or other compensation paid by the Company to such Director outside of the Plan, for his or her services as a Director during such calendar year may not exceed $600,000 in the aggregate, calculating the value of any Awards based on the grant date fair value in accordance with the Accounting Rules, assuming a maximum payout.
5.
ELIGIBILITY AND PARTICIPATION

The Administrator shall select Participants from among Employees and Directors of, and consultants and advisors to, the Company and its subsidiaries. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 5 who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Treas. Regs. §1.409A-1(b)(5)(iii)(E).
6.
RULES APPLICABLE TO AWARDS

(a)   All Awards.
(1)   Award Provisions. The Administrator shall determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.
(2)   Term of Plan. No Awards may be made after 10 years from the Date of Adoption, but previously granted Awards may continue beyond that date in accordance with their terms.
(3)   Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime, ISOs and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), SARs and NSOs may be exercised only by the Participant. The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs, subject to applicable securities and other laws and such limitations as the Administrator may impose.
(4)   Vesting. The Administrator shall determine the time or times at which an Award vests or becomes exercisable and the terms on which a Stock Option or SAR remains exercisable. Without limiting the foregoing, the

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Administrator may at any time accelerate the vesting or exercisability of an Award, including, but not limited to, in connection with providing consideration for a restrictive covenant, regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, the following rules will apply if a Participant’s Employment ceases:
(A)   Except as provided in (B) and (C) below, immediately upon the cessation of the Participant’s Employment each Stock Option and SAR that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited.
(B)   Subject to (C) and (D) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.
(C)   Subject to (D) below, all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to death or Disability, to the extent then exercisable, will remain exercisable for the lesser of (i) the one-year period ending with the first anniversary of the Participant’s cessation of Employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate. In addition, if the Participant’s Employment ceases for any reason other than pursuant to (D) below and in the three months following such cessation of Employment the Participant dies or experiences a Disability, the exercisability of all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, will automatically be extended upon such event and will remain exercisable for the lesser of (i) the one-year period ending with the first anniversary of the Participant’s cessation of Employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.
(D)   All Stock Options and SARs (whether or not exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause.
(5)   Recovery of Compensation. The Administrator may provide in any case that outstanding Awards (whether or not vested or exercisable) and the proceeds from the exercise or disposition of Awards or Stock acquired under Awards will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the Participant to whom the Award was granted violates (i) a non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment or other restrictive covenant by which he or she is bound, or (ii) any Company policy applicable to the Participant that provides for forfeiture or disgorgement with respect to incentive compensation that includes Awards under the Plan. In addition, the Administrator may require forfeiture and disgorgement to the Company of outstanding Awards and the proceeds from the exercise or disposition of Awards or Stock acquired under Awards, with interest and other related earnings, to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Exchange Act, or any related Company policy. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees or will be deemed to have agreed to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement required hereunder. Neither the Administrator nor the Company nor any other person, other than the Participant and his or her permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or his or her permitted transferees, if any, that may arise in connection with this Section 6(a)(5).

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(6)   Taxes. The delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award. The Administrator shall prescribe such rules for the withholding of taxes with respect to any Award as it deems necessary, including, but not limited to, (a) providing that the Administrator may hold back shares of Stock from an Award, (b) permitting a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements, or (c) permitting an authorized broker-dealer to sell shares of Stock subject to an Award and remit the cash proceeds of such sale to the Company to satisfy any tax withholding requirements related to such Award (provided that such arrangements will not result in withholding in excess of the maximum withholding amount consistent with the award being subject to equity accounting treatment under the Accounting Rules).
(7)   Dividends and Dividend Equivalents. The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award; provided, however, that (a) dividends or dividend equivalents relating to an Award that, at the dividend payment date, remains subject to a risk of forfeiture (whether service-based or performance-based) shall be subject to the same risk of forfeiture as applies to the underlying Award and (b) no dividends or dividend equivalents shall be payable with respect to Options or SARs. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the requirements of Section 409A. Dividends or dividend equivalent amounts payable in respect of Awards that are subject to restrictions may be subject to such limits or restrictions as the Administrator may impose.
(8)   Rights Limited. Nothing in the Plan may be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or any of its subsidiaries, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any of its subsidiaries to the Participant.
(9)   Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or any of its subsidiaries. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or any of its subsidiaries may be settled in Stock (including, without limitation, Unrestricted Stock) under the Plan if the Administrator so determines, in which case the shares delivered will be treated as awarded under the Plan (and will reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4).
(10)   Section 409A.
(A)   Without limiting the generality of Section 11(b) hereof, each Award will contain such terms as the Administrator determines and will be construed and administered, such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.
(B)   Notwithstanding Section 9 of this Plan or any other provision of this Plan or any Award agreement to the contrary, the Administrator may unilaterally amend, modify or terminate the Plan or any outstanding Award, including but not limited to changing the form of the Award, if the Administrator determines that such amendment, modification or termination is necessary or advisable to avoid the imposition of an additional tax, interest or penalty under Section 409A.
(C)   If a Participant is deemed on the date of the Participant’s termination of Employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6(a)(10)(C) (whether they would have otherwise been payable in

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a single lump sum or in installments in the absence of such delay) will be paid on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Award agreement.
(D)   For purposes of Section 409A, each payment made under this Plan will be treated as a separate payment.
(E)   With regard to any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a change in control of the Company or other similar event, to avoid the imposition of an additional tax, interest or penalty under Section 409A, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.
(b)   Stock Options and SARs.
(1)   Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, no Stock Option or SAR will be deemed to have been exercised until the Administrator receives notice of exercise in a form acceptable to the Administrator that is signed by the appropriate person and accompanied by any payment required under the Award. Any attempt to exercise a Stock Option or SAR by any person other than the Participant will not be given effect unless the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so. No term of an Award shall provide for automatic “reload” grants of additional Awards upon the exercise of a Stock Option or SAR.
(2)   Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise must be no less than 100% (in the case of an ISO granted to a 10-percent stockholder within the meaning of subsection (b)(6) of Section 422, 110%) of the Fair Market Value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant.
(3)   Payment of Exercise Price. Where the exercise of an Award is to be accompanied by payment, payment of the exercise price must be by cash or check acceptable to the Administrator or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of previously acquired unrestricted shares of Stock, or the withholding of unrestricted shares of Stock otherwise deliverable upon exercise, in either case that have a Fair Market Value equal to the exercise price, (ii) through a broker-assisted exercise program acceptable to the Administrator, (iii) by other means acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment. The delivery of previously acquired shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.
(4)   Maximum Term. The maximum term of Stock Options and SARs must not exceed 10 years from the date of grant (or five years from the date of grant in the case of an ISO granted to a 10-percent stockholder described in Section 6(b)(2) above).
(5)   No Repricing. Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares) or as otherwise contemplated by Section 7 below, the Company may not, without obtaining stockholder approval, (A) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs, (B) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs with an exercise price or base value that is less than the exercise price or base value of the original Stock Options or SARs, or (C) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash or other consideration.

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7.
EFFECT OF CERTAIN TRANSACTIONS

(a)   Covered Transactions. Except as otherwise expressly provided in an Award agreement, another agreement between the Company and a Participant, or the Company’s Change of Control Severance Plan or otherwise by the Administrator, the following provisions will apply in the event of a Covered Transaction:
(1)   Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for (A) the assumption or continuation of some or all outstanding Awards or any portion thereof or (B) the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.
(2)   Cash-Out of Awards. Subject to Section 7(a)(5) below, the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the Fair Market Value of one share of Stock times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of a SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; provided, however, for the avoidance of doubt, that if the exercise or purchase price (or base value) of an Award is equal to or greater than the Fair Market Value of one share of Stock, the Award may be cancelled with no payment due hereunder or otherwise in respect of such Award.
(3)   Acceleration of Certain Awards. Subject to Section 7(a)(5) below, the Administrator may provide that any Award requiring exercise will become exercisable, in full or in part, and/or that the delivery of any shares of Stock remaining deliverable under any outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated, in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.
(4)   Termination of Awards upon Consummation of a Covered Transaction. Except as the Administrator may otherwise determine in any case, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) immediately upon consummation of the Covered Transaction, other than any Award that is assumed or substituted pursuant to Section 7(a)(1) above.
(5)   Additional Limitations. Any share of Stock and any cash or other property or other award delivered pursuant to Section 7(a)(1), Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or an acceleration under Section 7(a)(3) above will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.
(b)   Changes in and Distributions with Respect to Stock.
(1)   Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules, the Administrator shall make appropriate adjustments to the maximum number of shares of Stock specified in Section 4(a) that may be issued under the Plan and to the maximum share limits described in Section 4(d), and shall make appropriate adjustments to the

A-6   Ironwood

number and kind of shares of stock or securities underlying Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.
(2)   Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan, having due regard for the qualification of ISOs under Section 422 and the requirements of Section 409A, to the extent applicable.
(3)   Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.
8.
LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been registered with the U.S. Securities and Exchange Commission and listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to the exercise of an Award or the delivery of shares of Stock under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Stock required to be issued to Participants under the Plan will be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that stock certificates will be issued to Participants under the Plan or the Shares will be evidenced by book-entry, the Administrator may require that any certificates evidencing Stock issued under the Plan or the book-entry reflecting the issuance of Stock under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold any such certificates pending lapse of the applicable restrictions.
9.
AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, however, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time the Award was granted. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code) or applicable stock exchange requirements, as determined by the Administrator.
10.
OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.
11.
MISCELLANEOUS

(a)   Waiver of Jury Trial. By accepting or being deemed to have accepted an Award under the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the

2023 Proxy Statement   A-7

Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.
(b)   Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any of its subsidiaries, nor the Administrator, nor any person acting on behalf of the Company, any of its subsidiaries, or the Administrator, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest or penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to an Award.
12.
ESTABLISHMENT OF SUB-PLANS

The Administrator may at any time and from time to time establish one or more sub-plans under the Plan (for local-law compliance purposes or other administrative reasons determined by the Administrator) by adopting supplements to the Plan containing, in each case, such limitations on the Administrator’s discretion under the Plan, and such additional terms and conditions, as the Administrator deems necessary or desirable. Each supplement so established will be deemed to be part of the Plan but will apply only to Participants within the group to which the supplement applies (as determined by the Administrator).
13.
GOVERNING LAW

(a)   Certain Requirements of Corporate Law. Awards will be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.
(b)   Other Matters. Except as otherwise provided by the express terms of an Award agreement, under a sub-plan described in Section 12 or as provided in Section 13(a) above, the domestic substantive laws of the State of Delaware govern the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
(c)   Jurisdiction. By accepting (or being deemed to have accepted) an Award, each Participant will be deemed to (a) have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (b) agree not to commence any suit, action or other proceeding arising out of or based upon the Plan or an Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware; and (c) waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.

A-8   Ironwood

EXHIBIT A
Definition of Terms
The following terms, when used in the Plan, have the meanings and are subject to the provisions set forth below:
“Accounting Rules”: Financial Accounting Standards Board Accounting Standards Codification Topics 505 and 718, as applicable, or any successor provision.
“Administrator”: The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members (or one or more other members of the Board, including the full Board) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by Section 152 or 157(c) of the Delaware General Corporation Law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” will include the person or persons so delegated to the extent of such delegation. Notwithstanding the foregoing, only the Board or the Compensation Committee shall be authorized to grant an Award to any director of the Company or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).
“Award”: Any or a combination of the following:
(i)   Stock Options.
(ii)   SARs.
(iii)   Restricted Stock.
(iv)   Unrestricted Stock.
(v)   Stock Units, including Restricted Stock Units.
(vi)   Performance Awards.
(vii)   Awards (other than Awards described in (i) through (vi) above) that are convertible into or otherwise based on Stock.
“Board”: The Board of Directors of the Company.
“Cause”: With respect to a Participant, (i) dishonesty with respect to the Company or any affiliate of the Company, (ii) insubordination, substantial malfeasance or non-feasance of duty, (iii) unauthorized disclosure of confidential information, (iv) breach by a Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company or any affiliate of the Company, and (v) conduct substantially prejudicial to the business of the Company or any affiliate of the Company; provided, however, that this definition of “Cause” shall be superseded by (a) the definition of “Cause” contained in an agreement between a Participant and the Company or any affiliate of the Company that is in effect at the time of such termination, with respect to that Participant and (b) the definition of “Cause” contained in the Company’s Change of Control Severance Benefit Plan to the extent such plan is in effect at the time of such termination, the Participant is a participant in such plan and such termination occurs within the period during which the Participant is eligible for enhanced severance benefits under the Company’s Change of Control Severance Benefit Plan. The determination of the Administrator as to the existence of Cause will be conclusive on the Participant and the Company; provided, however, that if the determination is made within the period during which the Participant is eligible for enhanced severance benefits under the Company’s Change of Control Severance Benefit Plan, then the determination will be subject to de novo review.
“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.
“Compensation Committee”: The Compensation and HR Committee of the Board.
“Company”: Ironwood Pharmaceuticals, Inc., a Delaware corporation.

2023 Proxy Statement   A-9

“Covered Transaction”: Any of (i) a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.
“Date of Adoption”: The earlier of the date The Ironwood Pharmaceuticals, Inc. 2019 Equity Incentive Plan was first approved by the Company’s stockholders or adopted by the Board, as determined by the Committee.
“Director”: A member of the Board who is not an Employee.
“Disability”: A disability that would entitle a Participant to long-term disability benefits under the Company’s long-term disability plan in which the Participant participates. If a Participant does not participate a long-term disability plan of the Company, Disability means a permanent and total disability as defined in Section 22(e)(3) of the Code.
“Effective Date”: The date on which the Plan is first approved by the Company’s stockholders.
“Employee”: Any person who is employed by the Company or any of its subsidiaries.
“Employment”: A Participant’s employment or other service relationship with the Company or any of its subsidiaries. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to, the Company or any of its subsidiaries. If a Participant’s employment or other service relationship is with any subsidiary of the Company and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless the Participant transfers Employment to the Company or any of its remaining subsidiaries. Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election will be deemed a part of the Plan.
“Exchange Act”: The Securities Exchange Act of 1934, as amended.
“Fair Market Value”: As of a particular date, (i) the closing price for a share of Stock reported on the Nasdaq Stock Market (or any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator consistent with the rules of Section 422 and Section 409A to the extent applicable.
“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO.
“NSO”: A Stock Option that is not intended to be an “incentive stock option” within the meaning of Section 422.
“Participant”: A person who is granted an Award under the Plan.
“Performance Award”: An Award subject to Performance Criteria.

A-10   Ironwood

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss and may be applied to the Participant individually, or to a business unit or division or the Company as a whole and may relate to any or any combination of the following (measured either absolutely or by reference to an index or indices or the performance of one or more companies and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, product or product candidate, project or geographical basis or in combinations thereof), among any other criteria determined by the Administrator: achievement of research, clinical trial or other drug development objectives; achievement of regulatory objectives; achievement of manufacturing and/or supply chain or other operational objectives; sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures, licenses, collaborations and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; or any other objectives determined by the Administrator. The Administrator may provide that one or more of the Performance Criteria applicable to such Award will be adjusted to reflect events (including, but not limited to, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the applicable performance period that affect the applicable Performance Criterion or Criteria.
“Plan”: The Ironwood Pharmaceuticals, Inc. Amended and Restated 2019 Equity Incentive Plan, as from time to time amended and in effect.
“Restricted Stock”: Stock subject to restrictions requiring that it be forfeited, redelivered or offered for sale to the Company if specified service or performance-based conditions are not satisfied.
“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.
“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value at the discretion of the Administrator) equal to the excess of the Fair Market Value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.
“Section 409A”: Section 409A of the Code.
“Section 422”: Section 422 of the Code.
“Stock”: Class A common stock of the Company, par value $0.001 per share.
“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.
“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.
“Substitute Awards”: Awards issued under the Plan in substitution for equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition.
“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

2023 Proxy Statement   A-11

SCAN TOVIEW MATERIALS & VOTE IRONWOOD PHARMACEUTICALS, INC. 100 SUMMER STREET, SUITE 2300BOSTON, MA 02110 VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveYou may use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 19, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/IRWD2023You may also vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 19, 2023. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V12479-P91312 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY IRONWOOD PHARMACEUTICALS, INC. For Withhold For All To withhold authority to vote for any individual The Board of Directors recommends you vote FOR ALL the following: AllAll Except nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. 1.Election of Directors. To elect nine director nominees numbered 01 through 09 to serve for a one-year term extending until the 2024 annual meeting of stockholders and their successors are duly elected and qualified.Nominees: !!! 01)Mark Currie, Ph.D.02)Alexander Denner, Ph.D.03)Andrew Dreyfus04)Jon Duane05)Marla Kessler 06)Thomas McCourt07)Julie McHugh08)Catherine Moukheibir09)Jay Shepard The Board of Directors recommends you vote FOR the following proposal:For Against Abstain 2.Approval, by non-binding advisory vote, of the compensation paid to the named executive officers. !!! The Board of Directors recommends you vote 1 Year on the following proposal: 1 Year 2 Years 3 Years Abstain 3.To recommend, by non-binding advisory vote, the frequency of future advisory votes on the compensation paid to the named executive officers.! !!! The Board of Directors recommends you vote FOR the following proposals:For Against Abstain4.Approval of Ironwood Pharmaceuticals, Inc.'s Amended and Restated 2019 Equity Incentive Plan.!!!5.Ratification of the selection of Ernst & Young LLP as Ironwood Pharmaceuticals, Inc.'s independent registered public accounting firm for 2023.!!!NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.V12480-P91312IRONWOOD PHARMACEUTICALS, INC.Annual Meeting of Stockholders Tuesday, June 20, 2023 9:00 AM Eastern Time This proxy is solicited by the Board of DirectorsThe stockholder(s) hereby appoint(s) Thomas McCourt and Sravan Emany, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of IRONWOOD PHARMACEUTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, Eastern Time on Tuesday, June 20, 2023 via live webcast at www.virtualshareholdermeeting.com/IRWD2023, and any adjournment or postponement thereof. The stockholder(s) hereby revoke(s) any proxy previously given and acknowledge(s) receipt of the notice and proxy statement for the Annual Meeting of Stockholders.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.Continued and to be signed on reverse side